Exhibit 1

Profit Announcement

For the six months ended 31 March 2005

This interim profit announcement has been prepared for distribution in the United States of America

TABLE OF CONTENTS	Interim Profit Announcement 2005

Introduction

1.	Press Release

2.	Results at a Glance
	2.1	Earnings
	2.2	Summary financial position

3.	Review of Group Operations
	3.1	Summary
	3.2	Review of earnings
	3.3	Credit quality
	3.4	Capital and dividends
	3.5	Regulatory developments
	3.6	Corporate governance and responsibility
	3.7	Outlook

4.	Business Unit Performance
	4.1	Business and Consumer Banking
	4.2	Westpac Institutional Bank
	4.3	New Zealand
	4.4	BT Financial Group (Australia)
	4.5	Pacific Banking
	4.6	Group Business Unit

5.	2005 Interim Financial Information
	5.1	Consolidated statement of financial performance (Unaudited)
	5.2	Consolidated statement of financial position (Unaudited)
	5.3	Consolidated statement of cash flows (Unaudited)
	5.4	Movement in retained profits (Unaudited)
	5.5	Notes to 2005 interim financial information (Unaudited)
	5.6	Statement in relation to the financial statements

6.	Other Information
	6.1	Credit ratings and exchange rates
	6.2	Disclosure regarding forward-looking statements
	6.3	Shareholder calendar

7.	Segment Result
	7.1	Half year segment result
	7.2	New Zealand Business Unit performance (A$equivalent to 4.3)

8.	Glossary

In this announcement references to ‘Westpac’, ‘WBC’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities.

The 2005 Interim Profit Announcement contains ‘forward-looking statements’ within the meaning of section 21E of the US Securities Exchange Act of 1934. Refer to section 6.2 for further details regarding ‘forward-looking statements’.

INTRODUCTION

This interim profit announcement has been prepared for distribution in the United States.

Our interim period refers to the six months ended 31 March 2005. Throughout this profit announcement we also refer to the six months ended 31 March 2004 (the prior corresponding period) and the six months ended 30 September 2004 (the prior period).

The selected financial information contained in this profit announcement (other than certain percentages and average amounts quoted) has been derived from the unaudited consolidated interim financial report for Westpac Banking Corporation and its controlled entities for the six months ended 31 March 2005 and 31 March 2004. The interim financial report has been prepared in accordance with generally accepted accounting principles in Australia (Australian GAAP). This profit announcement also includes information that has been prepared in accordance with generally accepted accounting principles in the United States (US GAAP).  This information has been derived from the unaudited consolidated interim financial statements for Westpac after having made adjustments for US GAAP requirements.

All dollar values in this announcement are in Australian dollars unless otherwise noted. References to ‘US$’ or US dollars are to United States dollars, references to ‘dollar amounts’, ‘$’ or ‘A$’ are to Australian dollars and references to ‘NZ$’ are to New Zealand dollars. For the convenience of the reader, this profit announcement contains translations of certain Australian dollar amounts into US dollars at specified rates. These translations should not be construed as representations that the Australian dollar amounts actually represent such US dollar amounts or have been or could be converted into US dollars at the rate indicated. Unless otherwise stated, the translation of Australian dollars into US dollars has been made at the rate of A$1 = US$0.7729, the noon buying rate in New York City for cable transfers in Australian dollars as certified for customs purposes by the Federal Reserve Bank of New York (the ‘noon buying rate’) on 31 March 2005. Refer to section 6.1, ‘Credit Ratings and Exchange Rates’ for information regarding the rates of exchange between the Australian dollar and the US dollar for the two prior six month periods.  When necessary, comparative figures for the six months to 31 March 2004 and the six months to 30 September 2004 have been adjusted to conform to changes in presentation and classification in this interim period.

In addition to discussing the Australian GAAP financial information in this announcement, we also discuss the following non-GAAP financial information:

Cash Earnings

Net profit attributable to equity holders in this announcement is calculated in accordance with Australian GAAP. Cash earnings adds back to net profit attributable to equity holders the amortisation of goodwill and subtracts distributions paid on other equity instruments(1). The cash earnings measure also eliminates the pre-tax revaluation impact of the hedge related to our latest hybrid capital instrument, US$525 million Trust Preferred Securities 2004 (TPS 2004), as the hybrid capital instrument itself is not revalued(2).  Management believes cash earnings is a useful measure of financial performance, as the reported net profit result includes the above material items that do not affect cash flows available for distribution to ordinary shareholders.  Cash earnings does not refer to, or in any way purport to represent the cash flows, funding or liquidity position of the Group.  It does not refer to any amount represented on a statement of cash flow.  A reconciliation of our Group cash earnings to our net profit attributable to equity holders is contained in section 2.1, Earnings. A reconciliation of Business Unit cash earnings to net profit from operations for each business unit is contained in section 4, Business Unit Performance.

(1)                               Other equity instruments, also referred to as hybrid capital instruments throughout this announcement, include: A$655 million Fixed Interest Resettable Trust Securities (FIRsTS); US$750 million Trust Preferred Securities 2003 (TPS 2003); and US$525 million Trust Preferred Securities 2004 (TPS 2004).

(2)                               Cash earnings removes the revaluation of the hedge related to TPS 2004 from net profit (TPS 2004 revaluation). The reason for this adjustment is that the Australian GAAP accounting treatment applied to the structure results in a change in reported earnings due to fluctuations in exchange rates, but has no economic impact on the Group.  More specifically, changes in the market value of the NZ$/US$ cross currency swap entered into, as part of the TPS 2004 structure, are reflected in net profit, while the underlying equity instrument is reported at historic value.  As a result non-interest income in the current half includes a $40 million unrealised loss associated with the revaluation of the NZ$/US$ cross currency swap.  The revaluation of the NZ$/US$ cross currency swap was undertaken at the NZ$/US$ exchange rate of NZ$0.7082=US$1.00 on 31 March 2005. Accordingly, to ensure cash earnings accurately reflects earnings available for distribution to shareholders, $40 million is added back to net profit.

Post implementation of International Financial Reporting Standards (IFRS), TPS 2004 are expected to be classified as debt and the revaluation of the debt and the swap will then offset. With a consistent accounting treatment through the structure there will be no adverse earnings impact post IFRS.

Group Economic Profit

Group economic profit is defined as cash earnings less a capital charge calculated by management at 11.6%(1) of average adjusted ordinary equity, plus 70% of the value of franking credits paid to shareholders. Group economic profit is used by management as a key measure of financial performance, because it focuses on shareholder value by requiring a return in excess of a risk adjusted cost of capital.  A reconciliation of Group economic profit to net profit attributable to equity holders is contained in section 2.1.1, Key Financial Data.

Other companies may use different methodologies to calculate Group economic profit or similar non-GAAP financial measures.

Business Unit Economic Profit

Business Unit economic profit is defined as cash earnings less a capital charge calculated at 12%¹ of allocated capital plus 70% of the value of Australian tax paid.  Consistent with Group economic profit above, this measure is used by management as a key measure of our financial performance, because it focuses on shareholder value by requiring a return in excess of a risk adjusted cost of capital for that Business Unit. A reconciliation of Business Unit economic profit to net profit after tax for each Business Unit is contained in section 4, Business Unit Performance.

Other companies may use different methodologies to calculate Business Unit economic profit or similar non-GAAP financial measures.

Adjusted Common Equity

Tier 1 capital is calculated in accordance with Australian Prudential Regulation Authority (APRA) guidelines for determining a bank’s minimum capital requirements. Adjusted Common Equity (ACE) is calculated as Tier 1 capital less investments in non-banking subsidiaries and hybrid capital instruments (net of excess of 25% of Tier 1 capital).  This measure also adds back the carrying amount of capitalised expenditure. The ACE ratio has become the capital measure frequently used by analysts and rating agencies to assess a bank’s capital strength. Management believes that the ACE ratio is widely accepted and is a conservative measure of the amount of ordinary equity that explicitly supports a banking business, deducting the entire investment in non-banking subsidiaries from shareholders’ equity. A reconciliation of Tier 1 capital to ACE is contained in section 2.2.1, Key Financial Data.

Performance Ratios

In this announcement we present certain performance ratios using both the Australian GAAP measure of net profit attributable to equity holders and the non-GAAP measure of cash earnings. Management believes it is useful to present certain performance ratios using both the Australian GAAP and cash earnings measures for the reasons outlined in the cash earnings discussion above. The following ratios have been presented as Australian GAAP and cash earnings measures respectively:

•             Basic earnings per ordinary share and cash earnings per ordinary share;

•             Dividend payout ratio and cash earnings dividend payout ratio; and

•             Net profit return on average adjusted ordinary equity and cash earnings return on average adjusted ordinary equity.

Where these ratios are calculated using cash earnings instead of net profit attributable to equity holders, the ratio does not include the impact of goodwill amortisation, distributions paid on other equity instruments, and the revaluation impact associated with the hedge of TPS 2004 for the reasons discussed above.

Management considers cash earnings per share a useful measure of financial performance for the reasons noted in cash earnings above.  In addition, this measure is used in the Australian investment broking community, as well as by Westpac’s Australian competitors with similar business portfolios.  Cash earnings per share does not refer to, or in any way purport to represent, the cash flows, funding or liquidity position of the Group on a per share basis.  It does not refer to any amount represented on a statement of cash flows.

Average Adjusted Ordinary Equity

Average adjusted ordinary equity is calculated as the monthly average of ordinary shareholders’ equity plus accumulated goodwill amortisation less the estimated interim dividend net of estimated dividend

(1)                               Following a review of the appropriateness of the interest rate used to determine the capital charge in 2004, management reduced the capital charge to 11.6% of average adjusted ordinary equity (previously 12%). Comparative information has been restated to reflect this change. We have not changed the capital charge for Business Unit economic profit, which remains at 12% of allocated capital.

reinvestment. Management believes this measure of average adjusted ordinary equity is useful in the calculation of Return on Equity (ROE) and cash earnings ROE, as it takes into consideration the original cost of acquisitions by adding back accumulated goodwill amortisation and also adjusts equity for the distribution of expected dividends estimated by management, which in accordance with Australian GAAP are not accrued during the period.

Ordinary shareholders’ equity is calculated each month as total equity less outside equity interests and other equity instruments.  Management uses an estimate for the average interim dividend relating to the current interim financial reporting period, but not distributed at balance date.  Management also estimates a level of dividend reinvestment in respect of the expected interim dividend.  Management bases this on its expectation of ordinary shareholder participation in the Group’s Dividend Reinvestment Plan, taking into account recent participation experience.  Management believes that ordinary shareholders’ equity, adjusted for the expected dividend, is a more appropriate measure of capital from which to determine shareholders’ returns, as this measure recognises the reduction in capital for dividends relating to the current reporting period, but not formally determined by the Board until after the end of the interim financial reporting period.

In accordance with Australian Accounting Standard AASB 1044 Provisions effective from 1 October 2002, a provision is only made for dividends once declared, determined or publicly recommended by the Directors on or before the end of interim financial reporting period, but not distributed as at balance date.  Previously, in addition to providing for any dividends declared, determined or publicly recommended by the Directors on or before the end of the interim financial reporting period, but not distributed at balance date, a provision was also made for dividends to be paid out of retained profits at the end of the interim period where the dividend was proposed, recommended or declared between the end of the interim financial period and the completion of the interim financial report.

Other companies may use different methodologies to calculate average adjusted ordinary equity or similar non-GAAP financial measures.

Economic Capital and Allocated Capital

Neither Australian GAAP or US GAAP prescribes a method for allocating capital to Business Units. For management and reporting purposes, we allocate capital to Business Units based on an assessment of capital required, for a given level of confidence, to offset potential unexpected losses associated with conducting business. The capital allocated in this manner is termed economic capital.  The total level of economic capital required for each business unit is based on the following factors:

•             Credit Risk

•             Market Risk

•             Interest Rate Risk

•             Operational Risk

•             Strategic Risk

•             Liquidity Risk

•             Insurance Risk

•             Equity Risk

•             Model Risk

•             Goodwill and Other Intangibles

Where necessary, the total level of economic capital is scaled up or down to reconcile to the target level of ordinary equity¹ that Westpac seeks to hold. The scaled amount of economic capital comprises the allocated capital for each Business Unit.  The actual amount of ordinary shareholders’ equity may be greater or less than this amount depending on where it stands relative to the target level of ordinary equity(1). Surplus ordinary equity is allocated to the Other segment.

The capital allocation methodology involves judgement by management and, from time to time, may be revised. This may affect measures such as Business Unit economic profit. Furthermore, the allocation of economic capital to Business Units is a dynamic process and is affected by current business activity, volumes and other environmental factors. Other companies may use different methodologies to allocate capital to their Business Units.

(1)                               Adjusted common equity (ACE) is our key target ratio for ordinary equity.

PRESS RELEASE

Westpac delivers record net profit attributable to equity holders

Westpac Banking Corporation today announced a record net profit attributable to equity holders of $1,325 million, for the six months ended 31 March 2005, up 8% compared to the same period last year. Cash earnings(1) increased 12% to $1,380 million.

Key features of the result include:

•             Basic earnings per share up 10% to 68 cents;

•             Cash earnings per share(2) up 12% to 75 cents;

•             Interim dividend 49 cents, fully franked, up 17%;

•             Economic profit up 18% to $900 million;

•             Return on equity (ROE)(3) of 19.3%;

•             Cash earnings ROE(4) of 21%; and

•             Expense to income ratio(5) of 48% down from 50%.

All comparisons are with the 2004 interim result.

‘Westpac Chief Executive Officer, Dr. David Morgan said: “This result shows Westpac is continuing to deliver strong growth and solid returns in a tougher trading environment.  The strength of this result was shown in basic earnings per share growth of 10%, and our return on equity above 19%.”

“We are operating this business to achieve long term profitable growth.  This was clearly reflected in this half’s result and demonstrates our discipline in pricing and not seeking growth for growth’s sake. Overall our margins were only down 8 basis points, a good result given the current competitive intensity.

“We continue to reinvest in our businesses giving us the flexibility to meet the challenges ahead.  Most importantly, revenue growth was significantly ahead of expense growth.  This has driven further productivity improvements, with our expense to income ratio continuing to track down.

“The foundations are in place to further drive up revenues and productivity improvements while simplifying how we do business with our customers.

“We have again delivered solid results across all our Business Units. A significant achievement is the outstanding BT result.  This confirms our decision to acquire BT in 2002 was the right one.  It has been the springboard for growth of our wealth management business.

“Remaining focused on what we do well and understanding where and how we want to compete, has again delivered for shareholders,” Dr Morgan said.

Key business unit results include:

•             Australian Business and Consumer Banking (BCB) delivered an 18% increase in net profit after tax compared to the prior corresponding period in 2004. Business lending was up 10%, mortgage outstandings grew 8% and consumer credit cards increased 5%. While Westpac has intentionally avoided the higher growth and higher risk sections of the consumer market, such as low documentation lending and personal lending, we are committed to improving productivity, particularly in our salesforce;

(1)                               Cash earnings adds back to net profit attributable to equity holders the amortisation of goodwill and subtracts distributions paid on other equity instruments.  It also adds back the revaluation loss associated with the hedge of TPS 2004.  For a reconciliation of Group cash earnings to our net profit attributable to equity holders, refer to section 2.1 Earnings.  For further details on the definition of cash earnings refer to Introduction on page 1.

(2)                               Cash earnings divided by the daily weighted average number of ordinary shares outstanding.  The daily weighted average number of ordinary shares outstanding is calculated in accordance with Australian accounting standard AASB 1027 Earnings per Share.

(3)                               Net profit attributable to equity holders less distributions on our hybrid capital instruments divided by average adjusted ordinary equity. Equity used in the calculation of ‘return on equity’ is based on average adjusted ordinary equity. A reconciliation of average adjusted ordinary equity is contained in section 2.2.1, Key Financial Data.

(4)                               Calculated as cash earnings divided by average adjusted ordinary equity.

(5)                               Calculated as Group operating expenses excluding goodwill amortisation and bad and doubtful debts divided by Group net operating income.

•             Institutional Bank net profit after tax was up 23% including strong results from financial markets trading, up 32% and from client business revenues, up 12%;

•             New Zealand retail banking and wealth management net profit after tax was up 9% (in local currency). Total lending grew 13%, despite intense competition in the mortgage market; and

•             BT Financial Group (BTFG) net profit after tax was up 55%. This strong performance reflects growing revenues from improved investment ratings and more favourable market conditions. Total funds under management increased 6% to $40 billion. All of BTFG’s core asset funds are now in the top quartile ranking over two years.  There was a 48% increase in funds under administration to $27 billion, supported by continued strong growth in Wrap (BT’s investment platforms’ service that offers simple access to a wide range of investment options) of 43%.

“Today’s high quality result and our confidence in the future has allowed us to pass on a 17% higher dividend to our shareholders,” Dr Morgan said.

“Our revenue growth and expense control remain strong and credit quality is first class.  The result shows that Westpac has the resilience and flexibility to meet the competitive and trading challenges as they arise.”

Outlook

“Economic growth in both New Zealand and Australia has eased back from the strong levels of recent years. Further, new competitors are entering many segments of the market and increasingly using price as a competitive lever,” Dr Morgan said.

“Offsetting these factors is the strong position of the household sector in both Australia and New Zealand, with unemployment rates at record low levels and continuing recent trends of low levels of loan losses.

“Overall, we expect the sector to be slightly more subdued but still supportive of earnings growth over the coming period.

“Westpac remains well positioned with the right business mix, the right management team and a clear focus on medium term shareholder value.

“Consequently, we expect to deliver earnings growth at the upper end of the major Australian banks,” Dr Morgan said.

This outlook section contains “forward-looking statements” within the meaning of section 21E of the US Securities Exchange Act of 1934.  Refer to section 6.2 for further details regarding “forward-looking statements”.

2. RESULTS AT A GLANCE

2.1                               EARNINGS

Net profit attributable to equity holders was $1,325 million, up 8% compared to the prior corresponding period. Cash earnings attributable to ordinary shareholders were $1,380 million, up 12%.  The selected financial data below includes a reconciliation of net profit attributable to equity holders to cash earnings.

Management considers cash earnings a useful measure of financial performance as the reported profit result includes material items that do not affect cash flows available for distribution to ordinary shareholders, including: amortisation of goodwill and distributions paid on other equity instruments. The cash earnings measure also eliminates the pre-tax impact of the revaluation of the hedge related to our latest hybrid capital instrument, US$525 million Trust Preferred Securities 2004 (TPS 2004(1)), as the hybrid capital instrument itself is not revalued.

$m	Half Year March 05	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
	US$	A$	A$	A$	A$	A$
Amounts in accordance with Australian GAAP
Net interest income	1,967	2,545	2,416	2,339	5	9
Non-interest income(2)	1,282	1,659	1,716	1,539	(3)	8
Net operating income	3,249	4,204	4,132	3,878	2	8
Operating expenses(2)	(1,572)	(2,034)	(2,015)	(1,925)	(1)	(6)
Goodwill amortisation	(64)	(83)	(80)	(84)	(4)	1
Bad and doubtful debts	(157)	(203)	(207)	(207)	2	2
Profit from ordinary activities before income tax expense	1,456	1,884	1,830	1,662	3	13
Income tax expense	(418)	(541)	(482)	(431)	(12)	(26)
Net profit	1,038	1,343	1,348	1,231	—	9
Net profit attributable to outside equity interests:
Managed investment schemes(2)	(11)	(14)	(29)	(1)	52	large
Other	(3)	(4)	(5)	(5)	20	20
Net profit attributable to equity holders of Westpac Banking Corporation	1,024	1,325	1,314	1,225	1	8

Reconciliation of cash earnings
Net profit attributable to equity holders of Westpac Banking Corporation	1,024	1,325	1,314	1,225	1	8
Goodwill amortisation	64	83	80	84	4	(1)
Distributions on other equity instruments	(53)	(68)	(78)	(76)	13	11
TPS 2004 revaluation(1)	31	40	10	—	large	—
Cash earnings	1,066	1,380	1,326	1,233	4	12

$m	Half Year March 05	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
	US$	A$	A$	A$	A$	A$
Amounts in accordance with US GAAP
Net income	1,111	1,436	1,385	1,387	4	4

(1)                               Refer to note 2 on page 1.

(2)                               Westpac consolidates certain managed investment schemes (MIS) where the statutory funds managed by Westpac Life Insurance Services Limited and BT Life Limited demonstrate a capacity to control these schemes. The effect on earnings for the half year ended 31 March 2005 includes: $16 million non-interest income; $2 million operating expenses and $14 million net profit attributable to outside equity interests. The effect on earnings for the six months to 31 March 2004 includes: $2 million non-interest income; $1 million operating expenses and $1 million net profit attributable to outside equity interests.  The effect on earnings for the six months to 30 September 2004 includes: $33 million non-interest income; $3 million operating expenses and $30 million net profit attributable to outside equity interests.

Differences between Australian and US GAAP Results

Our earnings and summary financial position have been derived from Westpac’s unaudited consolidated Interim Financial Report for the six months ended 31 March 2005 and 31 March 2004, which are prepared in accordance with Australian GAAP. These differ in some material respects from US GAAP.

Consolidated net income under US GAAP for the six months to 31 March 2005 was A$1,436 million, an increase of 4% compared with A$1,387 million for the six months ended 31 March 2004. Equity attributable to equity holders of Westpac Banking Corporation according to US GAAP was A$13,797 million as at 31 March 2005 compared with A$12,545 million as at 31 March 2004.

The significant differences between the Australian and US GAAP results primarily relate to:

•             premises and sites;

•             goodwill amortisation and goodwill fair value adjustments;

•             derivative instruments;

•             consolidation of variable interest entities where Westpac is the primary beneficiary;

•             deconsolidation of variable interest entities where Westpac is not the primary beneficiary;

•             classification of other equity instruments as other debt instruments;

•             recognition of distributions on other equity instruments as distributions on other debt instruments;

•             restructuring costs;

•             superannuation;

•             employee share option and share plan compensation; and

•             available-for-sale securities.

A reconciliation of net income and equity under US GAAP is included in section 5.5, Note 27, Reconciliation to US GAAP.

2.1.1                     Key Financial Data

	Half Year March 05	Half Year March 05	Half Year Sept 04	Half Year March 04	Mov’t Sept 04- Mar 05	Mov’t Mar 04- Mar 05
	US$	A$	A$	A$	A$	A$
Ratios in accordance with Australian GAAP
Shareholder value
Basic earnings per ordinary share (cents)(1)	52.7	68.2	67.1	62.1	2%	10%
Fully diluted earnings per ordinary share (cents)(2)	52.2	67.6	66.1	62.0	2%	9%
Weighted average ordinary shares (millions)	1,842	1,842	1,842	1,849	—	—
Dividends per ordinary share (cents)	38	49	44	42	11%	17%
Dividend payout ratio (%)(3)	65.4	65.4	61.2	63.0	420bps	240bps

Business Performance
Net interest spread (%)(4),(6)	2.04	2.04	2.10	2.10	(6bps )	(6bps )
Net interest margin (%)(5),(6)	2.48	2.48	2.50	2.56	(2bps )	(8bps )
Average interest earning assets ($m)	166,422	215,321	202,228	190,689	6%	13%

Supplemental data
Cash earnings per ordinary share (cents)(7)	57.9	74.9	71.9	66.7	4%	12%
Dividend payout ratio - cash earnings (%)(8)	65.4	65.4	61.1	63.0	7%	4%
Economic profit (A$m)(9)	696	900	840	763	7%	18%
Net tangible assets per ordinary share ($)	4.50	5.82	5.47	5.22	6%	11%
Expenses to income ratio (%)(10)	48.4	48.4	48.8	49.6	40bps	120bps
Full-time equivalent staff (FTE)	26,890	26,890	27,013	26,755	—	1%

(1)                               Based on the average number of fully paid ordinary shares outstanding including 53 million New Zealand class shares (53 million at 30 September 2004, 54 million at 31 March 2004).  Earnings are calculated as net profit attributable to equity holders less distributions on other equity instruments of A$68 million (A$78 million at 30 September 2004, A$76 million at 31 March 2004).

(2)                               Based on the average number of shares and share equivalents.  Earnings are calculated as net profit attributable to equity holders less non-converting preference dividends and distributions on other equity instruments.

(3)                               Calculated by dividing the dividends per ordinary share by the basic earnings per ordinary share.

(4)                               Calculated as the amount by which interest income (including gross up) divided by average interest-earning assets exceeds interest expense divided by average interest-bearing liabilities.

(5)                               Calculated by dividing net interest income (including gross up) by average interest-bearing assets.

(6)                               Net interest spread and margins are calculated on net interest income adjusted for tax equivalent gross up of $119 million in the 6 months to 31 March 2005 and $106 million in the 6 months to 31 March 2004. We have entered into various tax effective financing transactions that derive income subject to a reduced rate of income tax. To provide comparability, this income is presented on a tax equivalent basis for margin calculations. In the presentation of the average balance sheet, net interest spread and net interest margin are also presented on a tax equivalent basis. Refer section 5, Note 3 Average Balance Sheet and Interest Rates, for a reconciliation of net interest income used in the calculation of net interest spread and net interest margin.

(7)                               Cash earnings divided by the daily weighted average of ordinary shares outstanding. The daily weighted average of ordinary shares outstanding is calculated in accordance with Australian accounting standard AASB 1027 Earnings per share.

(8)                               Calculated by dividing the dividends per ordinary share by the cash earnings per ordinary share.

(9)                               Net profit attributable to equity holders adjusted for amortisation of goodwill and distributions on other equity instruments plus 70% of the value of franking credits paid to shareholders, less an 11.6% cost of capital charge.  For a reconciliation of Group cash earnings to our net profit attributable to equity holders refer section 2.1.1 Key Financial Data.

(10)                        Refer to note 5 on page 4.

	Half Year March 05	Half Year March 05	Half Year Sept 04	Half Year March 04	Mov’t Sept 04- Mar 05	Mov’t Mar 04- Mar 05
	US$	A$	A$	A$	A$	A$
Ratios in accordance with US GAAP
Basic earnings per ordinary share (cents)(1)	60.3	78.0	75.2	75.0	4%	4%
Fully diluted earnings per ordinary share (cents)(2)	59.4	76.9	72.9	74.6	5%	3%
Dividends per ordinary share (cents)	38	49	44	42	11%	17%
Dividend payout ratio (%)(3)	62.9	62.9	58.5	56.0	large	large
Earnings to fixed charges (%)	1.39	1.39	1.42	1.44	(3bps )	(5bps )

(1)                               Based on the average number of fully paid ordinary shares outstanding including 53 million New Zealand class shares (53 million at 30 September 2004, 54 million at 31 March 2004). Earnings are calculated as net profit attributable to ordinary equity holders less distributions on other equity instruments of A$68 million (A$78 million at 30 September 2004, A$76 million at 31 March 2004).

(2)                               Based on the average number of shares and share equivalents. Earnings are calculated as net profit attributable to ordinary equity holders less non-converting preference dividends and distributions on other equity instruments from net profit after tax.

(3)                               Calculated by dividing the dividends per ordinary share by the basic earnings per ordinary share.

Group Economic Profit

Economic profit, a non-GAAP financial measure, is defined as cash earnings less a capital charge calculated at 11.6%(1) of average adjusted ordinary equity plus 70% of the value of franking credits paid to shareholders. A reconciliation of net profit attributable to equity holders to Group economic profit is provided below.

Economic profit is used by management as a key measure of our financial performance because it focuses on shareholder value by requiring a return in excess of a risk-adjusted cost of capital.

$m	Half Year March 05	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
	US$	A$	A$	A$	A$	A$
Reconciliation of net profit attributable to equity holders to economic profit

Net profit attributable to equity holders of Westpac Banking Corporation	1,024	1,325	1,314	1,225	1	8
Goodwill amortisation	64	83	80	84	(4)	1
Distributions on other equity instruments	(53)	(68)	(78)	(76)	13	11
TPS 2004 revaluation(2)	31	40	10	—	large	large
Cash earnings	1,066	1,380	1,326	1,233	4	12
Franking benefit	210	272	243	234	12	16
Adjusted cash earnings	1,276	1,652	1,569	1,467	5	13
Average adjusted ordinary equity	10,046	12,999	12,549	12,131	4	7
Average adjusted ordinary equity charge (11.6%)(1)	(581)	(752)	(729)	(704)	(3)	(7)
Economic profit(3)	696	900	840	763	7	18

$m	Half Year March 05	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
	US$	A$	A$	A$	A$	A$
Reconciliation of average adjusted ordinary equity

Average ordinary shareholders’ equity	9,688	12,535	12,130	11,768	3	7
Average expected dividend net of expected dividend reinvestment	(394)	(510)	(455)	(431)	12	18
Average accumulated goodwill amortisation	753	974	874	794	11	23
Average adjusted ordinary equity ($m)	10,047	12,999	12,549	12,131	4	7

(1)                               Following a review of the appropriateness of the interest rate used to determine the capital charge in 2004, management reduced the capital charge to 11.6% of average adjusted ordinary equity (previously 12%). Comparative information has been restated to reflect this change. We have not changed the capital charge for Business Unit economic profit, which remains at 12% of allocated capital.

(2)                               Refer to note 2 on page 1.

(3)                               Refer to note 9 on page 8 and note 1 on page 14.

2.2                               SUMMARY FINANCIAL POSITION

$m	Half Year March 05	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
	US$	A$	A$	A$	A$	A$
Amounts in accordance with Australian GAAP
Assets
Cash	1,576	2,039	1,800	2,015	13	1
Due from other financial institutions	7,802	10,095	9,538	9,281	6	9
Trading and investment securities(1)	10,219	13,221	13,412	11,266	(1)	17
Loans and acceptances(2)	150,017	194,096	188,005	174,927	3	11
Life insurance assets(3)	9,824	12,711	12,957	12,316	(2)	3
All other assets(4)	16,624	21,509	19,367	24,666	11	(13)
Total assets	196,062	253,671	245,079	234,471	4	8
Liabilities
Due to other financial institutions	6,289	8,137	7,071	4,479	15	82
Deposits	112,700	145,814	146,533	135,949	—	7
Debt issues	32,536	42,096	36,188	35,964	16	17
Acceptances	3,963	5,127	5,534	4,395	(7)	17
Life insurance policy liabilities	8,697	11,252	10,782	10,336	4	9
Loan capital	3,681	4,762	4,431	4,428	7	8
All other liabilities(3),(5)	15,634	20,230	18,223	23,088	11	(12)
Total liabilities	183,500	237,418	228,762	218,639	4	9
Equity
Equity attributable to equity holders of Westpac
Banking Corporation	12,002	15,529	14,888	14,420	4	8
Outside equity interests(3)	560	724	1,429	1,412	(49)	(49)

Total equity	12,562	16,253	16,317	15,832	—	3
Average balances
Total assets	196,218	253,873	241,510	232,561	5	9
Loans net of provisions for bad and doubtful debts	183,555	237,489	225,310	217,108	5	9
Total equity	12,663	16,384	16,200	15,453	1	6

$m	Half Year March 05	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
	US$	A$	A$	A$	A$	A$
Amounts in accordance with US GAAP
Total assets	200,788	259,785	251,705	239,716	3	8
Total equity	10,664	13,797	12,928	12,545	7	10
Average total assets	201,142	260,243	247,462	237,806	5	9
Average total equity	10,328	13,363	12,737	12,160	5	10

(1)                               Trading securities include short term and long term public, bank or other debt securities and equities. Investment securities include public and other debt securities.

(2)                               Include loans, advances, other receivables and acceptances of customers.

(3)                               The 31 March 2005 financial position includes the consolidation of certain managed investment schemes controlled by Westpac Life Insurance Services Limited and BT Life Limited: $706 million in assets, $nil in other liabilities and $706 million in outside equity interests. The 31 March 2004 financial position includes: $1,357 million in assets, $2 million in other liabilities and $1,355 million in outside equity interests.  The 30 September 2004 financial position includes:  $1,409 million in assets, $1 million in other liabilities, and $1,408 million in outside equity interests.

(4)                               Includes other financial market assets, goodwill, fixed assets, deferred tax assets and regulatory deposits with central banks overseas.

(5)                               Includes other financial market liabilities, provisions and tax liabilities.

2.2.1                     Key Financial Data

$m	Half Year March 05	Half Year March 05	Half Year Sept 04	Half Year March 04	Mov’t Sept 04- Mar 05		Mov’t Mar 04- Mar 05
	US$	A$	A$	A$	A$		A$
Ratios in accordance with Australian GAAP
Profitability and capital adequacy
Return on average total equity(1)	16.2%	16.2%	17.6%	15.9%	(140bps	)	30bps
Return on average total assets(2)	1.0%	1.0%	1.1%	1.1%	(10bps	)	(10bps	)
Total capital ratio	10.0%	10.0%	9.7%	10.2%	30bps		(20bps	)
Tier 1 capital ratio	7.1%	7.1%	6.9%	7.2%	20bps		(10bps	)
Average total equity to average total assets	6.5%	6.5%	6.1%	6.6%	40bps		(10bps	)
Risk weighted assets ($m)	125,239	162,038	158,489	148,962	2%		9%
Total committed exposures ($m)	238,212	308,206	302,654	285,834	2%		8%
Average total equity ($m)(3)	12,663	16,384	16,200	15,453	1%		6%

Asset quality
Total impaired assets to gross loans and acceptances	0.3%	0.3%	0.4%	0.3%	(10bps	)	—
Net impaired assets to equity and general provisions	2.2%	2.2%	2.5%	2.2%	(30bps	)	—
Specific provisions to total impaired assets	42.5%	42.5%	34.8%	35.7%	large		large
General provisions to non-housing loans and acceptances(4)	1.5%	1.5%	1.6%	1.7%	(10bps	)	(20bps	)
General provisions to risk weighted assets	0.9%	0.9%	0.9%	1.0%	—		(10bps	)
Total provisions to gross loans and acceptances	0.9%	0.9%	0.9%	0.9%	—		—
Total bad and doubtful debt charge to average loans and acceptances annualised	16	21	22	24	(1bps	)	(3bps	)
Bad debts written off to average gross loans and acceptances annualised	11	14	16	12	(2bps	)	2bps

Supplemental data
Return on average adjusted ordinary equity(5)	19.3%	19.3%	19.7%	18.9%	(40bps	)	40bps
Cash earnings return on average adjusted ordinary equity(6)	21.2%	21.2%	21.1%	20.3%	10bps		90bps
Adjusted common equity (ACE) to risk weighted assets(7)	5.2%	5.2%	4.8%	5.1%	40bps		10bps
Average adjusted ordinary equity ($m)(8)	10,047	12,999	12,549	12,131	4%		7%

(1)                               Calculated by dividing net profit attributable to equity holders by average total equity.

(2)                               Calculated by dividing net profit attributable to equity holders by average total assets.

(3)                               Average total equity is the average balance of total shareholders’ equity including New Zealand Class shares, for the period.

(4)                               Non-housing loans have been determined on a product basis, rather than on a loan purpose basis.

(5)                               Calculated as net profit attributable to equity holders less distributions on other equity instruments divided by average adjusted ordinary equity.

(6)                               Calculated as cash earnings divided by average adjusted ordinary equity.

(7)                               For a reconciliation of Tier 1 capital to ACE, refer to page 13.

(8)                               Average adjusted ordinary equity is equal to the average of ordinary shareholders’ equity plus the balance of accumulated amortised goodwill, less the estimated interim dividend net of the estimated dividend re-investment. Average adjusted ordinary equity is the average of total shareholders’ equity less outside equity interests and less other equity instruments. Refer to section 2.2.1 Key Financial Data for a reconciliation of average adjusted ordinary equity.

	Half Year March 05	Half Year March 05	Half Year Sept 04	Half Year March 04	Mov’t Sept 04- Mar 05		Mov’t Mar 04- Mar 05
	US$	A$	A$	A$	A$		A$
Ratios in accordance with US GAAP
Net interest margin	2.37%	2.37%	2.38%	2.43%	(1bps	)	(6bps	)
Net income to average total assets	1.1%	1.1%	1.1%	1.2%	—		(10bps	)
Net income to average total equity	21.5%	21.5%	21.7%	22.8%	(20bps	)	(130bps	)
Average total equity to average total assets	5.1%	5.1%	5.2%	5.1%	(10bps	)	—
Leverage ratio(1)	4.6%	4.6%	4.4%	4.4%	(20bps	)	—

Adjusted Common Equity Reconciliation

A$m	Half Year March 05	Half Year March 05	Half Year Sept 04	Half Year March 04
	US$	A$	A$	A$
Adjusted common equity(2)
Total Tier 1 capital	8,847	11,447	10,879	10,656
Less: Hybrid capital (net of excess of 25% of Tier 1 capital)	(1,911)	(2,472)	(2,377)	(2,252)
Less: Other deductions in relation to non-consolidated subsidiaries(3)	(665)	(860)	(1,126)	(842)
Add: Capitalised expenditure	222	287	269	—
Adjusted common equity	6,494	8,402	7,645	7,562
Risk weighted assets	125,239	162,038	158,489	148,962
Adjusted common equity to risk weighted assets	5.2%	5.2%	4.8%	5.1%

(1)                               Leverage ratios have been calculated in accordance with guidelines promulgated by the Board of Governors of the Federal Reserve System. The ratio is calculated by dividing Tier 1 capital in accordance with US GAAP by total average assets for leverage capital purposes in accordance with US GAAP.

(2)                               Westpac does not currently deduct capitalised expenses from its ACE capital as management believes that this newly introduced Tier 1 capital deduction does not impact the substance of its capital strength. The alternative would be to apply the deduction while at the same time reducing our target ACE range by the equivalent amount. Given the uncertain impact from both Basel II and IFRS on the determination of capital ratios, Westpac has elected to leave both the calculation of ACE and the target range unchanged until we have a more complete understanding of all the changes likely to impact capital over the next few years.

(3)                               Capital relating to non-banking subsidiaries.

3. REVIEW OF GROUP OPERATIONS

3.1                               SUMMARY

Overview

We have delivered another strong interim result: net profit attributable to equity holders was $1,325 million, up 8% compared to the prior corresponding period and cash earnings attributable to ordinary shareholders were $1,380 million, up 12%.

This result was delivered through strong revenues and moderate increases in expenses.  Benign credit conditions also assisted the result.  However, revenue growth eased compared with the second half of 2004, as operating conditions have become more challenging as a result of factors discussed in section 3.7.

In addition to our strong financial results, we continued to perform well across all key stakeholder performance measures.  In customer satisfaction, our results continue to trend higher although the results from some customer segments were softer over the year.  Employee morale has improved over the year and in corporate responsibility and sustainability we are highly rated not only in Australia, but also globally.

Stakeholder Results

Shareholders

•                  Basic earnings per share at 68 cents, up 10% compared to prior corresponding period;

•                  Cash earnings per share at 75 cents, up 12% compared to prior corresponding period;

•                  Group economic profit(1) is $900, million up 18% compared to the prior corresponding period;

•                  Return on Equity (ROE)(2) at 19.3%, up from 18.9% compared to prior corresponding period;

•                  Cash earnings ROE(3) at 21%, up from 20% compared to prior corresponding period; and

•                  Interim dividend of 49 cents, up 17% compared to the 2004 interim dividend.

Customers

•                  The percentage of Australian customers(4) who are very or fairly satisfied:

•                  Consumer: 70%, up 2 percentage points on March 2004;

•                  Small and Medium Enterprises (SME): 64%, up 3 percentage points on March 2004; and

•                  Priority and Middle Market: 67%, down 3 percentage points on March 2004.

•                  The percentage of New Zealand customers who rate our service as either excellent or very good:

•                  Consumer: 58%, up 7 percentage points on March 2004(5); and

•                  Small and Medium Enterprise (SME); 52% down 3 percentage points on September 2004(6).

Staff

•                  Employee morale(7) at 7.7 out of 10 at February 2005 compared with 7.4 achieved at March 2004 and 7.5 achieved at September 2004.

Corporate Reputation and Sustainability

•                  The Dow Jones Sustainability Index 2004-2005: No. 1 rating for banks globally for the third year in a row;

•                  Governance Metrics International Global Corporate Governance Ratings March 2005: one of only 34 companies and the only Australian company and only bank globally to receive a top score of 10.0, ranked against some 3,220 companies globally - the third such consecutive rating; and

•                  Business in the Community Corporate Responsibility Index April 2005: No. 1 rating in both of the Australian (28 companies rated) and the UK (134 companies rated) indices.

(1)                               Group economic profit is a non-GAAP financial measure defined as net profit attributable to equity holders adjusted for amortisation of goodwill, distributions on other equity instruments, and the revaluation of the hedge associated with TPS 2004, plus 70% of the value of franking credits paid to shareholders, less a cost of capital charge of 11.6%. Refer to section 2.1.1 for a reconciliation of net profit attributable to equity holders to Group economic profit. Management believes that economic profit is a key measure of our financial performance because it focuses on shareholder value by requiring a return in excess of a risk adjusted cost of capital.

(2)                               Calculated as net profit attributable to equity holders less distributions on our hybrid capital instruments divided by average adjusted ordinary equity.

(3)                               Calculated as cash earnings divided by average adjusted ordinary equity.

(4)                               Consumer: Roy Morgan Research; Business: Taylor Nelson Sofres. Data based on rolling 12 month average. Consumer satisfaction (based on consumers aged 14+ who regard Westpac as their main financial institution) for the period ended January 2005.  Business satisfaction for the period ended February 2005.

(5)                               ACNielsen.

(6)                               TNS Business Finance Monitor for the period ended December 2004.  Data based on a rolling three month average.  No data available for the period March 2004.

(7)                               Monthly Westpac morale survey conducted by Ekas Marketing Research Services.

Shareholder Returns

Returns to shareholders remain strong with dividends higher compared with the prior corresponding period.

The Directors have determined to pay a fully franked interim dividend of 49 cents per ordinary share, an increase of 7 cents (17%) over the interim dividend in 2004, and an increase of 5 cents (11%) over the final fully franked dividend last year.  The dividend payout ratio as a result has risen to 65%, compared with 63% for the half year ended March 2004.

Group economic profit captures returns in excess of the risk-adjusted cost of capital including the benefit of franking.  Group economic profit was $900 million, an increase of 18% compared to the same period in 2004.

The lift in economic profit above cash earnings growth principally reflects the increased franking benefits delivered to shareholders as a result of the higher dividend.

Capital generation remains strong and ratios remain above our target ranges.  This is considered appropriate, given current uncertainties around regulatory capital requirements arising from the move to adopt IFRS and Basel II.

2005 First Half Earnings

Basic earnings per share for the six months ended 31 March 2005 increased to 68.2 cents or 10% compared to the prior corresponding period and 2% over the second half of 2004.

Cash earnings(1) per share for the six months ended 31 March 2005 rose 12% to 74.9 cents and were 4% higher than the second half of 2004.

Basic earnings per share growth was boosted by 0.4% due to the reduction in the average number of shares outstanding.  This was made up of a 2.3% contribution from the impact of the share buy back in July 2004, which lowered the average share count in the current half.  This effect was largely offset, however, by the increase in shares issued from employee share and option plans, and increased participation in our dividend reinvestment plan, which combined to reduce basic earnings per share growth by 1.9%.

Key features of the result compared to the first half 2004:

•             Operating income up 8%;

•             Net loans and acceptances up 11%;

•             Group net interest margin down 8 basis points to 2.48%;

•             Operating expense growth of 6%;

•             Group operating expense to net operating income ratio down 120 basis points to 48.4%;

•             Bad and doubtful debts charge to average gross loans and acceptances down 3 basis points to 21 basis points;

•             Total impaired assets to gross loans and acceptances of 0.3%, unchanged; and

•             Group Tier 1 ratio at 7.1% down 10 basis points and Adjusted Common Equity Ratio (ACE) at 5.2% up 10 basis points.

Further discussion of each of these points is contained in section 3.2, Review of Earnings, section 3.3 Credit Quality, and section 3.4 Capital and Dividends.

(1)                               A reconciliation of cash earnings to net profit attributable to equity holders is contained in section 2.1, Earnings.

(2)                               Net profit after tax attributable to equity holders.

Business Unit Results

All operating businesses delivered strong growth in net profit after tax despite slowing credit growth and the emergence of more challenging operating conditions, which highlights the resilience and diversification of our businesses.

Business unit highlights include:

•                  Net profit after tax up 18% on the first half of 2004 in our Australian retail banking franchise, Business and Consumer Banking.  Revenue growth remained strong despite a slow down in mortgage growth and increasing competition for deposits.  A continuing benign bad and doubtful debt experience also assisted performance;

•                  Net profit after tax from the Institutional Bank rose 23% largely due to stronger client revenues (up 12%), an improved Financial Markets performance and solid growth in the financing book (up 24%). In addition, the liquidation of certain investments in the Global Investments Portfolio and an increase in income from Structured Finance transactions helped to offset a return to a more normal bad and doubtful debts experience following lower charges in 2004;

•                  The New Zealand retail banking business delivered 9% net profit after tax growth in NZ$ terms, mainly from a combination of continued strength in asset and liability growth, a focus on expense containment, and a benefit from continuing benign credit conditions.  However, the operating environment became far more challenging leading to lower margins.  In A$ terms, net profit after tax increased 6% as a result of the weakening of the A$ relative to the NZ$ compared with the prior corresponding period; and

•                  A 55% lift in net profit after tax from the Australian wealth business, BTFG (Australia), driven by stronger revenues, reflecting improved funds flows, consistently superior investment performance and stable expenses from the benefits of integration synergies.

The Group Business Unit segment(1) comprises Group Treasury, other group items including the earnings on surplus capital, accounting adjustments for certain intragroup transactions and income from property sales. The reduced contribution from this area largely reflects lower Treasury earnings and an increase in centrally held tax charges during the half.

(1)                               The Group Business Unit segment includes the results of Group Treasury and the Corporate Centre, as well as certain accounting entries to facilitate the presentation of the performance of our operating businesses.

Epic Energy

On 2 June 2004, Westpac, through its Hastings Funds Management subsidiary, acquired a 100% interest in a group of companies holding three strategically placed natural gas pipeline assets (Epic) via a trust structure. As at 30 September 2004 these assets were on the balance sheet of the Institutional Bank and revenues and expenses for the period 2 June to 30 September 2004 were recognised in earnings. On 14 December 2004 these companies were deconsolidated following a public offering of stapled securities in the trust structure.  A $10 million gain was recognised on disposal of Epic assets.  Included in the Institutional Bank’s results in the current half year were revenues and expenses of $11 million and $8 million respectively for the period during which the companies were consolidated.

Detailed analysis of our 2005 first half earnings is continued in section 3.2.

3.2          REVIEW OF EARNINGS

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
A$m	March 05	Sept 04	March 04	Mar 05	Mar 05
Net interest income	2,545	2,416	2,339	5	9
Non-interest income(1)	1,659	1,716	1,539	(3)	8
Net operating income	4,204	4,132	3,878	2	8
Operating expenses(1)	(2,034)	(2,015)	(1,925)	(1)	(6)
Goodwill amortisation	(83)	(80)	(84)	(4)	1
Bad and doubtful debts	(203)	(207)	(207)	2	2
Operating profit from ordinary activities	1,884	1,830	1,662	3	13
Income tax expense	(541)	(482)	(431)	(12)	(26)
Net profit attributable to outside equity interests:	1,343	1,348	1,231	—	9
Managed investment schemes(1)	(14)	(29)	(1)	52	large
Other	(4)	(5)	(5)	20	20
Net profit attributable to equity holders of Westpac Banking Corporation	1,325	1,314	1,225	1	8
Goodwill amortisation	83	80	84	4	(1)
Distributions on other equity instruments	(68)	(78)	(76)	13	(11)
TPS 2004 revaluation	40	10	—	large	—
Cash earnings	1,380	1,326	1,233	4	12

Net operating income – up $326 million or 8% on First Half 2004

Net operating income in the six months ended 31 March 2005 increased 8% compared with the prior corresponding period.  Net operating income includes the following amounts relating to certain managed investment schemes consolidated by Westpac Life Insurance Services Limited and BT Life Limited. We recognise these amounts in non-interest income in accordance with Australian GAAP.  These include $29 million for policyholder tax recoveries(1) and $16 million for the consolidation of managed investment schemes. In the six months ended 31 March 2004, we recognised $15 million and $2 million respectively. A discussion relating to the consolidation of managed investment schemes is contained in footnote 2 on page 6.

In addition, non-interest income for the six months ended 31 March 2005 includes an $11 million contribution from Epic, recognising non-interest income earned for the period Epic was consolidated (1 October 2004 to 14 December 2004). The six months to 30 September 2004 includes a $27 million contribution from Epic for the period 2 June 2004 to 30 September 2004. Further discussion on Epic is contained in section 3.1. Non-interest income also includes a $40 million unrealised loss associated with the revaluation of the hedge associated with TPS 2004. Further discussion on the TPS 2004 hedge revaluation is contained in footnote 2 on page 1. The six months to 31 March 2004 does not include any amount in relation to Epic and TPS 2004 hedge revaluation.

(1)          Refer to note 2 on page 6.

(2)          In accordance with the requirements of Australian accounting standard AASB 1038, Life Insurance Business, we recognise the tax position of policyholders in our life company in income and reverse its impact in tax expense. This treatment has no impact on net profit attributable to equity holders or on cash earnings.

Net interest income – up $206 million or 9% on First Half 2004

Volumes

Continued growth in lending and deposit balances helped deliver another strong net interest income contribution, with net loans and acceptances up 11% and deposits up 7%, while margins eased 8 basis points compared with March 2004.  Excluding the benefit we receive from hybrid capital, net interest income growth remained strong at 9%.

Lending within Australia generally grew strongly, recording total growth in loans and acceptances of 11%.  System(1) credit growth during this time was 13%.  However, the rate of growth in lending eased considerably compared to the second half of 2004 as Australian system credit growth slowed.  Our total credit market share declined slightly to 13%, as we sought to balance volume growth and margin impacts to optimise profitability.

In New Zealand, we recorded credit growth of 13%, slightly below the system(2).  Consistent with Australia, the rate of growth declined compared to the second half of 2004, with the environment becoming far more challenging.

Deposit balances in Australia grew 8%, marginally above system¹ growth, and our market share of deposits was 15%.  Deposit growth in New Zealand was also sound at 7% (NZ$).

Loans(3)

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
$m	March 05	Sept 04	March 04	Mar 05	Mar 05
Business Unit
Business and Consumer Banking	138,776	135,198	128,846	3	8
Consumer (Australia)	101,655	98,946	95,007	3	7
Housing	94,327	91,602	87,703	3	8
Personal (loans and cards)	7,328	7,344	7,304	—	—
Business (incl. equip. finance)	37,121	36,252	33,839	2	10
Westpac Institutional Bank	27,851	25,468	22,586	9	23
New Zealand(4) (NZ$)	30,156	28,239	26,738	7	13
BT Financial Group	2,141	1,785	1,676	20	28
Pacific Banking	821	782	713	5	15

Group
Net loans & acceptances	194,096	188,005	174,927	3	11
Average interest earning assets	215,321	202,228	190,689	6	13

Deposits

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
	March 05	Sept 04	March 04	Mar 05	Mar 05
Business Unit
Business and Consumer Banking	77,469	74,699	72,769	4	6
Consumer	50,847	50,420	48,962	1	4
Business	26,622	24,279	23,807	10	12
Westpac Institutional Bank	15,660	13,912	12,264	13	28
New Zealand(4) (NZ$)	19,271	18,565	18,078	4	7
Pacific Banking	1,120	1,137	986	(1)	14
Other(5)	33,841	39,409	34,140	(14)	(1)

Group
Total Deposits	145,814	146,533	135,949	—	7
Average interest bearing liabilities	195,791	184,603	171,264	6	14

(1)          System credit and deposit growth from April RBA statistics (excludes lending and deposit activity with non-residents).

(2)          TNS Business Finance Monitor.

(3)          Net loans and acceptances.

(4)          New Zealand comprises our New Zealand retail banking operations and wealth management businesses.

(5)          Includes Treasury short term wholesale funding.

Margins

Overall margins were down 8 basis points to 2.48%, within our medium-term expectations of 5-10 basis points per annum.  The majority of the margin decline (6 basis points) occurred in the second half of 2004.

Key movements were:

•    Asset spread movements were broadly offsetting during the period;

•    Changes in the composition of the asset portfolio, including an increase in lower spread liquid assets and Institutional Bank lending reduced spread by 1 basis point.  The migration to lower yielding New Zealand fixed rate mortgages contributed a further 2 basis point decline;

•    Liability spread/mix decline predominantly due to migration to lower spread deposit products in Australia during the year (3 basis points) offset by increases in NZ deposit spreads (1 basis point);

•    Funding decline due to increased proportion of wholesale funding;

•    A decline in the benefit of hybrid transactions from changes in the hybrid portfolio in the second half of 2004;

•    Other includes the impact due to changes to the amortisation period of mortgage broker costs; together with other broker recoveries and non-accrual loan impacts; and

•    A 2 basis point fall in the benefit associated with net non-interest bearing liabilities and equity (free funds) with a 6 basis point reduction arising due to the fall in volume of free funds relative to interest bearing assets, offset by a 4 basis point benefit attributable to rate increases.

First Half 2005 – Second Half 2004

Margins were down 2 basis points on the second half of 2004.  Movements included:

•    Asset mix decline of 2 basis points with an increase in lower yielding wholesale liquid asset volumes and migration to lower yielding mortgage products in New Zealand;

•    Liability spread/mix decline of 1 basis point due to migration to lower spread deposit products and 1 basis point decline in funding due increase in wholesale funding;

•    A 1 basis point decline in the benefit of hybrid transactions representing the net impact of changes in the hybrid portfolio in the second half of 2004;

•    A 4 basis point increase in the benefit associated with free funds comprising a 2 basis point increase associated with rate increases and a 2 basis point increase in volumes.

(1)          Reflects cumulative half on half movements.

Non-interest income – up $120 million or 8% on First Half 2004

Non-interest income in the six months ended 31 March 2005 increased 8% compared with the same period in 2004. Higher fees and commissions across our lending and deposit portfolios, increased fees from our wealth management business, and stronger Financial Markets trading, were the main reasons for the increase in non-interest income. As discussed under net operating income on page 20, non-interest income includes amounts in relation to certain managed investment schemes consolidated by Westpac Life Insurance Services Limited and BT Life Limited. Non-interest income for the six months ended 31 March 2005 includes $29 million for policyholder tax recoveries and $16 million for the consolidation of managed investment schemes. We recognised $15 million and $2 million respectively for these items in the six months ended 31 March 2004. In addition, non-interest income for the six months ended 31 March 2005 includes an $11 million contribution from Epic and a $40 million unrealised loss associated with the revaluation of the hedge associated with TPS 2004. The six months to 31 March 2004 does not include any amount in relation to Epic and TPS 2004 revaluation.

Non-interest income in the six months ended 31 March 2005 fell 3% compared with the prior period. The half-year ended 30 September 2004 included $25 million of performance fees relating to Westpac’s private equity business, Quadrant, which were not repeated in the six months to 31 March 2005.

The major contributors to non-interest income growth include:

•    13% increase from the wealth management business, mainly through higher fee and investment income, reflecting the growth in Funds Under Management (FUM) and Funds Under Administration (FUA);

•    7% increase in fees and commissions due primarily to growth in both lending and deposit portfolios, increased focus on fee collection, and bringing certain fees in line with market.  In Australia, cards income grew strongly as the current half benefited from the full impact of reward points repricing, which commenced in the second half of 2004. However, increased competition in business lending and deposits, led to a slow down in non-interest income growth compared to the second half of 2004; and

•    $28 million gain recognised on the portfolio of high yield securities.

Financial Markets

Financial markets income increased $38 million over the first half of 2004 due to a strong contribution from both foreign exchange and capital markets.

Financial Markets Income

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
$m	March 05	Sept 04	March 04	Mar 05	Mar 05
Product
Foreign exchange	94	71	53	32	77
Capital markets(1)	64	71	39	(10)	64
Other(2)	20	29	48	(31)	(58)
Total financial markets product income	178	171	140	4	27
Income classification
Net interest income	20	6	20	large	—
Non-interest income	158	165	120	(4)	32
Trading income	182	190	138	(4)	32
Dividend income	20	20	14	—	43
Other non-interest income(3)	(44)	(45)	(32)	2	(38)
Total financial markets product income	178	171	140	4	27

(1)          Capital markets products include interest rate derivatives, secondary markets activity in debt securities and equities, but excludes primary market activity.

(2)          Other comprises energy, other international and commodities income.

(3)          Includes payments made to Corporate Banking.

Operating expenses – up $109 million or 6% on First Half 2004

Operating expenses in the six months to 31 March 2005 increased 6% compared to 31 March 2004. This included an impact of 0.4% for increased compliance spend (Basel II, Sarbanes-Oxley, IFRS) totalling $7 million in the half. Operating expenses also includes $8 million for Epic, for the period Epic was consolidated (1 October 2004 to 14 December 2004). Further discussion on Epic is contained in section 3.1. No amount for Epic was recognised during the six months ended 31 March 2004.

Personnel costs rose by $117 million, due to an increase in average staff numbers, the 4% pay rise in October 2004 for staff covered by an industrial award, and market driven pay increases in January 2005.  The remainder of the increase related to higher levels of project activity, with higher costs of employing skilled temporary and permanent staff.  In addition superannuation costs increased due to a combination of salary increases and increased amortisation of prepaid superannuation contributions.

Operating expenses in the six months to 31 March 2004 were also impacted by a $16 million charge for exchange rate movements arising on translation of New Zealand’s operating expenses to A$.

First Half 2005 – Second Half 2004

Operating expenses for the half-year ending 31 March 2004 were 1% higher compared with 31 March 2004. The second half of 2004 also included $13 million in performance incentives from the private equity business and $11 million relating to organisational restructuring, which were not repeated in the current half.

Capitalised Software

The carrying value of capitalised software increased in the six months to 31 March 2005 by $81 million (25%) to $409 compared to 31 March 2004.  We maintained strong investment levels in a number of key business projects:

•    Pinnacle, which is streamlining the Bank’s end to end lending origination process (carrying value $85 million at 31 March 2005, up $23 million on the first half of 2004);

•    Our PC technology platform (One Bank Platform) (carrying value $66 million, up $27 million on the first half of 2004);

•    Reach, the Bank’s integrated sales and service customer relationship management system (carrying value $52 million, up $19 million on the first half of 2004); and

•    NZ Assist, the new customer service platform for NZ staff (carrying value $33 million, up $12 million on the first half of 2004).

Continued project investment has resulted in software amortisation increasing $11 million (19%) to $68 million compared to the first half of last year.

Full Time Equivalent (FTE) Staff

				Mov’t	Mov’t
	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
Analysis of movement in FTE	March 05	Sept 04	March 04	Mar 05	Mar 05
Permanent staff	25,536	25,683	25,321	(147)	215
Temporary staff	1,354	1,330	1,434	24	(80)
Total FTE staff	26,890	27,013	26,755	(123)	135

First Half 2005 – First Half 2004

The drivers of the increase in FTE over the past 12 months include:

•    Additional customer facing staff in our Australian retail branch network, offset by lower temporary staff following the consolidation of contact centres; and

•    Increased FTE in group wide projects and compliance initiatives.

The increases were partially offset by reductions in our wealth business from integration synergies and back office consolidation.

While FTE increased 135 as at 31 March 2005 compared to 31 March 2004, average FTE increased by 314 over this period due primarily to the timing of contact centre consolidation, which was not completed until late in the half year ended 31 March 2005.

First Half 2005 – Second Half 2004

The drivers of the overall reduction in FTE over the half include:

•    Deconsolidation of Epic (reduced FTE by 190);

•    Reductions in New Zealand due to a delay in filling vacant positions; and

•    Decreases from further integration synergies from our wealth business.

The decreases were partially offset by FTE increases noted above.

Bad and doubtful debts – down $4 million or 2% on First Half 2004

Bad and doubtful debt charges fell as the level of stressed loans(1) decreased and the benign credit environment continued.  General provisions increase with growth in our loan book.  Total committed exposures at 31 March 2005 were up 8% compared to 31 March 2004 to $308 billion, and stressed loans as a percentage of total commitments decreased by 8 basis points compared to the end of the prior corresponding period, to 78 basis points at 31 March 2005.

The charge for bad and doubtful debts from dynamic provisioning fell $27 million compared to 31 March 2004. This stemmed from the repayment and upgrade of several stressed corporate loans, a review of security quality indicators in our Australian business banking portfolio and the reversal of some provisions (approximately $31 million) set aside for credit related litigation now unlikely to be required.  Higher write-backs of specific provisions following asset sales were offset by higher new specific provisions raised for three downgraded exposures. Specific provisioning coverage remains appropriate for the underlying risks, with specific provisions as a percentage of impaired assets at 43% as at 31 March 2005, up from 36% as at 31 March 2004.  A review of our credit quality is shown in section 3.3.

Tax expense – up $110 million or 26% on First Half 2004

During the half year ended 31 March 2005 we incurred a $30 million charge in respect of tax on transactions where income was reported in prior periods. Recent legislative changes, made with retrospective effect, confirmed that our previous treatment was incorrect.  This increased our reported tax rate over that which would arise in the normal course of business.  There will be no impact on future earnings.

NZIRD Review

As previously disclosed, the New Zealand Inland Revenue Department (“NZIRD”) is reviewing a number of structured finance transactions as part of its audit of the 1999 to 2002 tax years. This is part of a broader NZIRD investigation and review of structured finance transactions in the New Zealand market.

Since our original disclosure we have continued to maintain the transactions. It is intended that the transactions will be progressively run down over the balance of the fiscal year, when changes to the New Zealand tax laws, introduced by the New Zealand Government to address their concerns over the tax effect of transactions of this nature, will come into effect.  We remain of the view that the transactions are legitimate and do not constitute tax avoidance.  As a consequence of the maintenance of these transactions additional amounts of tax, from that previously disclosed, are likely to be in dispute and potential interest continues to accrue on the core tax if the NZIRD is successful in its challenge.

On 30 September 2004, we received assessments totalling NZ$18 million (A$17 million) (NZ$25 million, A$23 million with interest) in respect of three transactions for the 1999 tax year.  On 31 March 2005, the NZIRD issued further amended assessments relating to the 2000 tax year which will impact the three structured finance transactions in place in the 1999 year and an additional two structured finance transactions undertaken in the 2000 year only.  The maximum potential tax liability reassessed for the 2000 year is NZ$61 million (A$56 million) (NZ$85 million, A$78 million with interest).  The potential primary tax in dispute for all five of these transactions for the periods up to and including 31 March 2005 is NZ$220 million (A$202 million) (this includes the amounts noted above).  With interest this increases to NZ$290 million (A$267 million).

The NZIRD is also investigating other transactions undertaken by us, which have materially similar features to those for which assessments have been received. Should the NZIRD take the same position across all of these transactions, for the periods up to and including the period ended 31 March 2005, the overall primary tax in dispute will be approximately NZ$594 million (A$546 million) (this includes the amounts noted above).  With interest this increases to approximately NZ$711 million (A$654 million).

We sought a binding ruling from the NZIRD on an initial transaction in 1999 which, following extensive review by the NZIRD, was confirmed in early 2001.  The principles underlying that ruling are applicable to, and have been followed in, all subsequent transactions.

We received independent tax and legal opinions at the time, which confirmed that the transactions complied with New Zealand law. Legal counsel has confirmed that the relevant parts of these opinions remain consistent with New Zealand law.

We are confident that the original tax treatment applied by us in all cases is correct and that the likelihood of ultimately being required to pay additional tax is low.  Accordingly, no tax provision has been raised in respect of these matters.

(1)          Refer to section 3.3, Credit Quality.

3.3          CREDIT QUALITY

Asset quality continued to improve, reflecting the benign credit environment in Australia and New Zealand and a reduction in the level of stressed loans(1).  Key highlights include:

•    The fall in stressed loans to total commitments primarily due to the improved credit quality of the Institutional Bank’s portfolio.  During the half we have also seen a number of stressed loans sold and repaid;

•    At 31 March 2005 only three impaired exposures were greater than $50 million, accounting for 35% of total impaired assets.  A further 16 impaired exposures were between $5 million and $50 million;

•    Specific provision coverage of impaired assets is 43% (up from 36% at 31 March 2004 and 35% at 30 September 2004). The increase in provisioning coverage from 31 March 2004 was driven by higher new specific provisions raised for three exposures following their downgrade to impaired;

•    The proportion of mortgage loans accruing but 90 days past due to mortgage outstandings increased mainly due to an easing in lending growth and some seasonal impact associated with available collection days; and

•    Other consumer loans 90 days past due includes credit card and personal loans.  The decrease since 31 March 2004 is a result of improved underwriting standards and collection strategies.  The increase since 30 September 2004 is due to the maturing Virgin card portfolio, continued portfolio run-off in personal loans, and the seasonal impact noted above.

(1)          Stressed loans include loans that are ‘impaired’, ‘90 days past due well secured’, ‘watchlist’ or ‘substandard.’  For a description of these terms refer to the Glossary.

3.4          CAPITAL AND DIVIDENDS

Capital

As at 31 March 2005 the Adjusted Common Equity (ACE) ratio was 5.2%, and the Tier 1 capital ratio was 7.1%, which are both above our target ranges of:

•    ACE ratio in the range of 4.5-5.0%; and

•    Tier 1 capital in the range of 6.0-6.75%.

This level of ACE capital, our core measure of capital, represents a surplus over the midpoint of our target range (4.75%) of $706 million.

Our practice over recent years has been to distribute surplus capital to shareholders at the earliest opportunity. This has generally been through periodic buybacks, either on market or off market.  We are not in a position to distribute this surplus at this time because:

•    APRA has yet to confirm the capital adequacy treatment of a number of IFRS related changes. Some of these changes could adversely impact our capital requirements; and

•    Our specialised capital group (SCG) has intermittent requirements for capital to underwrite or warehouse assets. During this half this requirement reduced by $297 million but future transactions may draw on this capital.

We will keep this issue under review but do not expect to make any further announcements on capital management until the APRA/IFRS issues become clearer.

ACE Movement

First Half 2005 – First Half 2004

During this period, the ACE ratio increased from 5.1% to 5.2%. This change is after allowing for $577 million or 36 basis points of equity which was returned to shareholders via an off-market share buyback in July 2004.

(1)          Includes capital employed by non-banking subsidiaries, Specialised Capital Group investments and movements in the foreign currency translation reserve and deferred tax balances.

First Half 2005 – Second Half 2004

Over the six months to 31 March 2005, ACE ratio increased to 5.2% from 4.8%.

Positive factors contributing to the increased surplus capital position include our strong ROE, new equity issuance under the DRP and employee schemes, and lower RWA growth.  Offsetting this is the allowance made for the higher dividend payout.

RWA growth has slowed, increasing by $3.5 billion (2.2%) during the 6 months to 31 March 2005 (2H04 increased $9.5 billion (6.4%)).  This reduced ACE ratio by only 10 basis points (2H04 25 basis points).  The reduction in RWA is after a $1.9 billion securitisation transaction in February 2005, which contributed 6 bps to the ACE ratio.

As referred to above, a reduction in capital deductions relating to SCG investments increased the ACE ratio by 18 basis points (15 basis points reduction in the second half of 2004).  This reflects the sale of the equity investment relating to EPIC Energy in December 2004. There were no other SCG acquisitions in the first half that significantly impacted capital utilisation.

Two volatile components of the ACE ratio that do not increase in line with earnings, the foreign currency translation reserve and the net deferred tax balances, together decreased the ACE ratio by 10 basis points over September 2004.

NZ Class shares

Our NZ Class shares have been in place since 1999 and have allowed us to offer an equity instrument for New Zealand based shareholders with access to New Zealand imputation credits on dividends.

Westpac has a right to exchange these shares for Westpac ordinary shares as it is adversely affected by changes to Australian tax rules (the New Business Tax System (Debt and Equity) Act 2001) applying to the NZ Class share structure. The impact of this change is that we would be subject to Australian franking debits in relation to the NZ Class share structure from 1 July 2005.

We have been seeking to restructure the shares to ensure that there are no adverse implications from an Australian tax or regulatory position while preserving the attractiveness to New Zealand resident shareholders. As we have been unable to arrive at a satisfactory outcome, we have decided to exercise our right to exchange the NZ Class shares into Westpac ordinary shares.

As a result, NZ Class shareholders will receive 1 ordinary share for each NZ Class share held. Formal notification of the exchange is expected to be sent to NZ Class shareholders on 7 July 2005 and it is anticipated that the Westpac ordinary shares will be allotted on 11 July 2005. The last day to trade the NZ Class shares on the New Zealand Stock Exchange is expected to be 1 July 2005.

NZ Class shareholders will receive one more imputed dividend on the NZ Class shares which will be paid on 1 July 2005.  Thereafter, as holders of Westpac ordinary shares they will be entitled to receive ordinary dividends.

Dividends

The directors have determined to pay a fully franked interim dividend of 49 cents per share, an increase of 7 cents (17%) over the 2004 interim dividend.  The first half 2005 payout ratio has increased to 65% as a result, compared with a payout ratio of 63% in the prior corresponding period.  Looking ahead the introduction of IFRS will make reported earnings more volatile and a targeting of a specific payout ratio would be problematic.  Instead, we will seek to maintain consistent dividend per share growth and accept greater variability in the payout ratio. In the short term we expect that, so long as operating conditions remain sound, dividends should increase at least in line with our previous practise of 2 cents each half.

NZ Class shareholders will receive the NZ$ equivalent of 49 cents per share.

Our ability to continue to frank dividends fully remains strong, with our adjusted franking account balance at $645 million as at March 2005 after allowing for the interim dividend (30 September 2004: $571 million).

3.5          REGULATORY DEVELOPMENTS

The need to adopt major new regulatory, reporting and governance requirements has required considerable additional resourcing and cost.  Key developments are:

International Financial Reporting Standards (IFRS)

We will be adopting the Australian equivalent of IFRS from 1 October 2005. Our aim is to complete required changes to our business procedures, processes and systems and operational training for staff prior to 30 September 2005.

Accounting and business impacts arising out of IFRS are expected to be significant. A preliminary assessment of these impacts has been completed and is included in the notes to the financial information contained in section 5 of this announcement.

Basel II

We are moving toward compliance under the new international capital accord, Basel II. The new accord introduces advanced risk based capital measurement and reporting requirements. From 1 January 2006, we will be required to operate under a dual regulatory reporting mode for two years, with Basel II replacing the existing capital accord from 1 January 2008.  Preparation for Basel II consequently involves significant changes to the Group’s risk system processes and data recording.

Our Basel II project has been established with the intention of seeking accreditation to use the advanced methodologies and we aim to lodge the request for accreditation under Basel II with APRA in September 2005.

The extent of any regulatory capital release on the transition in 2008 is dependent on APRA’s final guidelines.  However, we expect the rate at which regulatory capital is consumed by incremental business written after 2008 should be substantially reduced.

Sarbanes-Oxley

We are required to comply with the US Sarbanes-Oxley Act of 2002 as we have securities that are registered with the US Securities and Exchange Commission (SEC). The key short-term challenge with complying with Sarbanes-Oxley is its Section 404, which requires substantially increased management and external auditor attestation over the internal controls underpinning the financial statements.

Our project team commenced work in June 2004 and is currently undertaking detailed assessment and testing of internal controls.  The project is due for completion by October 2005, prior to the timeframe for compliance by non US companies (currently deferred until the financial year ending on or after 15 July 2005).

As noted on page 61 of our annual report on Form 20-F for the year ended 30 September 2004, the SEC, through its Division of Enforcement, is currently conducting an investigation of certain Australian registrants and public accounting firms in relation to aspects of compliance with the SEC’s auditor independence requirements.  As a part of this investigation, we are furnishing information to the SEC regarding the services rendered by PwC, the external auditor of Westpac since 1 October 2000, including information regarding services that the SEC staff may view as the secondment of PwC personnel to entities in the Westpac group.  We are continuing to examine the matters covered by the SEC’s investigation.

NZ Incorporation

Westpac has traditionally carried on its banking business in New Zealand through a branch operation.  In recent years the Reserve Bank of New Zealand (RBNZ) has adopted a policy requiring “systemically important” banks to incorporate separate New Zealand entities.  We initially proposed an alternative approach but this was rejected by the RBNZ in late 2004.

In November 2004, the Board agreed to incorporate the systemically important parts of our business in New Zealand to meet the RBNZ requirements.

We are currently working to determine an appropriate incorporation model, and the timeframe for incorporation has also yet to be finalised.

RBNZ Outsourcing

The RBNZ has issued a draft outsourcing policy for comment. An industry submission has been lodged and further discussion is expected.  Additional costs have already been incurred as a result of the planned transfer of the New Zealand mainframe applications to Australia being unable to proceed at this point.

3.6          CORPORATE GOVERNANCE AND RESPONSIBILITY

Sustainability Initiatives

In the half year ending 31 March 2005 we continued to strengthen the sustainability of our business across the financial, social and environmental dimensions through a range of diverse initiatives. Importantly, the embedding of sustainability practices within Westpac has enhanced our resilience and positively contributed to the financial results.

Consistent with our commitment to transparency and accountability, our non-financial reporting took a step forward with our fourth report brought forward to align with our financial reporting. As a result the 2004 Annual Report and 2004 Stakeholder Impact Report form an integrated set of reports to stakeholders on our total performance; financial, social and environmental.  These can be accessed on our website at www.westpac.com.au/investorcentre.

Protecting stakeholder interests has remained at the forefront of our sustainability initiatives. Consistent with this, global and local best practice developments in corporate governance and responsibility have again been adopted where relevant.

Involvement has also been maintained with key global intermediaries that are dedicated to enhancing sustainability, including the Global Compact, the World Business Council for Sustainable Development, the United Nations sponsored Global Reporting Initiative and the United Nations Environment Program Finance Initiatives (UNEP-FI). Participation in this collaborative research, framework development, international benchmarking of performance, extensive outreach activities, and the promotion of sustainable business practices in industry and other forums has ensured we remain at best practice.

In March 2005, the second Community Consultative Council, chaired by Dr Morgan, again brought together leaders of key external stakeholders including social and environmental NGOs, academics, and Federal, State and local Government to drive our sustainability priorities.

An Environment Day was held in February 2005; the first in a new Sustainability Forum series for employees, suppliers and other external attendees, designed to promote awareness and discussion on the most significant sustainability issues.

Progress also continued in assessing the social, ethical and environmental performance of our suppliers, including the holding of our first Supplier Forum in December.

External Governance and Responsibility Assessment

We continue to put our corporate governance and sustainability practices to the test through independent external assessments. The following summarises our latest sustainability and governance ratings:

•    The Dow Jones Sustainability Index 2004-2005: No. 1 rating for banks globally for the third year in a row;

•    Governance Metrics International Global Corporate Governance Ratings March 2005: one of only 34 companies and the only Australian company and only bank globally to receive a top score of 10.0, ranked against some 3,220 companies globally - the third such consecutive rating;

•    Business in the Community Corporate Responsibility Index April 2005: No. 1 rating in both of the Australian (28 companies rated) and the UK (134 companies rated) indices;

•    RepuTex Social Responsibility Ratings November 2004: For the second consecutive year number 1 company overall, ranked against Australia’s top 100 companies and the only company to receive a AAA rating; and

•    Howarth Corporate Governance Report September 2004: one of 17 companies to receive the top five star rating and ranked equal second overall out of the top 250 Australian companies.

3.7          OUTLOOK

Economic growth in both New Zealand and Australia has eased back from the strong levels of recent years. Further, new competitors are entering many segments of the market and increasingly using price as a competitive lever.

Added to this, heavy regulatory compliance requirements from Basel II, IFRS and Sarbanes-Oxley are increasing cost pressures.

Offsetting these factors is the strong position of the household sector in both Australia and New Zealand, with unemployment rates at record low levels leading to positive bad and doubtful debt expense outcomes.

Overall, we expect sector conditions to be slightly more subdued, but still supportive for earnings growth, over the coming period.

Westpac also remains well positioned with the right business mix, the right management team and a clear focus on medium term shareholder value.

Consequently, we expect to continue to deliver earnings growth at the upper end of the major Australian banks.

This outlook section contains “forward-looking statements.”  Refer to section 6.3 for further details regarding “forward-looking statements.”

4. BUSINESS UNIT PERFORMANCE

Business unit results are presented on a management reporting basis. Internal charges and transfer pricing adjustments are included in the performance of each business reflecting the management, rather than the legal structure. As a consequence, these results cannot be compared to results for individual legal entities. Where management reporting structures or accounting classifications have changed, comparatives have been restated and may differ from results previously reported.

Our internal transfer-pricing framework attributes value between business units. Its primary attributes are:

•                                          Product groups pay the distribution units an arm’s length fee based on external market benchmarks;

•                                          Product balances are fully transfer-priced at inter-bank rates according to the tenor of the underlying transactions;

•                                          All overhead costs are allocated to revenue generating businesses; and

•                                          Capital is allocated to business groups using designated risk factors. For further details regarding capital allocation methodology, refer to Introduction on page 1.

Net profit attributable to equity holders of Westpac Banking Corporation

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
A$m	March 05	Sept 04	March 04	Mar 05	Mar 05
Business and Consumer Banking	728	661	618	10	18
Westpac Institutional Bank	283	261	230	8	23
New Zealand(1)	182	192	171	(5)	6
BT Financial Group (Australia)(2)	93	66	60	41	55
Pacific Banking	28	29	27	(3)	4
Group Business Unit	11	105	119	(90)	(91)
Net profit attributable to equity holders of Westpac Banking Corporation	1,325	1,314	1,225	1	8

Wealth management
Australia	93	66	60	41	55
New Zealand	5	12	12	(58)	(58)
Total wealth management	98	78	72	26	36

Total banking net profit attributable to equity holders of Westpac Banking Corporation	1,227	1,236	1,153	(1)	6

Operating expenses to net operating income ratio(3)

				Mov’t		Mov’t
	Half Year	Half Year	Half Year	Sept 04-		Mar 04-
	March 05	Sept 04	March 04	Mar 05		Mar 05
Business and Consumer Banking	50.6%	52.5%	52.3%	190bps		170bps
Westpac Institutional Bank	42.0%	46.4%	42.2%	440bps		20bps
New Zealand(1)	47.6%	47.6%	48.9%	—		130bps
BT Financial Group (Australia)	54.2%	61.7%	61.1%	large		large
Pacific Banking	39.1%	38.6%	34.8%	(50bps	)	(430bps	)
Total Group ratio	48.4%	48.8%	49.6%	40bps		120bps

Wealth management ratio(4)
Funds Management	61.9%	66.7%	68.1%	480bps		large
Life Insurance	34.3%	38.8%	32.4%	450bps		(190bps	)
Total wealth management ratio	54.3%	60.1%	59.5%	large		large

Total banking ratio	47.8%	47.8%	48.7%	—		90bps

(1)                                  New Zealand comprises our New Zealand retail banking operations and wealth management businesses Westpac Life New Zealand and BTFG New Zealand. New Zealand results are converted to Australian dollars at the average hedge exchange rate for the year (2005: 1.1424; 2004: 1.1115). Refer to section 4.3 for New Zealand segment results in New Zealand dollars.

(2)                                  BTFG (Australia) represents our Australian wealth management business.

(3)                                  Group operating expenses excluding goodwill amortisation and bad and doubtful debts divided by Group net operating income.

(4)                                  Includes our New Zealand and Australian wealth management businesses.

4.1                            BUSINESS AND CONSUMER BANKING

Business and Consumer Banking (BCB) is responsible for product development, sales and servicing for all retail banking customers and small to medium sized businesses. Core business activities are conducted through a nationwide network of branches, call centres, ATMs, internet banking and mobile sales forces. BCB’s front line staff are responsible for the delivery of sales and service related functions for a broad range of financial products including home, personal and business finance lending, savings and investment accounts, credit cards and wealth products.

4.1.1                     Total BCB

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
A$m	March 05	Sept 04	March 04	Mar 05	Mar 05
Net interest income	1,831	1,749	1,666	5	10
Non-interest income	661	660	630	—	5
Net operating income	2,492	2,409	2,296	3	9
Operating expenses	(1,260)	(1,264)	(1,201)	—	(5)
Goodwill amortisation	(29)	(29)	(29)	—	—
Bad and doubtful debts	(150)	(169)	(171)	11	12
Profit from ordinary activities before income tax expense	1,053	947	895	11	18
Income tax expense and outside equity interests	(325)	(286)	(277)	(14)	(17)
Net profit after tax	728	661	618	10	18
Goodwill amortisation	29	29	29	—	—
Cash earnings	757	690	647	10	17

Economic profit(1)	602	545	506	10	19
Operating expense to net operating income ratio(2)	50.6%	52.5%	52.3%	190bps	170bps

	$bn	$bn	$bn
Deposits	77.5	74.7	72.8	4	6
Net loans and acceptances	138.8	135.2	128.8	3	8
Total assets	141.5	138.1	131.4	3	8

Reconciliation of Cash Earnings and Economic Profit

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
A$m	March 05	Sept 04	March 04	Mar 05	Sept 04
Net profit after tax	728	661	618	10	18
Goodwill amortisation	29	29	29	—	—
Cash earnings	757	690	647	10	17
Franking benefit	228	200	194	14	18
Adjusted cash earnings	985	890	841	11	17
Allocated capital	6,393	5,755	5,575	11	15
Allocated capital charge (12%)	(383)	(345)	(335)	(11)	(14)
Economic profit(1)	602	545	506	10	19

Financial Performance

First Half 2005 – First Half 2004

Our consistent strategy of pursuing long-term profitable growth drove increased earnings in line with prior periods despite slowing system growth in consumer lending and increasing competition in deposit markets. A continuing benign credit environment also assisted performance.

Net interest income rose from stable product spreads despite increased competition and from growth across our loan and deposit portfolios. Drivers were:

•                                          Mortgage balances at 31 March 2005 increased $94.3 billion (up 8%) compared to 31 March 2004. We maintained our focus on profitable housing lending in an environment of greater competition as

(1)                               Business Unit economic profit is defined as cash earnings less a capital charge calculated at 12% of allocated capital plus 70% of the value of Australian tax paid.

(2)                               Operating expenses excluding goodwill amortisation and bad and doubtful debts divided by net operating income.

residential and investment property markets slowed, demonstrated by revenue growth of 9% compared to the prior corresponding period on 8% loan growth;

•                                          The business finance portfolio continued to grow strongly with balances at $37.1 billion at 31 March 2005 (up 10%). Spread compression was one basis point as a result of a disciplined trade-off between margin and volume;

•                                          Consumer card outstandings at 31 March 2005 grew to $5.1 billion (up 5%) over 31 March 2004 and spreads increased by 38 basis points, as the Virgin card portfolio migrated further from the introductory to the standard rate; and

•                                          Retail deposits at 31 March 2005 grew to $77.5 billion (up 6%) over 31 March 2004. Despite competition, we maintained strong growth with our new high interest on-line offering, Max-i Direct, complemented by enhancements to our Westpac One offering. These initiatives drove growth of over $3 billion in our cash management portfolio. The strategic decision to maintain deposit growth contributed to spread compression of five basis points across the portfolio.

Non-interest income grew in line with balances; however, slower growth across most portfolios combined with increased competition in business lending and deposits led to a fall in the rate of non-interest income growth.  Cards income grew strongly with a full six month impact of repriced reward points, implemented in the second half of 2004. Repricing initiatives have now replaced interchange income lost through the 2003 credit card reforms and we are now seeing reasonable rates of growth in this business.

Expense increases reflect continued investment in core strategic projects including the roll-out of our customer relationship management system (Reach), streamlining lending origination processes (Pinnacle) and implementing a common technology platform across the Group (One Bank Platform). Average staff numbers were up by 143. The growth in staff arose in customer-facing roles, primarily in our branch network, partly offset by a reduction in staff as we completed the consolidation of our contact centres. Slower mortgage growth drove lower processing costs from our outsource providers. The operating expense to net operating income ratio improved to 50.6% (down 170 basis points).

Bad and doubtful debt charges decreased from lower dynamic loan loss provisioning charges across our portfolios following a moderation in consumer and business credit growth. This was offset by a increase of $12 million reflecting an upward revision of provisioning factors following the annual review of loss experience.

First Half 2005 – Second Half 2004

Continued profitable growth across our loan and deposit portfolios coupled with a strong focus on expense containment was key to our strong performance over the second half of last year.

Net interest income for the half year ended 31 March 2005 was higher compared with 30 September 2004 as loans and deposits grew with minimal margin compression. Credit growth slowed across all portfolios as the full effect of increased competition and the slowdown in system credit growth(1) became evident compared with the prior half. Mortgage balances at 31 March 2005 grew 3% compared with 30 September 2004 with spreads stable. Retail deposits at 31 March 2005 grew 4% compared with 30 September 2004, with some spread compression as a result of mix changes following our new product launches. Adjusting for the portfolio of equipment finance assets repurchased from AGC (the AGC portfolio) in the second half of 2004, growth in business lending was 3%, with a slight increase in product spreads.

Non-interest income was flat as fees declined across the business portfolio, partially driven by lower merchant fees coupled with increased competitive pressure across all sectors of the market. Fees were also flat across the deposit portfolio as consumers switched to lower fee products. We adjusted certain fee structures over the period to align better with the market and to improve fee revenue in future periods.

Operating expenses were held flat. Increases in property charges in the first half were offset by lower personnel costs driven by the consolidation of our contact centres. The operating expense to net operating income ratio improved to 50.6% (down 190 basis points).

Bad and doubtful debt charges decreased largely from lower provisioning in business lending following a $14 million charge in the second half of 2004 when we repurchased the equipment finance assets from AGC. This was partly offset by a $12 million increase following our annual review of provisioning factors.

(1)                               System credit growth from April RBA statistics (excludes lending activity with non-residents).

4.1.2                  CONSUMER DISTRIBUTION

The Consumer Distribution segment comprises sales and service for customers that have a personal relationship with BCB through a range of products, including home lending, credit cards, transaction and deposit accounts, personal lending, general insurance, and wealth. Sales and servicing activities occur through the nationwide service network, the home loan sales force, internet banking and the wealth distribution sales force.  Income is primarily earned from sales and service commissions received from the product businesses.  The bad and doubtful debts charge for consumer customers is recognised in the consumer product division.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
A$m	March 05	Sept 04	March 04	Mar 05	Mar 05
Net interest income	(6)	(32)	(27)	81	78
Non-interest income	687	678	649	1	6
Net operating income	681	646	622	5	9
Operating expenses	(425)	(415)	(392)	(2)	(8)
Goodwill amortisation	(8)	(8)	(8)	—	—
Bad and doubtful debts	—	—	—	—	—
Profit from ordinary activities before income tax expense	248	223	222	11	12
Income tax expense and outside equity interests	(77)	(69)	(68)	(12)	(13)
Net profit after tax	171	154	154	11	11
Goodwill amortisation	8	8	8	—	—
Cash earnings	179	162	162	10	10

Operating expense to net operating income ratio(1)	62.4%	64.2%	63.0%	180bps	60bps

	$bn	$bn	$bn
Assets	0.5	0.5	0.5	—	—

Financial Performance

First Half 2005 – First Half 2004

Operating income during the half year ended 31 March 2005 increased compared to the prior corresponding period with higher commissions received from product sales.  Volumes drove this result with both loan and deposit portfolios experiencing solid growth over the period. The result benefited from a change in amortisation period for mortgage broker costs from four to five years (impact $9 million) following a review of the average product life. This was partly offset by a 4% decline in wealth income due to lower sales.

Operating expense growth was principally driven by higher personnel costs following an increase in customer-facing staff and higher superannuation charges. Further investments were made in key strategic projects covering lending origination systems and customer relationship management systems.

First Half 2005 – Second Half 2004

Continued profitable growth across our loan and deposit portfolios coupled with a strong focus on expense containment was key to our strong cash earnings performance compared with the second half of last year.

Operating income during the half year ended 31 March 2005 continued to grow, compared to the half year ended 30 September 2004, however increased competition and the slowdown in system credit growth saw volume growth on lending products ease.  Successful new product launches during the half year ended 31 March 2005 contributed to continued growth in deposits balances.

Expense increases reflect the investments noted above.

(1)                               Operating expenses excluding goodwill amortisation and bad and doubtful debts divided by net operating income.

4.1.3                  CONSUMER PRODUCTS

Consumer Products comprises home lending, credit cards, transaction and deposit accounts, personal loans, and general insurance. Sales and service commissions passed to the distribution businesses are recorded as a charge against non-interest income, causing Consumer Products non-interest income to show a loss. The bad and doubtful debts charge for these products is recognised in this division.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
A$m	March 05	Sept 04	March 04	Mar 05	Mar 05
Net interest income	1,222	1,188	1,139	3	7
Non-interest income	(540)	(537)	(537)	(1)	(1)
Net operating income	682	651	602	5	13
Operating expenses	(227)	(230)	(223)	1	(2)
Goodwill amortisation	(9)	(9)	(9)	—	—
Bad and doubtful debts	(118)	(119)	(153)	1	23
Profit from ordinary activities before income tax expense	328	293	217	12	51
Income tax expense and outside equity interests	(101)	(91)	(68)	(11)	(49)
Net profit after tax	227	202	149	12	52
Goodwill amortisation	9	9	9	—	—
Cash earnings	236	211	158	12	49

Operating expense to net operating income ratio(1)	33.3%	35.3%	37.0%	200bps	370bps

	$bn	$bn	$bn
Deposits	50.8	50.4	49.0	1	4
Net loans and acceptances	101.7	98.9	95.0	3	7
Total assets	102.3	99.5	95.8	3	7

Financial Performance

First Half 2005 – First Half 2004

Net interest income for the half year ended 31 March 2005 was higher compared to the half year ended 31 March 2004 as consumer loan and deposit portfolios continued to grow.  Maintaining focus on profitable growth resulted in strong mortgage growth with stable spreads. Volume growth was maintained with minimal spread compression.

Non-interest income for the half year ended 31 March 2005 was virtually unchanged. Strong growth in product balances led to significant increases in commissions to our distribution business.  This was largely offset by strong growth in fee income from cards as the full six month impact of repricing reward points was felt.  We implemented this repricing in the second half of 2004.

Operating expenses increased due to business growth and higher strategic investment spend including continued investment in ongoing and new expense management initiatives. Variable processing costs charged by outsource providers fell in line with lower mortgage volumes.

The bad and doubtful debt charge decreased as growth in credit card outstandings slowed, and lower loan loss provisioning ($8 million) following the annual review of provisions factors.

First Half 2005 – Second Half 2004

Net interest income for the half year ended 31 March 2005 was higher compared to the half year ended 30 September 2004 as our loan and deposit portfolios grew with minimal spread compression. Increased competition and the slowdown in system credit growth caused income growth to fall.

Operating expenses decreased in line with slower volume growth, partially offset by continued investment in the key strategic projects already noted.

Bad and doubtful debt charges were virtually unchanged.

(1)                               Operating expenses excluding goodwill amortisation and bad and doubtful debts divided by net operating income.

4.1.4                  Consumer Customers Key Business Drivers

90 day+ mortgages up 4 basis points over 2H04, up 3 basis points over 1H04. 90 day+ Other up 11 basis points over 2H04, down 3 basis points over 1H04	Consumer customer satisfaction up 4.6% since September 2003. Ask Once and more flexible branch hours - improvements for customers.

(1)                               Source: Australian Prudential Regulation Authority/ReserveBank of Australia. Household credit includes mortgages, other personal lending and margin lending. Retail deposits at 31 March 2005 comprise 47% consumer deposits and 53% business deposits.

(2)                               Source: Roy Morgan Research (January 2005).  12 month rolling average.  Peer Group average includes CBA, NAB and ANZ. Satisfaction defined as “very” or “fairly” satisfied among those that regard each bank as their main financial institution.

4.1.5                  BUSINESS DISTRIBUTION

The Business Distribution segment comprises small to medium sized business customers and our rural consumer and business customers. Sales and servicing of these customers occurs though our middle market and small business sales force and service centres and our regional branch network. Products include business lending, deposit and transaction accounts and working capital activities.  Income is primarily earned from sales and service commissions received from the product businesses.  The bad and doubtful debts charge for business customers is recognised in this division.

A$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Net interest income	59	58	46	2	28
Non-interest income	821	798	785	3	5
Net operating income	880	856	831	3	6
Operating expenses	(474)	(469)	(441)	(1)	(7)
Goodwill amortisation	(11)	(11)	(11)	—	—
Bad and doubtful debts	(32)	(50)	(18)	36	(78)
Profit from ordinary activities before income tax expense	363	326	361	11	1
Income tax expense and outside equity interests	(112)	(95)	(112)	(18)	—
Net profit after tax	251	231	249	9	1
Goodwill amortisation	11	11	11	—	—
Cash earnings	262	242	260	8	1

Operating expense to net operating income ratio(1)	53.9%	54.8%	53.1%	90bps	(80bps )

	$bn	$bn	$bn
Assets	0.8	0.8	0.8	—	—

Financial Performance

First Half 2005 – First Half 2004

Operating income during the half year ended 31 March 2005 was higher compared to the half year ended 31 March 2004 due to increased commissions earned from product businesses on continued growth in business loan and deposit portfolios.  The equipment finance portfolio increased $1 billion (up 21%), term lending and commercial bill outstandings grew $2 billion (up 7%) and business deposits increased by $3 billion (up 12%).  Wealth income declined by 4% from lower sales.

Operating expense growth was principally driven by higher personnel costs as customer-facing staff increased (up 10%) and superannuation costs rose. This business also contributed to the investment in the key strategic projects noted previously.

The bad and doubtful debts charge increased as a result of portfolio growth and due to an upward revision to loan loss provisioning factors following the annual review.

First Half 2005 – Second Half 2004

Profitable growth across our loan and deposit portfolios, coupled with a strong focus on expense containment, drove continued growth in cash earnings compared to the second half of last year.

Expense growth compared to the half year ended 30 September 2004 was principally driven by the same factors that drove expense growth over the prior corresponding period.

Bad and doubtful debt charges were lower as the second half of 2004 included a charge for the repurchase of the AGC portfolio, offset by the upward revision to loan loss provisioning factors noted above.

(1)                               Operating expenses excluding goodwill amortisation and bad and doubtful debts divided by net operating income.

4.1.6                  BUSINESS PRODUCTS

Business Products includes business lending, deposit and transaction accounts, and working capital activities. Sales and service commissions passed to the distribution businesses are recorded as a charge against non-interest income.  The bad and doubtful debts charge for business customers is recognised in the business distribution business.

A$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Net interest income	556	535	508	4	9
Non-interest income	(307)	(279)	(267)	(10)	(15)
Net operating income	249	256	241	(3)	3
Operating expenses	(134)	(150)	(145)	11	8
Goodwill amortisation	(1)	(1)	(1)	—	—
Bad and doubtful debts	—	—	—	—	—
Profit from ordinary activities before income tax expense	114	105	95	9	20
Income tax expense and outside equity interests	(35)	(31)	(29)	(13)	(21)
Net profit after tax	79	74	66	7	20
Goodwill amortisation	1	1	1	—	—
Cash earnings	80	75	67	7	19

Operating expense to net operating income ratio(1)	53.8%	58.6%	60.2%	480bps	large

	$bn	$bn	$bn
Deposits	26.7	24.3	23.8	10	12
Net loans and acceptances	37.1	36.3	33.8	2	10
Total assets	37.9	37.2	34.3	2	10

Financial Performance

First Half 2005 – First Half 2004

The increase in net interest income for the half year ended 31 March 2005 compared to the same period in 2004 was due to growth in the equipment finance, term lending and commercial bill portfolios while maintaining stable spreads.  The compression in business deposit spreads was limited to 1 basis point as the portfolio grew.

Non-interest income declined primarily as a result of the outsourcing of our merchant terminal fleet(2) in May 2004. This outsourcing deal, expected to achieve cost savings as well as an updated fleet, had the effect of reducing both revenue and expenses.

Operating expenses fell as a result of the merchant terminal outsourcing. These factors also resulted in a fall in the operating expense to net operating income ratio of 640 basis points to 53.8%.

First Half 2005 – Second Half 2004

Net interest income was higher compared to the half year ended 30 September 2004 as all portfolios grew. However, growth fell for the half year ended 31 March 2005 slightly as a result of seasonality in business lending, and increased competition was seen compared with the prior half. Growth in business deposits was strong, up $2 billion (10%).

Non-interest income declined as we outsourced the merchant terminal fleet.

Operating expenses fell with the outsourcing of merchant terminals. The operating expense to net operating income ratio fell to 53.8% (down 480 basis points).

(1)                                  Operating expenses excluding goodwill amortisation and bad and doubtful debts divided by net operating income.

(2)                                  This refers to the hardware that enables us to provide services to merchants for the real-time authorisation and processing of electronic payments, by debit and credit cards, and in certain circumstances, charge cards.  The merchant terminal fleet was sold to a third party in November 2004, with responsibility of maintenance of this equipment now with the third party.  In turn, we are charged a fee for the use of this equipment.

4.1.7                  Business Customers Key Business Drivers

(1)                               Comprises term lending, bills and business overdrafts and equipment finance.

(2)                               Business deposits include both working capital and business transaction and savings accounts.

(3)                               Source: TNS Business Finance Monitor (Jan-05). 12 month rolling average. Satisfaction with main bank.

4.2                            WESTPAC INSTITUTIONAL BANK

The Institutional Bank meets the financial needs of corporations and institutions either based in, or with interests in Australia and New Zealand. It also provides certain services including the manufacture and origination of structured products to middle market business banking customers in those markets.

				% Mov’t		% Mov’t
	Half Year	Half Year	Half Year	Sept 04-		Mar 04-
A$m	March 05	Sept 04	March 04	Mar 05		Mar 05
Net interest income(1)	264	230	231	15		14
Non-interest income	433	460	343	(6)		26
Net operating income	697	690	574	1		21
Operating expenses	(293)	(320)	(242)	8		(21)
Goodwill amortisation	(1)	(1)	(1)	—		—
Bad and doubtful debts	(31)	3	2	(large	)	(large	)
Profit from ordinary activities before income tax expense	372	372	333	—		12
Income tax expense and outside equity interests(1)	(89)	(111)	(103)	20		14
Net profit after tax	283	261	230	8		23
Goodwill amortisation	1	1	1	—		—
Cash earnings	284	262	231	8		23

Economic profit(2)	172	157	136	10		26
Operating expense to net operating income ratio(3)	42.0%	46.4%	42.2%	440bps		20bps

	$bn	$bn	$bn
Deposits	15.7	13.9	12.3	13	28
Net loans and acceptances	27.9	25.5	22.6	9	23
Total assets	52.4	48.8	49.8	7	5

Reconciliation of Cash Earnings and Economic Profit

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
A$m	March 05	Sept 04	March 04	Mar 05	Mar 05
Net profit after tax	283	261	230	8	23
Goodwill amortisation	1	1	1	—	—
Cash earnings	284	262	231	8	23
Franking benefit	42	44	47	(5)	(11)
Adjusted cash earnings	326	306	278	7	17
Allocated capital	2,587	2,479	2,356	4	10
Allocated capital charge (12%)	(154)	(149)	(142)	(3)	(8)
Economic profit(2)	172	157	136	10	26

Financial Performance

As noted in section 3.1, Epic was acquired in June 2004 and was disposed of in December 2004.  Earnings for the six months to March 2005 included operating revenues of $11 million and expenses of $8 million during the period the companies were consolidated.  The six months ended 30 September 2004 included income of $27 million and expenses of $22 million.  Net profit after tax impacts were $3 million and $5 million respectively.

(1)                               We have entered into various tax effective structured finance transactions that derive income subject to a reduced rate of income tax. To provide comparability, this income is presented on a tax equivalent basis. Net interest income includes a tax equivalent gross up of $119 million in the six months ended 31 March 2005 ($106 million first half 2004, $116 million second half 2004) relating to tax benefits on structured finance transactions. In the presentation of the Group’s average balance sheet, net interest spread and net interest margin are also presented on a tax equivalent basis. Refer section 5, Note 3 Average Balance Sheet and Interest Rates for a reconciliation of net interest income used in the calculation of net interest spread and net interest margin.

(2)                               Business Unit economic profit is defined as cash earnings less a capital charge calculated at 12% of allocated capital plus 70% of the value of Australian tax paid.

(3)                               Operating expenses excluding goodwill amortisation and bad and doubtful debts divided by net operating income.

First Half 2005 – First Half 2004

The increase in net profit after tax in the Institutional Bank for the half year ended 31 March 2005 compared to the prior corresponding period was driven by a significant increase in client revenues, offsetting higher expenses and a return to a more normal bad and doubtful debts charge. Our client-focused strategy continued to deliver, together with initiatives implemented last year, including the creation of new capabilities to deliver to growing issuer and investor demand for structured capital and alternative assets.

Increased activity across all client segments drove growth in operating income.  The business strengthened its position as a strategic partner to its clients and Financial Markets grew strongly. Highlights include:

•                                          Client revenue increased to $468 million (up 12%) underpinned by growth in Financing, Transactional Services and Financial Markets products. All client segments drove an 11% increase in financing income with average financing assets up $3.8 billion to $19.5 billion (up 24%) from March 2004;

•                                          Financial Markets trading income increased $44 million (up 32%) with gains across the product spectrum reflecting higher customer flows, increased market activity and disciplined risk management. Foreign Exchange and Interest Rate products showed particular strength over the March 2004 half. Average VaR usage for the half was lower at $6.3 million compared with $7.6 million at 31 March 2004;

•                                          Structured Finance revenues were up $23 million (28%) from new business written in Australia and the strengthening of the NZ$; and

•                                          Our portfolio of high yield securities benefited from the improved credit environment.  $28 million in gains ($17 million for the six months to 30 September 2004) were realised on this portfolio reflecting liquidation and sales during the half and improved credit spreads. The carrying value of this portfolio at 31 March 2005 was US$52 million (US$86 million at 30 September 2004).

Excluding Epic, expenses increased $43 million (18%). Investments were made in core product systems and infrastructure, performance based remuneration costs increased in line with improved performance and we incurred higher levels of deal-related costs in our Specialised Capital Group and Structured Finance businesses.

The net bad and doubtful debt charge of $31 million represents a more normal level of credit costs as unusually high levels of write-backs experienced in 2004 has not been repeated.  Three exposures were downgraded to impaired, representing 95% of new specific provisions raised in the half; the impact was partly offset by write-backs following asset sales during this period and repayments of problem exposures. Compared with the prior corresponding period loan loss provisioning factors increased $14 million, following our annual review of loss experience.

First Half 2005 – Second Half 2004

Earnings for the six months ended 30 September 2004 included income of $25 million in annual performance fees from the private equity business with related expenses of $13 million, together with $11 million in expense provisions for a restructure. Excluding these items (and excluding the impact of Epic), net profit after tax increased 10% over the second half of 2004.

Key Business Drivers

Watchlist, substandard and past due loans: $429 million March 2005 ($657 million March 2004).

Notable Transactions

•                                          AMT Management Limited (as responsible entity of the Airport Motorway Trust) - joint lead arrangers, agent and security trustee of a A$515 million syndicated debt facility.

•                                          Hastings Diversified Utilities Fund - co-lead manager for a A$380 million equity raising for the acquisition of infrastructure assets.

•                                          NPBS Securities Pty Limited - A$200 million committed standby liquidity facility to provide support to the group’s asset backed commercial paper program.

•                                          Visy Industries – arranger and manager of A$540 million syndicated loan facility.

•                                          Nuplex Industries Limited – joint provider of EUR125 million acquisition bridge facility.

•                                          NuStar Mining Corporation Limited – sole provider of a A$33 million debt finance plus gold hedging to assist in the development of the Paulsens Gold Project in Western Australia.

(1)       Capital markets products include interest rate derivatives, secondary markets activity in debt securities and equities, but excludes primary markets activity.

(2)       FM Other comprises energy, other international and commodities income.

4.3                            NEW ZEALAND

New Zealand operations provide banking and wealth management products and services to New Zealand consumer and business customers.  The New Zealand wealth business includes Westpac Life New Zealand and BTFG New Zealand. The results do not include the earnings of our New Zealand Institutional Bank.

All figures are in New Zealand dollars (NZ$).  (Australian dollars (A$) equivalents are included in section 7.2).

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
NZ$m	March 05	Sept 04	March 04	Mar 05	Mar 05
Net interest income	463	459	434	1	7
Non-interest income	234	239	223	(2)	5
Net operating income	697	698	657	—	6
Operating expenses	(332)	(332)	(321)	—	(3)
Goodwill amortisation	(24)	(24)	(24)	—	—
Bad and doubtful debts	(20)	(19)	(22)	(5)	9
Profit from ordinary activities before income tax expense	321	323	290	(1)	11
Income tax expense and outside equity interests	(113)	(110)	(100)	(3)	(13)
Net profit after tax	208	213	190	(2)	9
Goodwill amortisation	24	24	24	—	—
Cash earnings	232	237	214	(2)	8

Economic profit(1)	110	128	106	(14)	4
Operating expense to net operating income ratio(2)	47.6%	47.6%	48.9%	—	130bps

	$bn	$bn	$bn
Deposits	19.3	18.6	18.1	4	7
Net loans	30.2	28.2	26.7	7	13
Total assets	31.3	29.8	28.0	5	12
Funds under management	2.3	2.5	3.4	(8)	(32)

Reconciliation of Cash Earnings and Economic Profit

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
NZ$m	March 05	Sept 04	March 04	Mar 04	Mar 05
Net profit after tax	208	213	190	(2)	9
Goodwill amortisation	24	24	24	—	—
Cash earnings	232	237	214	(2)	8
Franking benefit	10	9	9	11	11
Adjusted cash earnings	242	246	223	(2)	9
Allocated capital	2,199	1,970	1,945	12	13
Allocated capital charge (12%)	(132)	(118)	(117)	(12)	(13)
Economic profit(1)	110	128	106	(14)	4

Financial Performance (NZ$)

First Half 2005 – First Half 2004

New Zealand net profit after tax for the half year ended 31 March 2005 compared to the half year ended 31 March 2004 increased as asset and liability growth continued, expenses were contained and a benign credit environment prevailed. Strong volume growth continued, however, margins decreased as the operating environment became more challenging.

Drivers of net interest income follow:

•                                       Total lending increased to $30.2 billion (up 13%) following strong growth across all portfolios.  Housing lending increased to $20.0 billion (up 15%) as market share eased slightly to 19.3%.  Our share of new lending growth slowed (15% of new lending compared with 20% for the six months to 31 March 2004) following a policy to avoid reducing rates aggressively during a price war in the first quarter.  Business lending product volumes increased to $10.1 billion (up 8%), with SME market share remaining steady at

(1)       Business Unit economic profit is defined as cash earnings less a capital charge calculated at 12% of allocated capital plus 70% of the value of Australian tax paid.

(2)       Operating expenses excluding goodwill amortisation and bad and doubtful debts divided by net operating income.

17%(1).  Deposit volumes increased to $19.3 billion (7%) during the period with our share of the retail deposit market at 21.8% compared with 21.3% at 31 March 2004; and

•                                          Overall product spreads decreased by 8 basis points as new and refinanced housing lending was written into lower margin, fixed rate products in the first half of 2005.  The spread in the housing portfolio decreased 16bps. This was partly offset by higher spreads on non-interest bearing deposits as the Official Cash Rate increased.

Non-interest income rose following a pricing review and continued focus on fee collection. Additional fee income was earned as asset and deposit balances grew. The rate of growth in fee income however has slowed as customers have moved to lower fee products with lower transaction fees.

Expense growth related largely to personnel costs and from investment in the customer service platform. Regulatory costs were higher (Basel II compliance) and we incurred costs from retaining our mainframe systems locally.

Bad and doubtful debt charges fell despite growth in our lending portfolios. Dynamic provisioning charges were only slightly higher following a small upward revision of dynamic loan loss provisioning factors, following the annual review. This increase was partly offset by higher recoveries in the business lending portfolio.

First Half 2005 – Second Half 2004

The impact of the increasingly competitive operating environment became apparent as net profit after tax for the half year ended 31 March 2005 fell compared to the previous half. Asset growth moderated, lending margins were weaker and bad and doubtful debt charges increased.

Growth in net interest income slowed as increased competition in housing lending impacted margins. This was partly offset by stronger margins on the deposit portfolio.

Non-interest income fell due to lower transaction fee income as customers switched to lower fee products.

Expenses were flat following a continued focus on cost containment. Personnel expenses remained unchanged as the difficult employment market has delayed staff recruitment.

Bad and doubtful debt charges rose slightly with a small rise in dynamic loan loss provisions from the upward revision of factors rather than from loan volume growth.

(1)       TNS Business Finance Monitor.

Key Business Drivers

Slowing growth follows policy of maintaining margins.	Market share stable in face of increased competition from new on-line offers.

Low delinquency ratios from ongoing improvements in collection processing and low unemployment.	Rating continues to climb – exceeds all previous ratings. New branches and extended trading hours the major contributors.

Business Developments

The focus of the first half has been to continue to secure profitable growth in a highly competitive market where pricing has been increasingly used as the primary customer proposition.  The quality of our lending products helped to ensure that the acquisition of customers was not based solely on price, and helped to minimise the impact of margin compression.  This has been confirmed independently by 5-star Cannex ratings across the entire range of lending products.

A continuing focus on customer service has seen Main Bank Satisfaction increase throughout the period, to 58% Excellent/Very Good – the highest this measure has been since the acquisition of TrustBank in 1996. Branch opening hours have continued to be extended, and new branches have opened in Auckland, to suit customer behaviour. The Ask Once customer service program, leveraged through the Australasian operating model, was also launched to the market in the period.

The re-branding campaign together with the customer service focus has continued to drive market-leading brand awareness of 72%(2), the biggest movement among competitor banks, and bank preference of 17%(2).

(1)       Source:  TNS Business Finance Monitor/ACNielsen.

(2)       Source:  ACNielsen

4.4                            BT FINANCIAL GROUP (AUSTRALIA)

BT Financial Group Australia (BTFG) is Westpac’s wealth management business.  BTFG designs, manufactures and services financial products that enable our customers to achieve their financial goals by accumulating, managing and protecting their personal wealth. These products include managed investments (mutual funds), personal and business superannuation (pensions), life insurance, income protection, discount securities broking, margin lending, client portfolio administration (Wrap) platforms and portfolio management and administration of corporate superannuation. Distribution of BTFG products is conducted through our Australian and New Zealand banking distribution businesses and an extensive range of independent financial advisers.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
A$m	March 05	Sept 04	March 04	Mar 05	Mar 05
Net interest income	35	29	29	21	21
Non-interest income	319	282	274	13	16
Net operating income	354	311	303	14	17
Operating expenses	(192)	(192)	(185)	—	(4)
Goodwill amortisation	(31)	(28)	(33)	(11)	6
Bad and doubtful debts	—	—	—	—	—
Profit from ordinary activities before income tax expense	131	91	85	44	54
Income tax expense and outside equity interests	(38)	(25)	(25)	(52)	(52)
Net profit after tax	93	66	60	41	55
Goodwill amortisation	31	28	33	11	(6)
Cash earnings	124	94	93	32	33

Economic profit(1)	31	(7)	(11)	large	large
Operating expense to net operating income ratio(2)	54.2%	61.7%	61.1%	large	large

	$bn	$bn	$bn
Total assets	15.8	15.0	14.2	5	11
Funds under management	39.7	38.9	37.4	2	6
Funds under administration	26.7	21.5	18.1	24	48

Reconciliation of Cash Earnings and Economic Profit

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
A$m	March 05	Sept 04	March 04	Mar 05	Mar 05
Net profit after tax	93	66	60	41	55
Goodwill amortisation	31	28	33	11	(6)
Cash earnings	124	94	93	32	33
Franking benefit	27	18	18	50	50
Adjusted cash earnings	151	112	111	35	36
Allocated capital	2,002	2,001	2,017	—	(1)
Allocated capital charge (12%)	(120)	(119)	(122)	(1)	2
Economic profit(1)	31	(7)	(11)	large	large

Financial Performance

First Half 2005 – First Half 2004

Growth in net profit after tax was achieved through strong revenue growth from good market conditions and improved investment ratings.  Strong performance in investment management has been a key feature, with

(1)                               Business Unit economic profit is defined as cash earnings less a capital charge calculated at 12% of allocated capital plus 70% of the value of Australian tax paid.

(2)                               Operating expenses excluding goodwill amortisation and bad and doubtful debts divided by net operating income.

core funds all featuring in the top quartile ratings over two year measures.  Growth was supported further by containing expenses and delivering expense synergies.

Operating income relies on fees earned on Funds Under Management (FUM) and Funds Under Administration (FUA). Drivers of income growth follow:

•                                          Net interest income improved largely due to significant growth in Margin Lending balances with the portfolio growing to $2 billion (up 28%);

•                                          Fee income was up $23 million and investment income was up $8 million as a result of FUM and FUA growth from net funds inflows and strong increases in equity markets;

•                                          Total FUM (Retail and Institutional) grew by $2.3 billion to $40 billion (up 6%), with the asset mix moving towards higher yielding products within the Institutional portfolio;

•                                          Retail FUM grew to $28 billion (up 4%), with good growth in Corporate Super (up 27%) and a significant turnaround in Mezzanine net-flows.  As at September 2004, BTFG Corporate Super ranked second in inflows and fifth in market share, with actual market share at 6.7%(1);

•                                          Institutional FUM increased to $11 billion (up 12%) from strong market conditions and good inflows into Australian Equities – first half 2005, $400 million.  Three year investment performance was above benchmark across all core asset classes, with Australian Equities reporting 1 year out-performance of 3.6%;

•                                          FUA was $27 billion (up 48%) supported by continued strong growth in the Wrap product (up 43%); and

•                                          The Life Insurance business grew by 8%, with In-force premium of $232 million, supported by improved claims experience and improved lapse rates.

In addition to the $8 million increase in investment income, there was a recovery of amounts paid into certain managed funds to support tax values totalling $9 million.  When paid, these amounts formed part of the acquisition price of BT. These have subsequently been refunded and are required to be reported in income.

The operating expense to net operating income ratio declined significantly, falling 690 basis points.  Despite continued volume related expense growth and continued investment in the business, operating expense growth was contained to 4%, primarily as $13 million in additional expense synergies were delivered.  BTFG remains on track to deliver total expense synergies of $106 million, and total synergies of $116 million (well above the original business case of $65 million).

First Half 2005 – Second Half 2004

Growth in net profit after tax was achieved for the same reasons noted above.

Operating income includes increased fee and investment income of $17 million and $16 million respectively from higher FUM (up $1 billion or 2%) and FUA (up 24%):

•                                          BTFG’s core products Corporate Super and Wrap continued to show strong growth, with Corporate Super FUM increasing 12% and Wrap FUA increasing 20% over the six month period. Institutional FUM was up 2%;

•                                          Margin lending grew 19% with net in-flows of $344 million. This was a strong result as sales are traditionally higher in the second half of our financial year; and

•                                          The Life Insurance business reported an 8% increase largely from good claims experience. In-force premiums were $232 million (up 3%).

Expenses remained flat as increases in staff costs and further brand investments were offset by additional expense synergies.

(1)                               Source:  DEXX&R September 2004.

Key Business Drivers

BTFG ranked 2nd in ASSIRT FUA in Platforms at December 2004 (market share 12%).	BTFG is ranked 5th by Retail FUM at December 2004 (market share 7.44%).

Flows increased 116% during the half year ended 31 March 2005 compared to the half year ended 31 March 2004, and 23% when compared to the half year ended 30 September 2004 from market movements.  BTFG ranked 5th position in Retail FUM net fund-flows at December 2004(2).

(1)                               Internal data supplied by BTFG (Australia).

(2)                               Source:  ASSIRT.

4.5                            PACIFIC BANKING

Pacific Banking (PB) provides banking services for retail and business customers throughout the South Pacific Island Nations.  Branches, ATM’s and Internet banking channels are used to deliver our core business activities in Fiji, Papua New Guinea (PNG), Vanuatu, Cook Islands, Tonga, Solomon Islands and Samoa.  PB’s financial products include home, personal and business lending and savings and investment accounts.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
A$m	March 05	Sept 04	March 04	Mar 05	Mar 05
Net interest income	33	36	36	(8)	(8)
Non-interest income	36	34	33	6	9
Net operating income	69	70	69	(1)	—
Operating expenses	(27)	(27)	(24)	—	(13)
Goodwill amortisation	—	—	—	—	—
Bad and doubtful debts	(1)	1	(3)	200	67
Profit from ordinary activities before income tax expense	41	44	42	(7)	(2)
Income tax expense and outside equity interests	(13)	(15)	(15)	13	13
Net profit after tax	28	29	27	(3)	4
Goodwill amortisation	—	—	—	—	—
Distributions on other equity instruments	—	—	—	—	—
Cash earnings	28	29	27	(3)	4

Economic profit(1)	23	23	22	—	5
Operating expense to net operating income ratio(2)	39.1%	38.6%	34.8%	(50bps )	(430bps )

	$bn	$bn	$bn
Deposits	1.1	1.1	1.0	—	10
Total assets	1.2	1.2	1.0	—	(20)

Reconciliation of Cash Earnings and Economic Profit

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
A$m	March 05	Sept 04	March 04	Mar 05	Mar 05
Net profit after tax	28	29	27	(3)	4
Goodwill amortisation	—	—	—	—	—
Cash earnings	28	29	27	(3)	4
Franking benefit	—	—	—	—	—
Adjusted cash earnings	28	29	27	(3)	4
Allocated capital	93	100	97	(7)	(4)
Allocated capital charge (12%)	(5)	(6)	(5)	17	—
Economic profit(1)	23	23	22	—	(5)

Financial Performance

First Half 2005 – First Half 2004

Net profit after tax growth was achieved in a difficult operating environment in PNG, and tough markets in Samoa and Tonga. Operating income was flat largely due to reduced trading income in PNG led by a fall in Treasury-bill interest rates due to excess liquidity in the economy and lower government spending. This was offset by good commercial loan growth across the region at 15%. Tight market conditions, coupled with strong competition for both loans and deposits, has led to some margin compression.

Expenses grew due to higher staff costs following normal inflationary increases, partly offset by a small fall in staff numbers.

First Half 2005 - Second Half 2004

Net profit after tax fell compared to the second half of 2004 as trading income in PNG fell for the reasons noted above, and we earned lower margins in Samoa as a result of competitive pressure and from incurring costs relating to holding additional liquidity for future loan growth. Expenses fell with a continued focus on expense containment. Bad and doubtful debts rose on the second half of last year, which included significant provision write backs and positive regrades of previously downgraded exposures in Fiji.

(1)                               Business Unit economic profit is defined as cash earnings less a capital charge calculated at 12% of allocated capital plus 70% of the value of Australian tax paid.

(2)                               Operating expenses excluding goodwill amortisation and bad and doubtful debts divided by net operating income.

4.6                            GROUP BUSINESS UNIT

This segment comprises:

•                                          Group items including earnings on surplus capital, accounting entries for certain intragroup transactions that facilitate the presentation of the performance of our operating segments (notably adjustments for life policyholder income, consolidation of life company Managed Investment Schemes, exchange rate adjustments and hedge results associated with hedging our New Zealand earnings), earnings from property sales and certain other head office items such as centrally raised provisions and contra charges for equity based remuneration charged to business units; and

•                                          Group Treasury, which is primarily, focused on the management of the Group’s interest rate risk and funding requirements by managing the mismatch between Group assets and liabilities. Treasury’s earnings are primarily impacted by the hedging decisions taken on behalf of the Group as they seek to minimise net interest income volatility and assist net interest income growth.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
A$m	March 05	Sept 04	March 04	Mar 05	Mar 05
Net interest income	(23)	(41)	(14)	44	(64)
Non-interest income	5	65	59	(92)	(92)
Net operating income	(18)	24	45	large	large
Operating expenses	29	87	16	(67)	81
Goodwill amortisation	(1)	—	—	—	—
Bad and doubtful debts	(4)	(25)	(15)	84	73
Profit from ordinary activities before income tax expense	6	86	46	(93)	(87)
Income tax expense and outside equity interests	5	19	73	(74)	(93)
Net profit after tax	11	105	119	(90)	(91)
Goodwill amortisation	1	—	—	—	—
Distributions on other equity instruments	(68)	(78)	(76)	13	11
TPS 2004 revaluation	40	10	—	large	—
Cash earnings	(16)	37	43	(143)	(137)

Financial Performance

First Half 2005 – First Half 2004

Operating income was affected by reduced income in Treasury ($41 million lower) and the revaluation of our NZ$/US$ cross currency swap used to hedge our TPS 2004 hybrid capital instrument.  The revaluation of this swap incurred a $40 million loss for the half year ended 31 March 2005 following a 6% appreciation in the NZ$ against the US$.  Exchange differences between translation of the New Zealand Business Unit result at the hedge rate and the actual average rate for the period also decreased operating income (this translation impacts movements on a line by line basis, but is neutral at a net profit after tax level).  These reductions were offset by increases in consolidated policyholder tax recoveries(1) and Managed Investment Scheme¹ income increases ($28 million higher).

Operating expenses reflect the higher charges to Business Units for equity based remuneration and other recoveries from Business Units, partly offset by the impact of differences in the hedge rates used to translate New Zealand Business Unit expenses and the prevailing average exchange rate.

Bad and doubtful debts charges decreased as the prior corresponding period included provisions taken against a group level exposure.

Tax and outside equity interests (OEI) credit were lower due to the $30 million tax charge relating to prior periods, and an increase in tax associated with policyholder tax recoveries ($14 million).  Additional OEI from Managed Investment Schemes reduced the credit by $13 million. This was offset by a reduction in tax associated with Treasury earnings consistent with the reduced revenue.

Distributions on other equity instruments fell as the prior corresponding period included an additional month of distributions ($5 million) for the US$750 million Trust Preferred Securities 2003 (TPS 2003).

(1)                            Refer discussions in section 3.2, Net Operating Income.

First Half 2005 – Second Half 2004

Operating income was down in the six months to 30 September 2004 due to reduced Treasury revenues ($10 million), an increase in the loss on the hedge of the TPS 2004 hybrid instrument ($26 million), and the impact of New Zealand earnings hedges, compared with the six months ended 31 March 2005.

The operating expense benefit decreased following reduced charges to businesses for equity based remuneration, cost recoveries and the impact of translating the New Zealand expenses at the hedge rate compared to the actual rate.

Bad and doubtful debt charges were lower with minimal new provisions made during the half, compared with a provision taken against a group level exposure in the six months to 30 September of 2004.

Tax and outside equity interests credits reduced following charges made for income earned in prior periods partly offset by smaller increases in general tax provisions.

Distributions on other equity instruments fell due to the timing of issuing US$525 million TPS 2004 (issued in April 2004) and the reclassification of US$322.5 million Trust Originated Preferred Securities (TOPrSsm) to debt on 8 June 2004 with their subsequent redemption increasing distributions on a one-off basis in the second half of 2004.

5. 2005 INTERIM FINANCIAL INFORMATION	Interim Profit Announcement 2005

INDEX

5.1	Consolidated Statement of Financial Performance (Unaudited)

5.2	Consolidated Statement of Financial Position (Unaudited)

5.3	Consolidated Statement of Cash Flows (Unaudited)

5.4	Movement in Retained Profits (Unaudited)

5.5	Notes to 2005 Interim Financial Information (Unaudited)

	Note 1.	Basis of Preparation of Financial Information

	Note 2.	Interest Spread and Margin Analysis

	Note 3.	Average Balance Sheet and Interest Rates

	Note 4.	Revenue

	Note 5.	Net Interest Income

	Note 6.	Non-Interest Income

	Note 7.	Non-Interest Income Analysis

	Note 8.	Expense Analysis

	Note 9.	Deferred Expenses

	Note 10.	Income Tax

	Note 11.	Dividends

	Note 12.	Earnings per Ordinary Share

	Note 13.	Loans

	Note 14.	Provisions for Bad and Doubtful Debts

	Note 15.	Impaired Assets

	Note 16.	Movement in Gross Impaired Assets

	Note 17.	Items Past 90 Days But Well Secured

	Note 18.	Income on Non-Accrual and Restructured Assets

	Note 19.	Impaired Assets and Provisioning Ratios

	Note 20.	Delinquencies (90 Days Past Due Loans)

	Note 21.	Charge For Bad and Doubtful Debts

	Note 22.	Deposits

	Note 23.	Capital Adequacy

	Note 24.	Derivative Financial Instruments

	Note 25.	Statement of Cash Flows

	Note 26.	Group Investments and Changes in Controlled Entities

	Note 27.	Reconciliation to US GAAP

	Note 28.	Contingent Liabilities

	Note 29.	Events Subsequent to Balance Date

5.6	Statement in Relation to the Financial Statements

Notes to the statements shown in sections 5.1, 5.2 and 5.3 as required by Appendix 4D are referenced in the margin of the relevant tables.

5.1          CONSOLIDATED STATEMENT OF FINANCIAL PERFORMANCE (UNAUDITED)

A$m	Note	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Interest income		7,358	6,746	6,193	9	19
Interest expense		(4,813)	(4,330)	(3,854)	(11)	(25)
Net interest income	5	2,545	2,416	2,339	5	9
Non-interest income	6,7	1,659	1,716	1,539	(3)	8
Net operating income		4,204	4,132	3,878	2	8
Operating expenses	8	(2,034)	(2,015)	(1,925)	(1)	(6)
Goodwill amortisation		(83)	(80)	(84)	(4)	1
Bad and doubtful debts	21	(203)	(207)	(207)	2	2
Profit from ordinary activities before income tax expense		1,884	1,830	1,662	3	13
Income tax expense	10	(541)	(482)	(431)	(12)	(26)
Net profit		1,343	1,348	1,231	—	9
Net profit attributable to outside equity interests:
Managed investment schemes		(14)	(29)	(1)	52	(large)
Other		(4)	(5)	(5)	20	20
Net profit attributable to equity holders of Westpac Banking Corporation		1,325	1,314	1,225	1	8
Foreign currency translation reserve adjustment		(96)	142	(153)	(168)	37

Total revenues, expenses and valuation adjustments attributable to equity holders of Westpac Banking Corporation recognised directly in equity		(96)	142	(153)	(168)	37

Total changes in equity other than those resulting from transactions with owners as owners		1,229	1,456	1,072	(16)	15

5.2         CONSOLIDATED STATEMENT OF FINANCIAL POSITION (UNAUDITED)(1)

As at $m	Note	31 March 2005	30 Sept 2004	31 March 2004	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Assets
Cash and balances with central banks		2,039	1,800	2,015	13	1
Due from other financial institutions		10,095	9,538	9,281	6	9
Trading securities		10,323	9,698	8,165	6	26
Investment securities		2,898	3,714	3,101	(22)	(7)
Loans	13	188,969	182,471	170,532	4	11
Acceptances of customers		5,127	5,534	4,395	(7)	17
Life insurance assets(2)		12,711	12,957	12,316	(2)	3
Regulatory deposits with central banks overseas		562	523	536	7	5
Goodwill		2,302	2,394	2,483	(4)	(7)
Fixed assets(3)		801	1,445	820	(45)	(2)
Deferred tax assets		1,027	838	873	23	18
Other assets		16,817	14,167	19,954	19	(16)
Total assets		253,671	245,079	234,471	4	8
Liabilities
Due to other financial institutions		8,137	7,071	4,479	15	82
Deposits	22	145,814	146,533	135,949	—	7
Debt issues		42,096	36,188	35,964	16	17
Acceptances		5,127	5,534	4,395	(7)	17
Current tax liabilities		79	1	104	large	(24)
Deferred tax liabilities		291	110	85	165	large
Life insurance policy liabilities		11,252	10,782	10,336	4	9
Provisions		396	427	420	(7)	(6)
Other liabilities(2)		19,464	17,685	22,479	10	(13)
Total liabilities excluding loan capital		232,656	224,331	214,211	4	9
Loan capital
Subordinated bonds, notes and debentures		4,257	3,885	3,914	10	9
Subordinated perpetual notes		505	546	514	(8)	(2)
Total loan capital		4,762	4,431	4,428	7	8
Total liabilities		237,418	228,762	218,639	4	9
Net assets		16,253	16,317	15,832	—	3
Equity
Ordinary shares		4,523	4,234	4,168	7	9
Reserves		(178)	(83)	(226)	(114)	21
Retained profits		8,261	7,812	7,755	6	7
NZ Class shares		451	453	471	—	(4)
Trust Originated Preferred Securities (TOPrSsm)		—	—	465	—	(100)
Fixed Interest Resettable Trust Securities (FIRsTS)		655	655	655	—	—
Trust Preferred Securities 2003 (TPS 2003)		1,132	1,132	1,132	—	—
Trust Preferred Securities 2004 (TPS 2004)		685	685	—	—	—
Equity attributable to equity holders of Westpac Banking Corporation		15,529	14,888	14,420	4	8
Outside equity interests:
Managed investment schemes(2)		706	1,408	1,355	(50)	(48)
Other		18	21	57	(14)	(68)
Total equity		16,253	16,317	15,832	—	3

(1)          The 30 September 2004 consolidated statement of financial position was audited as part of the audit of the 2004 annual financial statements.

(2)          The 31 March 2005 financial position includes the consolidation of certain managed investment schemes controlled by Westpac Life Insurance Services Limited and BT Life Limited: $706 million in assets, $nil million in other liabilities and $706 million in outside equity interests. The 31 March 2004 financial position includes: $1,357 million in assets, $2 million in other liabilities and $1,355 million in outside equity interests.  The 30 September 2004 financial position includes:  $1,409 million in assets, $1 million in other liabilities, and $1,408 million in outside equity interests.

(3)          Fixed assets include $328 million ($300 million as at 30 September 2003 and $284 million as at 31 March 2003) in capitalised software costs with an average amortisation period of three years.

5.3          CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

$m	Note	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Cash flows from operating activities
Interest received		7,255	6,722	6,113	8	19
Interest paid		(4,693)	(4,244)	(3,685)	(11)	(27)
Dividends received excluding life business		21	20	14	5	50
Other non-interest income received		3,205	2,919	1,729	10	85
Operating expenses paid		(2,039)	(1,495)	(2,098)	(36)	3
Net (increase)/decrease in trading securities		(695)	(780)	645	11	(large )
Income tax paid excluding life business		(353)	(573)	(533)	38	34
Life business:
receipts from policyholders and customers		1,451	1,604	1,291	(10)	12
interest and other items of similar nature		27	37	58	(27)	(53)
dividends received		156	186	134	(16)	16
payments to policyholders and suppliers		(1,357)	(1,594)	(796)	15	(70)
income tax paid		(23)	(61)	(119)	62	81
Net cash provided by operating activities	25	2,955	2,741	2,753	8	7
Cash flows from investing activities
Proceeds from sale of investment securities		62	62	11	—	large
Proceeds from matured investment securities		542	225	414	141	31
Purchase of investment securities		(185)	(541)	(114)	66	(62)
Proceeds from securitised loans		2,000	105	136	large	large
Net (increase)/decrease in:
due from other financial institutions		586	(339)	(3,147)	large	119
loans		(7,890)	(13,863)	(10,642)	43	26
regulatory deposits with central banks overseas		10	68	(142)	(85)	107
life business investment assets		60	(6)	(55)	large	large
other assets		(541)	(601)	(1,393)	10	61
Proceeds from disposal of other investments		20	(20)	42	200	(52)
Purchase of fixed assets		(142)	(162)	(122)	12	(16)
Proceeds from disposal of fixed assets		12	66	24	(82)	(50)
Controlled entities and businesses acquired, net of cash acquired		—	(547)	—	100	—
Controlled entities and businesses disposed, net of cash held	25	520	98	67	large	large
Net cash used in investing activities		(4,946)	(15,455)	(14,921)	68	67
Cash flows from financing activities
Issue of loan capital		818	—	500	—	64
Redemption of loan capital		(255)	(185)	(300)	(38)	15
Proceeds from issue of ordinary shares		90	67	43	34	109
Proceeds from issue of TPS 2004 (net of issue costs $8m)		—	685	—	(100)	—
Buyback of ordinary shares		—	(559)	—	100	—
Buyback of NZ Class shares		(1)	(18)	—	94	—
Redemption of TOPrS		—	(446)	—	100	—
Net increase/(decrease) in:
due to other financial institutions		638	2,426	756	(74)	(16)
deposits		(2,125)	12,182	6,269	(117)	(134)
debt issues		3,627	(1,241)	6,419	large	(43)
provisions and other liabilities		111	303	(633)	(63)	118
Payment of distributions and dividends		(676)	(702)	(660)	4	(2)
Payment of dividends to outside equity interests		(5)	(3)	(3)	(67)	(67)
Net cash provided by financing activities		2,222	12,509	12,391	(82)	(82)
Net increase/(decrease) in cash and cash equivalents		231	(205)	223	large	4
Effect of exchange rate changes on cash and cash equivalents		8	(10)	6	180	33
Cash and cash equivalents at the beginning of financial period		1,800	2,015	1,786	(11)	1
Cash and cash equivalents at the end of the period		2,039	1,800	2,015	13	1

5.4         MOVEMENT IN RETAINED PROFITS (UNAUDITED)

A$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Retained profits at the beginning of the financial period	7,812	7,755	7,343	1	6
Net profit attributable to equity holders of Westpac Banking Corporation	1,325	1,314	1,225	1	8
Aggregate of amounts transferred from reserves	(1)	(1)	—	—	—
Realised gain on redemption of TOPrS	—	7	—	(100)	—
Total available for appropriation	9,136	9,075	8,568	1	7
Ordinary dividends	(807)	(781)	(737)	(3)	(9)
Distributions on other equity instruments	(68)	(78)	(76)	13	11
Deemed dividend - shares bought back	—	(404)	—	100	—
Retained profits at the end of the financial period	8,261	7,812	7,755	6	7

5.5         NOTES TO 2005 INTERIM FINANCIAL INFORMATION (UNAUDITED)

Note 1.           Basis of Preparation of Financial Information

The accounting policies adopted in preparation of the interim financial information are consistent with those of the previous financial year and corresponding interim period.  Comparative information is restated where appropriate to enhance comparability.  This interim financial information for he half year ended 31 March 2005 is unaudited and should be read in conjunction with the audited financial statements included in Westpac’s Annual Report on Form 20-F for the fiscal year ended 30 September 2004.

The impacts of adopting Australian equivalents to International Financial Reporting Standards (A-IFRS)

In July 2002, the Financial Reporting Council announced its formal support for Australia to adopt standards based on IFRS for financial years beginning on or after 1 January 2005. As a result the accounting standards that apply to Australian reporting companies under the Corporations Act 2001 will be based on IFRS issued by the International Accounting Standards Board for accounting periods beginning on or after 1 January 2005. Westpac expects to adopt A-IFRS from 1 October 2005 and certain comparatives will be required to be restated on initial adoption.

The Board has established a formal project, monitored by a steering committee to achieve transition to A-IFRS reporting.  The implementation project consists of three phases.

1.            Assessment and planning

In the assessment and planning phase a high level overview of the impacts of conversion to A-IFRS reporting on existing accounting and reporting policies, procedures, systems and processes, business structures and staff was developed.  This phase included:

•    high level identification of the key differences in accounting policies and disclosures expected to arise from adopting A-IFRS;

•    assessment of new information requirements affecting management information systems, and the impact on the business and key processes;

•    evaluation of the implications for staff, for example training requirements; and

•    preparation of a conversion plan for expected changes to accounting policies, reporting structures, systems, accounting and business processes and staff training.

The assessment and planning phase is considered to be complete except for dealing with individual issues, which arise where interpretation of the new A-IFRS standards is still unclear.

2.            Design phase

In the design phase the changes required to existing accounting policies, procedures, systems and processes in order to transition to A-IFRS are formulated.  The design phase incorporates:

•    formulating revised accounting policies and procedures for compliance with A-IFRS;

•    identifying potential financial impacts as at the transition date and for subsequent reporting periods prior to adoption of A-IFRS;

•    developing A-IFRS disclosures;

•    designing accounting and business processes to support A-IFRS reporting obligations;

•    identifying and planning required changes to financial reporting and business source systems; and

•    developing training programs for staff.

The design phase is substantially complete with work being finalised in each of these areas. The design phase will be completed during the current financial year.

3.            Implementation phase

The implementation phase includes implementation of identified changes to accounting and business procedures, processes and systems and operational training for staff. It will enable Westpac to generate the disclosures required as part of the transition to A-IFRS. The implementation phase is well under way and is expected to be completed prior to 30 September 2005.  The following changes are expected to have the most significant impact on the Group:

Application of A-IFRS

For the purpose of producing comparative figures the Group’s transition date is expected to be 1 October 2004. However, the Group’s opening balance sheet and the comparative figures produced for the year ending 30 September 2005 will exclude the impact of certain standards, which the Group expects only to apply prospectively from 1 October 2005. The standards that will impact the Groups results only after 30 September 2005 are: AASB 132 Financial Instruments: Presentation and Disclosure, AASB 139 Financial Instruments: Recognition and Measurement, AASB 4 Insurance Contracts, AASB 1023 General Insurance Contracts issued July 2004 and AASB 1038 Life Insurance Contracts issued July 2004.

Debt v equity classification

New liabilities recognised.

Higher interest expense.

The Group has issued a number of hybrid tier one instruments, which are currently classified as equity attributable to equity holders of Westpac Banking Corporation. On adoption of A-IFRS these instruments, with a carrying value of $2,923 million, will be presented in comparatives as outside equity interests. As the Group expects to apply AASB132 Financial Instruments: Disclosure and Presentation prospectively from 1 October 2005, after this date the FIRsTS and TPS 2004 instruments, with a combined carrying value of $1,340 million, are expected to be reclassified as debt and distributions on them of approximately $80 million treated as interest expense.

Fee revenue

Initial impact on retained profits.

Increased deferral of fee income.

On initial adoption of A-IFRS certain fees that were previously recognised immediately in the statement of financial performance will be deferred on the statement of financial position to be recognised in the statement of financial performance over the period of service or at the conclusion of the arrangement. The annual impact on net profit from this change is not expected to be material. However, on transition the impact on the statement of financial position is expected to be an increase in liabilities and a reduction in net assets of approximately $40 million.

Additionally, from 1 October 2005 certain other fees received and expenses incurred will be required to be deferred on the statement of financial position and be subsequently recognised as a yield adjustment to interest income or interest expense. Although the annual impact on net profit and the initial transition adjustment is not expected to be material the classification of income will change.

Goodwill

Initial impact on retained profits.

Lower expenses.

Volatility in results in the event of an impairment.

From initial adoption goodwill acquired in business combinations will no longer require amortisation, but will be subject to impairment testing at least annually. If any impairments occur, they will be recognised immediately in the statement of financial performance. The goodwill amortised in the year ended 30 September 2005 will be reversed against opening retained profits on transition to A-IFRS. The Group’s current level of goodwill amortisation per year is approximately $160 million.

Hedging

Initial impact on retained profits.

Volatility in future earnings.

New assets/liabilities recognised.

From 1 October 2005 all derivative contracts, whether used as hedging instruments or otherwise, will be carried at fair value on the Group’s statement of financial position. A-IFRS allows fair value hedge accounting, cash flow hedge accounting and accounting for hedges of net investments in foreign operations.  Hedge accounting can only be applied when documentation requirements and effectiveness tests are met.  Ineffectiveness could prevent the use of hedge accounting and/or result in significant volatility in the statement of financial performance.

The hedging rules will impact the way the Group accounts for hedges of its net interest margin, assets and liabilities. Trading activities, where all derivatives are currently carried at fair value, will not be significantly impacted.

Loan provisioning

Initial impact on retained profits.

Volatility in future earnings.

Lower credit loss provisions.

From 1 October 2005 under A-IFRS the Group will be required to apply an incurred loss approach for loan provisioning and follow specific rules on the measurement of incurred losses. Specific provisions will be raised for losses that have already been incurred on loans that are known to be impaired. However, the estimated losses on these impaired loans will be based on expected future cash flows discounted to their present value and as this discount unwinds, interest will be recognised in the statement of financial performance. Loans not found to be individually impaired will be collectively assessed for impairment in pools of similar assets with similar risk characteristics. The size of the provision will be estimated on the basis of historical loss experience for assets with credit characteristics similar to those in the collective pool. The historical loss experience will be adjusted based on current observable data.

It is anticipated that the proposed changes will result in a reduction in the level of provisioning which the Group holds against its credit exposures. The extent of this reduction has not yet been determined. The proposed changes will result in increased volatility in the statement of financial performance.

Post employment benefits

Initial impact on retained profits.

Since 1 October 2001 the Group has applied the principles of IAS 19 Employee Benefits in accounting for its principal defined benefit employee superannuation schemes. On initial application of the principles of IAS 19 the Group recognised the full actuarial surpluses in the schemes. Subsequent actuarial gains or losses which resulted from annual actuarial valuations, which exceed 10% of the greater of the present value of the defined benefit plan’s obligations or the market value of the defined benefit plan assets, have been spread on a straight line basis over the expected remaining working lives of members of the schemes (the corridor approach). On initial adoption of AASB 119 Employee Benefits, the Group expects to make an adjustment of $169 million to retained profits to recognise previously unrecognised actuarial losses. The Group expects that subsequent actuarial gains or losses will be recognised in accordance with the corridor approach.

Securitisation

New assets/liabilities recognised.

A difference in the interpretation of the consolidation and derecognition rules under A-IFRS and existing accounting standards will result in the Group consolidating a number of special purpose vehicles used for the securitisation of the Group’s own and customer’s assets. At transition date, the consolidation of these vehicles will result in an increase in both assets and liabilities of the Group of approximately $5.9 billion with no impact on net assets.

There is not expected to be any material impact on net profit as a result of this change.

Share-based payments

Initial impact on retained profits.

Higher expenses.

No impact on total equity.

The Group does not currently recognise an expense for performance options and performance share rights issued to staff or for new shares issued under the employee share plan. On the adoption of A-IFRS the Group will recognise an expense for all share-based remuneration. The expense for performance options and performance share rights will be the fair value of the instruments at grant date recognised over the relevant vesting period.  The expense for new shares issued under the employee share plan will be the market value of the shares at date of issue.  For the year to 30 September 2004 total share-based remuneration was calculated to be $51 million.  There will be no impact on total equity, as the expense will be matched by an offsetting increase in equity.

Taxation

Initial impact on retained profits.

New assets/liabilities recognised.

Under A-IFRS a balance sheet approach will be adopted, replacing the statement of financial performance approach currently used by Australian companies. This method recognises deferred tax balances when there is a difference between the carrying value of an asset or liability, and its tax base. It is expected that the approach will result in the Group recognising new deferred tax assets and liabilities.

Capital measurement

Impact on capital adequacy measurement.

Many of the changes described above will impact on the Group’s assets and equity. Asset and equity measurements are currently central to the capital adequacy requirements set by prudential regulators.  APRA has released proposed capital measurement rules in response to these changes. However, it is currently unclear exactly how capital measurement will be impacted.

All the financial information in these financial statements has been prepared in accordance with current Australian GAAP. The differences between current Australian GAAP and A-IFRS, identified above, will potentially have a significant effect on the Group’s financial position and performance. The differences identified above should not be taken as an exhaustive list of all the differences between current Australian GAAP and A-IFRS.

Not all of the potential impacts on the Group’s financial performance and financial position of the adoption of A-IFRS, including systems upgrades and other implementation costs, which may be incurred, have been quantified.

Note 2.           Interest Spread and Margin Analysis

%	Half Year March 05	Half Year Sept 04	Half Year March 04
Group
Interest spread on productive assets	2.05	2.12	2.12
Impact of impaired loans	(0.01)	(0.02)	(0.02)
Interest spread	2.04	2.10	2.10
Benefit of net non-interest bearing liabilities and equity	0.44	0.40	0.46
Interest margin	2.48	2.50	2.56
Australia
Interest spread on productive assets	1.95	2.04	2.05
Impact of impaired loans	(0.01)	(0.01)	(0.01)
Interest spread	1.94	2.03	2.04
Benefit of net non-interest bearing liabilities and equity	0.36	0.31	0.41
Interest margin	2.30	2.34	2.45
New Zealand
Interest spread on productive assets	2.29	2.40	2.51
Impact of impaired loans	0.00	0.00	0.00
Interest spread	2.29	2.40	2.51
Benefit of net non-interest bearing liabilities and equity	0.61	0.52	0.42
Interest margin	2.90	2.92	2.93
Other Overseas
Interest spread on productive assets	0.78	0.79	0.74
Impact of impaired loans	(0.01)	0.01	(0.01)
Interest spread	0.77	0.80	0.73
Benefit of net non-interest bearing liabilities and equity	0.24	0.21	0.21
Interest margin	1.01	1.01	0.94

Interest spread on productive assets is determined after excluding non-accrual loans, other than impaired loans and related interest.

Interest spread is the difference between the average yield (including tax equivalent gross up) on all interest earning assets net of impaired loans and the average rate paid on all interest bearing liabilities. The benefit of net non-interest bearing liabilities and equity is determined by applying the average rate of interest paid on all interest bearing liabilities to the average level of net non-interest bearing funds as a percentage of average interest earning assets. The calculations for Australia and New Zealand take into account the interest expense/income of cross border and intragroup borrowing/lending.

Note 3.           Average Balance Sheet and Interest Rates

	Half Year 31 March 05			Half Year 30 Sept 04			Half Year 31 March 04
	Average Balance	Interest	Average Rate	Average Balance	Average Interest	Rate	Average Balance	Interest	Average Rate
	A$m	A$m	%	A$m	A$m	%	A$m	A$m	%
Assets
Interest earning assets
Due from other financial institutions
Australia	4,772	143	6.0	4,782	148	6.2	3,866	107	5.5
New Zealand	1,682	52	6.2	1,566	43	5.5	1,242	31	5.0
Other Overseas	3,159	36	2.3	3,233	50	3.1	3,743	51	2.7
Investment & trading securities
Australia	9,656	321	6.7	8,057	231	5.7	7,548	212	5.6
New Zealand	1,482	57	7.7	1,266	40	6.3	1,102	38	6.9
Other Overseas	2,210	113	10.3	2,327	97	8.3	2,465	104	8.4
Regulatory deposits
Other Overseas	485	5	2.1	536	4	1.5	399	2	1.0
Loans & other receivables
Australia	155,326	5,389	7.0	146,601	5,057	6.9	138,077	4,675	6.8
New Zealand	34,291	1,281	7.5	31,503	1,134	7.2	29,651	1,023	6.9
Other Overseas	1,682	61	7.3	1,745	45	5.2	2,021	48	4.8
Impaired loans
Australia	304	—	—	297	—	—	285	3	2.1
New Zealand	51	1	3.9	53	2	7.5	61	1	3.3
Other Overseas	221	2	1.8	262	6	4.6	229	1	0.9
Intragroup receivable
Other Overseas	27,093	401	3.0	24,494	250	2.0	21,508	202	1.9
Interest earning assets & interest income including intragroup	242,414	7,862	6.5	226,722	7,107	6.3	212,197	6,498	6.1
Intragroup elimination	(27,093)	(401)		(24,494)	(250)		(21,508)	(202)
Total interest earning assets and interest income(1)	215,321	7,461	6.9	202,228	6,857	6.8	190,689	6,296	6.6
Non-interest earning assets
Cash, due from other financial institutions and regulatory deposits	1,604			2,329			820
Life insurance assets	13,391			12,677			12,169
Other assets(2)	19,848			21,070			26,347
Debt provisions
Australia	(1,432)			(1,356)			(1,264)
New Zealand	(259)			(239)			(232)
Other Overseas	(44)			(78)			(92)
Total non-interest earning assets	33,108			34,403			37,748
Acceptances of customers	5,444			4,879			4,124
Total assets	253,873			241,510			232,561
Tax equivalent gross-up in interest income
Total reported interest income		7,358			6,746			6,193
Tax equivalent benefit of financing transactions		103			111			103
Total interest income including tax equivalent gross-up		7,461			6,857			6,296

(1)                               Total net interest income presented in the average balance sheet includes a tax equivalent gross up of $119 million for six months to 31 March 2005 ($103 million benefit in interest income and $16 million benefit in interest expense). Comparatives include tax equivalent gross up of:  $116 million in the six months to 30 September 2004 ($111 million benefit in interest income and $5 million benefit in interest expense); and $106 million in the six months to 31 March 2004 ($103million benefit in interest income and $3 million benefit in interest expense).

(2)                               Includes fixed assets, goodwill, other financial markets assets, future income tax benefit and prepaid superannuation contributions.

	Half Year 31 March 05			Half Year 30 Sept 04			Half Year 31 March 04
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	A$m	A$m	%	A$m	A$m	%	A$m	A$m	%
Liabilities and shareholders’ equity
Interest bearing liabilities
Deposits
Australia	107,599	2,397	4.5	103,395	2,266	4.4	95,751	1,980	4.1
New Zealand	22,627	616	5.5	20,847	500	4.8	19,484	420	4.3
Other Overseas	10,573	183	3.5	12,467	160	2.6	11,241	143	2.5
Due to other financial institutions
Australia	2,374	42	3.5	2,124	37	3.5	1,982	29	2.9
New Zealand	775	29	7.5	639	20	6.3	398	11	5.5
Other Overseas	3,620	50	2.8	2,588	7	0.5	2,082	7	0.7
Loan capital
Australia	4,315	103	4.8	4,521	89	3.9	4,490	82	3.7
New Zealand	—	—	—	25	1	8.0	44	2	9.1
Other	—	—	—	100	4	8.0	—	—	—
Other interest bearing liabilities(1)
Australia	25,804	1,078	n/a	23,209	994	n/a	21,764	949	n/a
New Zealand	490	90	n/a	689	128	n/a	178	115	n/a
Other Overseas	17,614	209	n/a	13,999	119	n/a	13,850	113	n/a
Intragroup payable
Australia	17,888	287	3.2	16,095	182	2.3	12,755	127	2.0
New Zealand	9,205	114	2.5	8,399	68	1.6	8,753	75	1.7
Interest bearing liabilities & interest expense including intragroup	222,884	5,198	4.7	209,097	4,575	4.4	192,772	4,053	4.2
Intragroup elimination	(27,093)	(401)		(24,494)	(250)		(21,508)	(202)
Total interest bearing liabilities and interest expense	195,791	4,797	4.9	184,603	4,325	4.7	171,264	3,851	4.5
Non-interest bearing liabilities
Deposits and due to other financial institutions
Australia	3,958			4,012			3,992
New Zealand	2,084			1,837			1,337
Other Overseas	219			240			271
Life insurance policy liabilities	11,163			10,562			10,200
Other liabilities(2)	18,830			19,177			25,920
Total non-interest bearing liabilities	36,254			35,828			41,720
Acceptances of customers	5,444			4,879			4,124
Total liabilities	237,489			225,310			217,108
Shareholders’ equity	12,602			12,152			11,806
TOPrS	—			175			465
FIRsTS	655			655			655
TPS 2003	1,132			1,132			1,132
TPS 2004	685			670			—
Outside equity interests	1,310			1,416			1,395
Total equity	16,384			16,200			15,453
Total liabilities and equity	253,873			241,510			232,561

(1)          Includes the net result of derivatives used for hedging.

(2)          Includes provisions for current and deferred income tax and other financial market liabilities.

Note 4.           Revenue

A$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Revenue from operating activities
Interest income(1)	7,358	6,746	6,193	9	19
Fees and commissions received(1),(2)	897	907	835	(1)	7
Proceeds from sale of investment securities	62	62	11	—	large
Wealth management revenue	1,272	944	879	35	45
Other non-interest income	257	331	279	(22)	(8)
Revenue from operating activities	9,846	8,990	8,197	10	20

Revenue from outside operating activities
Proceeds from sale of fixed assets	12	66	24	(82)	(50)
Proceeds from sale of controlled entities and businesses	574	98	67	large	large
Proceeds from sale of other investments	20	(20)	42	200	(52)
Revenue from outside operating activities	606	144	133	large	large

Total revenue	10,452	9,134	8,330	14	25

Note 5.           Net Interest Income(2)

A$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Interest income(1)
Loans and other receivables	6,664	6,174	5,678	8	17
Deposits with other financial institutions	221	221	181	—	22
Investment and trading securities	468	347	332	35	41
Regulatory deposits	5	4	2	25	150
Interest income	7,358	6,746	6,193	9	19
Interest expense
Current and term deposits	(3,196)	(2,926)	(2,543)	(9)	(26)
Deposits from other financial institutions	(137)	(69)	(51)	(99)	(169)
Loan capital	(102)	(93)	(84)	(10)	(21)
Debt issues	(614)	(469)	(462)	(31)	(33)
Other(3)	(764)	(773)	(714)	1	(7)
Interest expense	(4,813)	(4,330)	(3,854)	(11)	(25)
Net interest income	2,545	2,416	2,339	5	9

(1)                               For the half-year ended 31 March 2004, fees received for the credit risk arising from the acceptances of customers was recognised as non-interest income or fees and commissions over the period of the risk exposure. For the year ended 30 September 2004, $126 million of acceptance fee income was recognised as interest income to reflect that the majority of acceptances are now held in the Group’s own portfolio and are included in the statement of financial position as loans. Comparatives have been restated to reflect this change for the half-year ended 31 March 2004: $62 million. There has been no impact on reported net operating income.

(2)                               In previous years, fees and commissions received were stated gross of related fees and commissions paid under agency arrangements. During the period ended 31 March 2005, these items have been presented to disclose only revenue received on the Group’s own account. Comparatives have been restated to reflect this change. The impact has been a decrease to revenue of $328 million for the six months ended 30 September 2004, and $334 million for the six months ended 31 March 2004.  There is no net impact on total non-interest income.

(3)                               Includes income from hedging derivatives.

Note 6.           Non-Interest Income

A$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Non-interest income
Fees and commissions received(1)	897	907	835	(1)	7
Proceeds from sale of assets	668	206	144	large	large
Carrying value of assets sold	(633)	(180)	(136)	(large )	(large	)
Net life insurance and funds management income	470	452	417	4	13
Trading income(2)	181	219	180	(17)	1
Other non-interest income	76	112	99	(32)	(23)
Total non-interest income	1,659	1,716	1,539	(3)	8

Note 7.           Non-Interest Income Analysis(3)

A$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Fees and commissions received(1)
Lending fees	375	376	355	—	6
Transaction fees and commissions received	468	445	434	5	8
Other non-risk fee income	43	52	39	(17)	10
Service and management fees	11	34	7	(68)	57
	897	907	835	(1)	7
Trading income(2)
Foreign exchange	122	84	99	45	23
Trading securities	(56)	29	(47)	(large)	(19)
Other financial instruments	115	106	128	8	(10)
	181	219	180	(17)	1
Wealth management income
Life insurance and funds management operating income	470	452	417	4	13
Other income
General insurance commissions and premiums (net of claims paid)	47	50	42	(6)	12
Dividends received	21	20	14	5	50
Lease rentals	3	1	2	200	50
Hedging overseas operations(3)	(61)	(8)	15	(large)	(large)
Net profit on sale of fixed assets, controlled entities and other investments	35	26	8	35	large
Other	66	49	26	35	154
	111	138	107	(20)	4
Non-interest income	1,659	1,716	1,539	(3)	8

(1)                               In previous years, fees and commissions received were stated gross of related fees and commissions paid under agency arrangements. During the period ended 31 March 2005, these items have been presented to disclose only revenue received on the Group’s own account. Comparatives have been restated to reflect this change. The impact has been a decrease to revenue of $328 million for the six months ended 30 September 2004, and $334 million for the six months ended 31 March 2004.  There is no net impact on total non-interest income.

(2)                               Trading income includes earnings from our Financial Markets business, as well as our Treasury operations in Australia, New Zealand and the Pacific.

(3)                               Includes the unrealised revaluation loss on TPS 2004 ($40 million).

Note 8.           Expense Analysis

A$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Salaries and other staff expenses
Salaries and wages	801	822	743	3	(8)
Other staff expenses	259	205	195	(26)	(33)
Restructuring expenses	5	13	10	62	50
	1,065	1,040	948	(2)	(12)
Equipment and occupancy expenses
Operating lease rentals	118	119	123	1	4
Depreciation and amortisation:
Premises	1	2	1	50	—
Leasehold improvements	17	17	17	—	—
Furniture and equipment	28	26	26	(8)	(8)
Technology	29	32	33	9	12
Computer software	68	47	57	(45)	(19)
Electricity, water, rates and land tax	4	3	4	(33)	—
Other equipment and occupancy expenses	34	56	44	39	23
	299	302	305	1	2
Other expenses
Amortisation of deferred expenditure	2	5	5	60	60
Non-lending losses	37	42	27	12	(37)
Consultancy fees, computer software maintenance and other professional services	201	192	169	(5)	(19)
Stationery	32	34	38	6	16
Postage and freight	47	51	58	8	19
Telecommunications costs	9	11	11	18	18
Insurance	6	8	9	25	33
Advertising	36	36	32	—	(13)
Transaction taxes	3	2	3	(50)	—
Training	9	10	13	10	31
Travel	25	30	25	17	—
Outsourcing	238	252	251	6	5
Other expenses	25	—	31	—	19
	670	673	672	—	—
Operating expenses	2,034	2,015	1,925	(1)	(6)

Note 9.           Deferred Expenses

A$m	31 March 2005	30 Sept 2004	31 March 2004	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Capitalised software	409	377	328	8	25
Other deferred expenditure	322	266	254	21	27
Deferred acquisition costs	99	92	97	8	2

Note 10.         Income Tax

A$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Profit from ordinary activities before income tax	1,884	1,830	1,662	3	13
Prima facie income tax at Australian company tax rate of 30%	565	549	499	(3)	(13)

Add/(deduct) tax effect of permanent differences
Rebateable and exempt dividends	(34)	(29)	(57)	17	(40)
Goodwill amortisation	25	24	25	(4)	—
Tax losses and timing differences now tax effected	(22)	1	2	large	large
Life insurance:
Tax adjustment on policyholders’ earnings(1)	20	12	11	(67)	(82)
Adjustment for life business tax rates	(13)	(11)	(11)	18	18
Other non-assessable items	(83)	(207)	(47)	(60)	77
Other non-deductible items	83	101	4	18	(large	)
Adjustment for overseas tax rates	11	9	12	(22)	8
Prior period adjustments	38	(24)	(1)	(large )	(large	)
Other items	(49)	57	(6)	186	large
Total income tax expense attributable to profit from ordinary activities	541	482	431	(12)	(26)

Effective tax rate (%)	28.7	26.3	25.9	(240bps )	(280bps	)
Tax equivalent gross up(2)	119	116	106	(3)	(12)
Effective tax rate (%) (excluding life company)	27.9	26.0	25.7	(190bps )	(220bps	)
Effective tax rate (%) (including gross up)	33.0	30.7	30.4	(230bps )	(260bps	)
Effective tax rate (%) (including gross up and excluding life company accounting)	32.2	30.4	30.1	(180bps )	(210bps	)

(1)                               In accordance with the requirements of Australian Accounting Standard AASB 1038 Life Insurance Business, our tax expense for the half year includes a $29 million tax charge on policyholders’ investment earnings ($18 million tax charge in second half 2003 and $15 million tax credit in the first half 2003), $9 million of which is in the prima facie tax expense and the balance of $20 million shown here.

(2)                               The tax equivalent gross up represents the benefit in respect of certain financing transactions entered into by the Institutional Bank.

Note 11.         Dividends

A$	Half Year March 05	Half Year Sept 04	Half Year March 04
Ordinary dividend (cents per share)(1)
Interim (fully franked) - proposed dividend	49	—	42
Final (fully franked)	—	44	—
	49	44	42
Total dividends paid
Ordinary dividends paid ($m)	807	781	737
	807	781	737
Ordinary dividend payout ratio(2)	71.8%	65.6%	67.6%

Distributions on other equity instruments
TOPrS, FIRsTS and TPS distributions ($m)	68	78	76
Total distributions on other equity instruments	68	78	76

The Group operates a Dividend Reinvestment Plan that is available to the holders of fully paid ordinary shares who are resident in, or whose address on the register of shareholders is in, Australia or New Zealand (excluding NZ Class shares).  The last date for receipt of election notices for the dividend reinvestment plan is 7 June 2005.

Note 12.         Earnings per Ordinary Share

A$	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Earnings per ordinary share (cents)(3)
Basic	68.2	67.1	62.1	2	10
Fully diluted(4)	67.6	66.1	62.0	2	9
Weighted average number of fully paid ordinary shares (millions) - Basic	1,842	1,842	1,849	—	—
Weighted average number of fully paid ordinary shares (millions) - Fully diluted	1,918	1,933	1,853	(1)	4

Reconciliation of ordinary shares and NZ Class shares on issue (millions)(3)
Number of ordinary shares and NZ Class shares on issue at 1 October 2004					1,831
Number of shares issued on exercise of options and performance share rights					7
Number of shares issued under the Dividend Reinvestment Plan (DRP)					11
Number of shares issued under the Employee Share Plan (ESP)					1
Number of ordinary shares and NZ Class shares on issue at 31 March 2005					1,850

(1)          The interim and final dividends for the NZ Class shares are fully imputed.

(2)          Ordinary dividend per share divided by the basic earnings per ordinary share.

(3)          Ordinary shares comprise Westpac ordinary shares and New Zealand Class shares.

(4)                               Fully diluted earnings per share are calculated after adjusting for options, performance share rights, FIRsTS and TPS 2004 in accordance with Australian Accounting Standard AASB 1027 Earnings Per Share.

Note 13.         Loans

As at A$m	31 March 2005	30 Sept 2004	31 March 2004	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Australia
Overdrafts	3,296	3,279	3,136	1	5
Credit card outstandings	5,330	5,190	5,025	3	6
Overnight and call money market loans	188	78	136	141	38
Own acceptances discounted	10,537	10,172	10,753	4	(2)
Term loans:
Housing - Owner occupied and Investment	77,783	77,176	74,166	1	5
Housing - Line of Credit	12,912	12,273	11,031	5	17
Total housing	90,695	89,449	85,197	1	6
Non-housing	34,775	32,515	28,578	7	22
Finance leases	4,267	4,133	3,651	3	17
Margin lending	2,141	1,785	1,676	20	28
Other	1,732	2,118	1,818	(18)	(5)
Total - Australia	152,961	148,719	139,970	3	9
New Zealand
Overdrafts	1,091	979	967	11	13
Credit card outstandings	872	846	774	3	13
Overnight and call money market loans	1,243	1,111	943	12	32
Term loans:
Housing	18,433	17,586	15,187	5	21
Non-housing	9,768	8,953	8,008	9	22
Redeemable preference share finance	3,219	3,276	3,209	(2)	—
Other	780	630	1,079	24	(28)
Total - New Zealand	35,406	33,381	30,167	6	17
Other Overseas
Overdrafts	142	138	148	3	(4)
Term loans:
Housing	528	494	421	7	25
Non-housing	1,663	1,450	1,455	15	14
Finance leases	7	10	10	(30)	(30)
Other	6	3	3	100	100
Total - Other Overseas	2,346	2,095	2,037	12	15
Total loans	190,713	184,195	172,174	4	11
Provisions for bad and doubtful debts	(1,744)	(1,724)	(1,642)	(1)	(6)
Total net loans	188,969	182,471	170,532	4	11
Securitised loans	3,761	2,244	2,597	68	45

Note 14.         Provisions for Bad and Doubtful Debts

A$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
General provision
Balance at beginning of period	1,487	1,432	1,393	4	7
Charge to net profit	203	207	207	(2)	(2)
Transfer to specific provisions	(78)	(58)	(73)	(34)	(7)
Recoveries of debts previously written off	38	38	35	—	9
Write-offs	(149)	(146)	(128)	(2)	(16)
Exchange rate and other adjustments	(42)	14	(2)	(large )	(large )
Balance at period end	1,459	1,487	1,432	(2)	2
Specific provisions
Balance at beginning of period	237	210	161	13	47
Transfer from/(to) general provision comprising:
New specific provisions	124	87	87	43	43
Specific provisions no longer required	(46)	(29)	(14)	(59)	(large )
	78	58	73	34	7
Write-offs(1)	(26)	(38)	(12)	32	(117)
Exchange rate and other adjustments	(4)	7	(12)	(157)	67
Balance at period end	285	237	210	20	36
Total provisions for bad and doubtful debts	1,744	1,724	1,642	1	6

(1) Write-offs from specific provisions comprised:

Business and Consumer Banking	(15)	(12)	(7)	(25)	(114)
Westpac Institutional Bank	(8)	(25)	(3)	68	(167)
New Zealand Banking and Pacific Banking	(3)	(1)	(2)	(200)	(50)
	(26)	(38)	(12)	32	(117)

Note 15.         Impaired Assets

	31 March 2005			30 Sept 2004			31 March 2004
As at A$m	Gross	Specific Prov’n	Net	Gross	Specific Prov’n	Net	Gross	Specific Prov’n	Net
Non-accrual assets
Australia	411	(230)	181	314	(150)	164	211	(102)	109
New Zealand	46	(6)	40	55	(7)	48	57	(6)	51
Other Overseas	62	(21)	41	141	(37)	104	157	(60)	97
	519	(257)	262	510	(194)	316	425	(168)	257
Restructured assets
Australia	58	(10)	48	62	(33)	29	61	(33)	28
Other Overseas	94	(18)	76	109	(10)	99	103	(9)	94
	152	(28)	124	171	(43)	128	164	(42)	122
Total impaired assets	671	(285)	386	681	(237)	444	589	(210)	379

Non-accrual loans with provisions and:
No performance
Australia	248	(183)	65	128	(124)	4	138	(89)	49
New Zealand	4	(1)	3	7	(1)	6	9	(1)	8
Other Overseas	50	(21)	29	118	(37)	81	135	(56)	79
	302	(205)	97	253	(162)	91	282	(146)	136
Partial performance
Australia	—	—	—	120	(11)	109	—	—	—
New Zealand	4	(1)	3	5	(2)	3	20	(3)	17
Other Overseas	—	—	—	1	—	1	1	—	1
	4	(1)	3	126	(13)	113	21	(3)	18
Full performance
Australia	106	(47)	59	29	(14)	15	31	(13)	18
New Zealand	22	(4)	18	25	(5)	20	9	(2)	7
Other Overseas	—	—	—	—	—	—	11	(4)	7
	128	(51)	77	54	(19)	35	51	(19)	32

Non-accrual loans without provisions and:
No performance
Australia	56	—	56	36	—	36	41	—	41
New Zealand	4	—	4	5	—	5	6	—	6
Other Overseas	12	—	12	16	—	16	6	—	6
	72	—	72	57	—	57	53	—	53
Partial performance
Australia	—	—	—	—	—	—	—	—	—
New Zealand	8	—	8	9	—	9	7	—	7
Other Overseas	—	—	—	—	—	—	—	—	—
	8	—	8	9	—	9	7	—	7
Full performance
Australia	1	—	1	1	—	1	1	—	1
New Zealand	4	—	4	4	—	4	6	—	6
Other Overseas	—	—	—	6	—	6	4	—	4
	5	—	5	11	—	11	11	—	11

Total non-accrual loans	519	(257)	262	510	(194)	316	425	(168)	257

Note 16.         Movement in Gross Impaired Assets

A$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Balance at beginning of period	681	589	612	(16)	(11)
New and increased	322	267	141	(21)	(128)
Written off	(26)	(39)	(12)	33	(117)
Returned to performing or repaid	(288)	(137)	(123)	110	134
Exchange rate and other adjustments	(18)	1	(29)	large	38
Balance at period end	671	681	589	1	(14)

Note 17.         Items Past 90 Days But Well Secured

As at A$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sep 04- Mar 05	% Mov’t Mar 04- Mar 05
Australia
Housing products	82	68	66	(21)	(24)
Other products	162	145	91	(12)	(78)
Total Australia	244	213	157	(15)	(55)
New Zealand
Housing products	31	20	29	(55)	(7)
Other products	3	9	1	67	(200)
Other Overseas	14	30	27	53	48
Total Overseas	48	59	57	19	16
Total	292	272	214	(7)	(36)

Note 18.         Income on Non-Accrual and Restructured Assets

A$m	Half Year March 05	Half Year Sept 04	Half Year March 04
Interest received on non-accrual and restructured assets	4	8	5
Estimated interest forgone on non-accrual and restructured assets	11	15	11
Interest yield on average non-accrual and restructured assets (annualised)	2.3%	2.5%	1.7%

Note 19.         Impaired Assets and Provisioning Ratios

As at %	Half Year March 05	Half Year Sept 04	Half Year March 04
Total impaired assets to gross loans and acceptances	0.3	0.4	0.3
Net impaired assets to equity and general provisions	2.2	2.5	2.2
Specific provisions to total impaired assets	42.5	34.8	35.7
General provisions to non-housing loans and acceptances(1)	1.5	1.6	1.7
Total provisions to gross loans and acceptances	0.9	0.9	0.9
Total impaired assets to equity and total provisions	3.7	3.8	3.4

Note 20.         Delinquencies (90 Days Past Due Loans)

				% Mov’t		% Mov’t
	Half Year	Half Year	Half Year	Sep 04-		Mar 04-
	March 05	Sept 04	March 04	Mar 05		Mar 05
Mortgages	0.21%	0.16%	0.18%	(5bps	)	(3bps	)
Other Personal Lending	1.03%	0.96%	1.11%	(7bps	)	8bps
Total Personal Lending	0.27%	0.22%	0.25%	(5bps	)	(2bps	)
Australian Business Banking Portfolio(2)	0.73%	0.75%	0.57%	2bps		(16bps	)

(1)          Non-housing loans have been determined on a product basis rather than on a loan purpose basis.

(2)                               Three month moving average.

Note 21.         Charge For Bad and Doubtful Debts

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
A$m	March 05	Sept 04	March 04	Mar 05	Mar 05
General provision:
Recoveries of debts previously written off
Business and Consumer Banking	(29)	(29)	(25)	—	16
Westpac Institutional Bank	—	—	(4)	—	(100)
New Zealand Banking and Pacific Banking	(9)	(9)	(6)	—	50
	(38)	(38)	(35)	—	9

Write-offs
Business and Consumer Banking	128	124	112	(3)	(14)
Westpac Institutional Bank	5	3	—	(67)	—
New Zealand Banking and Pacific Banking	16	19	16	16	—
	149	146	128	(2)	(16)

Dynamic provisioning charge	14	41	41	66	66
Transfer to specific provisions	78	58	73	(34)	(7)
Charge for bad and doubtful debts	203	207	207	2	2

Specific provisions:
New provisions
Business and Consumer Banking	23	55	27	58	15
Westpac Institutional Bank	96	23	56	(large )	(71)
New Zealand Banking and Pacific Banking	5	9	4	44	(25)
	124	87	87	(43)	(43)

No longer required
Business and Consumer Banking	(9)	(5)	(9)	80	—
Westpac Institutional Bank	(32)	(17)	(1)	88	large
New Zealand Banking and Pacific Banking	(5)	(7)	(4)	(29)	25
	(46)	(29)	(14)	59	large
Transfer from/(to) general provisions	78	58	73	(34)	(7)
Bad and doubtful debts charge to average loans and acceptances annualised (basis points)	21	22	24	1bps	3bps

Note 22.         Deposits

				% Mov’t	% Mov’t
As at	31 March	30 Sept	31 March	Sept 04-	Mar 04-
A$m	2005	2004	2004	Mar 05	Mar 05
Deposits
Australia
Non-interest bearing	3,584	3,632	3,629	(1)	(1)
Certificates of deposit	24,480	28,747	23,047	(15)	6
Other interest bearing:
At call	58,005	53,932	52,585	8	10
Term	23,827	24,209	22,663	(2)	5
Total deposits in Australia	109,896	110,520	101,924	(1)	8
New Zealand
Non-interest bearing	1,930	1,795	1,655	8	17
Certificates of deposit	3,077	3,099	2,574	(1)	20
Other interest bearing:
At call	7,903	7,697	7,114	3	11
Term	11,661	11,106	9,686	5	20
Total deposits in New Zealand	24,571	23,697	21,029	4	17
Other Overseas
Non-interest bearing	323	306	231	6	40
Certificates of deposit	1,923	2,372	3,426	(19)	(44)
Other interest bearing:
At call	652	619	568	5	15
Term	8,449	9,019	8,771	(6)	(4)
Total deposits Other Overseas	11,347	12,316	12,996	(8)	(13)
Total deposits	145,814	146,533	135,949	—	7

Note 23.         Capital Adequacy

As at	31 March	30 Sept	31 March
A$m	2005	2004	2004
Tier 1 capital
Total equity	16,253	16,317	15,832
Outside equity interests in managed Investment schemes(1)	(706)	(1,408)	(1,355)
Hybrid capital in excess of tier 1 limit	—	(95)	—
Dividends provided for capital adequacy purposes	(909)	(805)	(777)
Goodwill (excluding funds management entities)	(1,198)	(1,259)	(1,227)
Net future income tax benefit	(291)	(280)	(372)
Estimated reinvestment under dividend reinvestment plan(2)	163	145	143
Retained earnings, reserves and goodwill in life and general insurance, funds management and securitisation entities	(1,509)	(1,405)	(1,446)
Equity in captive lenders mortgage insurance entities	(69)	(62)	(53)
Equity in entities not operating in the field of finance	—	—	(89)
Capitalised expenditure(3)	(287)	(269)	—
Total Tier 1 capital	11,447	10,879	10,656
Tier 2 capital
Hybrid capital in excess of tier 1 limit	—	95	—
Subordinated undated capital notes	505	546	514
General provision for bad and doubtful debts	1,459	1,487	1,432
Future income tax benefit related to general provision	(445)	(447)	(402)
Eligible subordinated bonds, notes and debentures	4,027	3,865	3,894
Total Tier 2 capital	5,546	5,546	5,438
Tier 1 and Tier 2 capital	16,993	16,425	16,094
Deductions:
Capital in life and general insurance, funds management and securitisation activities	(860)	(829)	(842)
Capital in controlled commerical operations(4)	—	(297)	—
Net qualifying capital	16,133	15,299	15,252
Risk weighted assets	162,038	158,489	148,962
Tier 1 capital ratio	7.1%	6.9%	7.2%
Tier 2 capital ratio	3.4%	3.5%	3.7%
Deductions	(0.5)%	(0.7)%	(0.6% )
Total capital ratio	10.0%	9.7%	10.2%

As at	31 March	30 Sept	31 March
$m	2005	2004	2004
Adjusted common equity(5)
Total Tier 1 capital	11,447	10,879	10,656
Less: Hybrid capital (net of excess of 25% of Tier 1 capital)	(2,472)	(2,377)	(2,252)
Less: Other deductions in relation to non-consolidated subsidiaries(6)	(860)	(1,126)	(842)
Add: Capitalised expenditure	287	269	—
Adjusted common equity	8,402	7,645	7,562
Risk weighted assets	162,038	158,489	148,962
Adjusted common equity to risk weighted assets	5.2%	4.8%	5.1%

(1)                               The 31 March 2005 financial position includes the consolidation of certain managed investment schemes controlled by Westpac Life Insurance Services Limited: $706 million in assets, $nil million in other liabilities and $706 million in outside equity interests. The 31 March 2004 financial position includes: $1,357 million in assets, $2 million in other liabilities and $1,355 million in outside equity interests.  The 30 September 2004 financial position includes:  $1,409 million in assets, $1 million in other liabilities, and $1,408 million in outside equity interests.

(2)                               This amount is derived from reinvestment experience of our dividend reinvestment plan.

(3)                               Capital expenses are deducted in accordance with new APRA guidelines that designate certain capitalised expenses as intangible assets from 1 July 2004.

(4)                               Represents our interest in Epic which was acquired on 2 June 2004 and disposed of on 14 December 2004.

(5)                               Westpac does not currently deduct capitalised expenses from its ACE capital as this newly introduced Tier 1 capital deduction does not impact the substance of its capital strength. The alternative would be to apply the deduction while at the same time reducing our target ACE range by the equivalent amount. Given the uncertain impact from both Basel II and IFRS on the determination of capital ratios, Westpac has elected to leave both the calculation of ACE and the target range unchanged until we have a more complete understanding of all the changes likely to impact capital over the next few years.

(6)                               Capital relating to non-banking subsidiaries.

Note 24.         Derivative Financial Instruments

			Positive mark-
		Regulatory	to-market	Negative
As at 31 March 2005	Notional	credit	(replacement	mark-to-
A$bn	amount(1)	equivalent(2)	cost)(3)	market(4)
Derivatives outstanding
Interest rate
Futures	135.3	—	—	—
Forwards	71.6	—	—	—
Swaps	428.9	4.6	2.6	2.5
Purchased options	12.2	0.1	—	—
Sold options	8.5	—	—	—
Foreign exchange
Forwards	328.2	7.6	4.0	4.5
Swaps	115.1	7.6	3.4	3.6
Purchased options	26.2	0.9	0.5	—
Sold options	25.1	—	—	0.5
Commodities	2.5	0.3	0.1	0.1
Equities and credit	11.9	0.7	0.1	0.1
Total derivatives	1,165.5	21.8	10.7	11.3
Total derivatives include the following derivatives used for hedging
Interest Rate
Futures	94.6
Swaps	54.4
Purchased options	2.3
Sold options	2.3
Foreign exchange
Forwards	0.1
Swaps	36.9
Total hedging derivatives outstanding	190.6
Total gross derivatives	1,165.5	21.8	10.7	11.3
Less: netting benefit	—	(7.6)	(6.6)	(6.8)
Net derivatives	1,165.5	14.2	4.1	4.5
As at 30 September 2004	949.1	11.8	3.3	4.2
As at 31 March 2004	973.6	17.3	7.5	8.7

Maturity profile of foreign exchange and derivatives credit risk exposure in gross replacement cost terms

		Over	Over	Over	Over
As at 31 March 2005	Less than	3 months	6 months	1 year	2 years	Over
A$bn	3 months	to 6 months	to 1 year	to 2 years	to 5 years	5 years	Total
Interest rate
Swaps	0.1	0.1	0.1	0.3	0.9	1.1	2.6

Foreign exchange
Forwards	2.6	0.7	0.4	0.2	—	0.1	4.0
Swaps	0.1	0.1	0.3	0.4	1.7	0.8	3.4
Purchased options	0.1	0.1	0.2	0.1	—	—	0.5
Commodities	—	—	—	—	0.1	—	0.1
Equities and credit	—	—	—	—	0.1	—	0.1
Total derivatives	2.9	1.0	1.0	1.0	2.8	2.0	10.7

(1)                               Notional amount refers to the face value or the amount upon which cash flows are calculated.

(2)                               Regulatory credit equivalent using Australian Prudential Regulation Authority guidelines for capital adequacy requirements.

(3)                               Positive mark-to-market or replacement cost is the cost of replacing all transactions in a gain position. This measure is the industry standard for the calculation of current credit risk.

(4)                               Negative mark-to-market represents the cost to our counterparties of replacing all transactions in a loss position.

Daily Value at Risk

We use value at risk as the primary method for measuring and monitoring market risk exposure against Board approved limits.  Value at risk is an estimate of the worst case loss in value of trading positions, to a 99% confidence level, assuming positions were held unchanged for one day.  The main types of market risk arising from our trading activities are interest rate and foreign exchange risks. Other market risks include liquidity, commodity, equity, prepayment, specific issuer and capital markets underwriting risks. The table below depicts the aggregate financial markets (including capital markets underwriting) value at risk for the last three half years.

$m	High	Low	Average
Half year ended 31 March 2005	13.2	3.8	7.0
Half year ended 30 September 2004	9.1	2.8	5.5
Half year ended 31 March 2004	12.5	3.7	7.6

	Average for the	Average for the	Average for the
	Half year ended	Half year ended	Half year ended
$m	31 March 2005	30 Sept 04	31 March 2004
Interest rate risk	3.5	3.2	6.0
Foreign exchange risk	1.1	1.1	2.7
Volatility risk	0.5	0.6	1.2
Other market risks(1)	4.1	2.4	1.8
Diversification benefit	(2.2)	(1.8)	(4.1)
Net market risk	7.0	5.5	7.6

(1)                               Commodity, equity, prepayment, specific issuer, and capital markets underwriting.

Note 25.         Statement of Cash Flows

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
$m	March 05	Sept 04	March 04	Mar 05	Mar 05
Reconciliation of net cash provided by operating activities to net profit attributable to equity holders of Westpac Banking Corporation
Net profit attributable to equity holders of Westpac Banking Corporation	1,325	1,314	1,225	1	8
Adjustments:
Outside equity interests	18	34	6	(47)	200
Depreciation and goodwill amortisation	226	209	218	8	4
Increase in sundry provisions and other non-cash items	2,974	2,424	729	23	large
Bad and doubtful debts	165	169	172	(2)	(4)
Increase in other financial market assets and liabilities	(1,110)	(690)	(77)	(61)	(large )
(Increase)/decrease in trading securities	(695)	(780)	645	11	(large )
(Increase)/decrease in accrued interest receivable	(138)	18	(113)	(large )	(22)
Increase in accrued interest payable	120	86	169	40	(29)
Increase/(decrease) in provision for income tax	78	(103)	(206)	176	138
Increase/(decrease) in deferred tax liabilities	181	25	(161)	large	large
(Increase)/decrease in deferred tax assets	(189)	35	146	(large )	(large )
Net cash provided by operating activities	2,955	2,741	2,753	8	7
Details of assets and liabilities of controlled entities and businesses acquired follow:
Fixed assets	—	645	—	(100)	—
Other assets	—	15	—	(100)	—
Other liabilities	—	(108)	—	100	—
Provisions	—	(5)	—	100	—
Fair value of entities and businesses acquired	—	547	—	(100)	—
Cash paid and acquisition costs	—	(576)	—	100	—
Cash acquired	—	29	—	(100)	—
Cash consideration (net of cash acquired)	—	(547)	—	100	—
Details of assets and liabilities of controlled entities and businesses deconsolidated follow:
Cash at bank	54	—	—	—	—
Other investments	—	158	—	(100)	—
Fixed assets	641	—	—	—	—
Other assets	19	(31)	78	161	(76)
Provisions and other liabilities	(129)	—	—	—	—
Borrowings	(21)	—	—	—	—
Outside equity interests	—	(33)	(13)	100	—
Net assets of entities and businesses disposed	564	94	65	large	large
Gain on disposal	10	4	2	150	large
Cash consideration (net of sale costs)	574	98	67	large	large
Less: Cash deconsolidated	(54)	—	—	—	—
Cash consideration (net of sale costs and cash held)	520	98	67	large	large

Note 26.         Group Investments and Changes in Controlled Entities

	Country where Business is Carried on	Beneficial Interest %	Carrying Amount A$m	Nature of Business
Australian Petroleum Investments Pty Limited	Australia	45.0%	—	Energy
Bronte Finance Pty Limited	Australia	20.0%	—	Investment company
Cardlink Services Limited	Australia	16.7%	1	Card clearing system
Cash Services Australia Pty Limited	Australia	33.3%	—	Cash logistics
Electronic Transaction Services Limited	New Zealand	25.0%	—	Credit card processing
JDV Limited	Australia	28.7%	7	Stockbroking
McGrath Limited	Australia	20.0%	4	Property
Mondex Australia Pty Limited	Australia	25.0%	—	Smart card operations
Mondex New Zealand Limited	New Zealand	20.0%	—	Smart card operations
Ronin Consolidated Holdings Pty Limited	Australia	25.0%	1	Property funds management
Sydney Harbour Bridge Holdings Pty Limited	Australia	49.0%	—	Intellectual property
Utilities of Australia Pty Limited	Australia	16.7%	—	Funds management
Vipro Pty Limited	Australia	33.3%	—	Voucher processing
Visa New Zealand Limited	New Zealand	15.4%	—	Credit card provider
Westpac Staff Superannuation Plan Pty Limited	Australia	50.0%	—	Corporate trustee
Westpac Employee Assistance Foundation Pty Limited	Australia	50.0%	—	Employee assistance foundation

In terms of the contribution to the results of the Group, the above investments were not material either individually or in aggregate.

During the first half of the 2005 financial year the Group disposed of its interest in the following entities:

•                                          50% interest in Stockland Direct Office Trust No.1 Sub Trust ceased to be held as a result of selling a controlled entity on 19 November 2004.

The following controlled entities were formed during the six months ended 31 March 2005:

•                                          Auscap Holdings Pty Limited on 21 March 2005;

•                                          Australian Infrastructure Fund International Pty Limited on 15 February 2005;

•                                          Australian Infrastructure Fund International 1 Pty Limited on 15 February 2005;

•                                          HDF International Holdings 1 Pty Limited on 8 February 2005;

•                                          Hume Finance Limited Partnership on 16 December 2004;

•                                          Hume Funding Pty Limited on 13 December 2004;

•                                          Hume Investment Limited Partnership on 16 December 2004; and

•                                          Westpac Securitisation Holdings Pty Limited on 25 January 2005.

The following controlled entities were disposed of during the six months ended 31 March 2005:

•                                          HDUF Finance Trust and its controlled entities (Epic group) were sold on 14 December 2004 for consideration of $574 million. The profit on sale was $10 million;

•                                          The controlled entities comprise:

•                  Australian Infrastructure Securities Pty Limited

•                  Biobond Pty Limited

•                  CNG Cayman One Pty Limited

•                  CNGI Australia Pty Limited

•                  Epic Energy (East) One Pty Limited

•                  Epic Energy (Pilbara Pipeline) Pty Limited

•                  Epic Energy (WA) One Pty Limited

•                  Epic Energy Australia Pty Limited

•                  Epic Energy Corporate Shared Services Pty Limited

•                  Epic Energy East Pipelines Pty Limited

•                  Epic Energy East Pipelines Trust

•                  Epic Energy Holdings Pty Limited (Formerly HUT 3 Pty Limited)

•                  Epic Energy Northern Territory Pty Limited;

•                  Epic Energy Pty Limited

•                  Epic Energy Queensland Pty Limited

•                  Epic Energy South Australia Pty Limited

•                  HDUF Epic Trust (Formerly Hastings Utilities Trust No. 2)

•                                          Stockland Direct Office Trust No. 1 – (Controlling interest of 99.9% sold on 19 November 2004, for consideration of nil. The profit on sale was nil);

•                                          Sydney Harbour Bridge Holdings Pty Limited – (Controlling interest of 51% sold on 1 October 2004, for consideration of $1 million. The profit on sale was nil);

•                                          Tavarua Funding Trust I – Dissolved 28 December 2004;

•                                          Westpac Capital Trust I – Dissolved 28 December 2004;

•                                          Westpac Infrastructure Management Limited – Liquidated 10 December 2004; and

•                                          WIML Services Pty Limited – Liquidated 10 December 2004.

Note 27.         Reconciliation to US GAAP

$m	Half Year March 05 US$(1)	Half Year March 05 A$(2)	Half Year Sept 04 A$	Half Year March 04 A$
Statement of income
Net profit as reported under Australian GAAP	1,024	1,325	1,314	1,225
Items having an effect of increasing (decreasing) reported income (related tax impact of item shown separately)
Premises and sites	19	24	22	42
Amortisation of goodwill	64	83	80	84
Goodwill fair value adjustments	(12)	(16)	56	(9)
Related income tax credit	4	5	(17)	3
Superannuation (pension) expense	23	30	12	17
Related income tax expense	(7)	(9)	(4)	(5)
Wealth management	(10)	(13)	(14)	(10)
Related income tax credit	3	4	4	3
Write-down of available-for-sale securities	—	—	(16)	—
Employee share option compensation (under APB 25)	—	—	—	(4)
Employee share option compensation (under SFAS 123)	(16)	(21)	(18)	(16)
Employee share plan compensation (under SOP 93-6)(2)	(21)	(27)	(18)	—
Other debt instruments - interest	(54)	(70)	(81)	(80)
Other debt instruments - foreign exchange gain	31	40	14	—
Deconsolidation of trust preferred structures (under FIN 46R)	48	62	(41)	188
Initial adoption of FIN 46R	—	—	(1)	6
Other non-financial assets	(1)	(1)	14	20
Related income tax credit	1	1	4	2
Software capitalisation	(3)	(4)	(3)	3
Related income tax expense	1	1	1	(1)
Derivative instruments (under SFAS 133)	13	17	101	(106)
Related income tax credit	(4)	(5)	(24)	26
Restructuring costs	12	15	(1)	(1)
Related income tax credit	(4)	(5)	1	—
Net income according to US GAAP	1,111	1,436	1,385	1,387
Adjustments to determine other comprehensive income under US GAAP
Foreign currency translation	(74)	(96)	142	(153)
Other debt instruments - FCTR adjustment	35	45	(55)	—
Unrealised net gain on available-for-sale securities	29	38	12	58
Total comprehensive income according to US GAAP	1,101	1,423	1,484	1,292
Equity attributed to equity holders of WBC as reported under Australian GAAP	12,002	15,529	14,888	14,420
Adjustments:
Premises and sites	(70)	(90)	(114)	(136)
Goodwill	325	420	348	229
Superannuation (pension) asset	175	227	206	198
Wealth management assets (net of tax)	(60)	(78)	(69)	(59)
Available-for-sale securities	108	140	102	106
Other debt instruments	(1,946)	(2,518)	(2,519)	(2,274)
Deconsolidation of trust preferred structures (under FIN 46R)	158	204	142	210
Other non-financial assets	(6)	(8)	(8)	(26)
Capitalised software	(16)	(21)	(18)	(16)
Derivative instruments (under SFAS 133)	(6)	(8)	(20)	(97)
Restructuring provisions	—	—	(10)	(10)
Equity attributable to equity holders according to US GAAP	10,664	13,797	12,928	12,545

(1)                               Australian dollar amounts have been translated into United States dollars solely for the convenience of the reader at the rate of A$1.00 = US$0.7729, the noon buying rate for cable transfers on 31 March 2005, as published by the Federal Reserve Bank of New York

(2)                               Under Australian GAAP, the Group has not recognised an expense for new share issues granted to employees under the Employee Share Plan (ESP) in the statement of financial performance.  Under US GAAP, a compensation expense has been recognised for new shares issued under the ESP in accordance with Statement of Position 93-6 Employer’s Accounting for Employee Stock Ownership Plans (SOP 93-6).  From 1 October 2004, compensation expense for the ESP has been recognised over the period of service to which the ESP relates.  In previous years, compensation expense was recognised in the year the shares were issued under the ESP.  This change in accounting principle was adopted to recognise the compensation expense of the ESP in the period the service is provided.  The expense of $27 million for the half year ended 31 March 2005 represents $9 million accrual for the current year and $18 million for shares issued in respect of the previous financial year.

	Half Year March 05		Half Year Sept 04		Half Year March 04
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Reconciliation of earnings used in the calculation of earnings per ordinary share (A$million)
Net profit	1,436	1,436	1,385	1,385	1,387	1,387
TOPrS distribution	—	—	—	—	—	—
FIRsTS distribution	—	22	—	22	—	22
TPS 2003 distribution	—	—	—	—	—	—
TPS 2004 distribution	—	18	—	19	—	—
Earnings	1,436	1,476	1,385	1,426	1,387	1,409
Weighted average number of ordinary shares (millions)
Weighted average number of ordinary shares	1,842	1,842	1,842	1,842	1,849	1,849
Potential dilutive adjustment:
Excersise of options	—	5	—	8	—	8
Conversion of FIRsTS	—	35	—	39	—	41
Conversion of TPS 2004	—	36	—	44	—	—
Total weighted average number of ordinary shares	1,842	1,918	1,842	1,933	1,849	1,898
Earnings per ordinary share (cents)	78.0	76.9	75.2	73.8	75.0	74.2

Note 28.         Contingent Liabilities

Litigation

Contingent liabilities exist in respect of actual and potential claims and proceedings. An assessment of the Group’s likely loss has been made on a case-by-case basis and a provision has been made where appropriate within the provisions for bad and doubtful debts or the provision for non-lending losses.

Westpac is one of 20 defendants named in proceedings concerning the Bell Group of Companies. The proceedings are complex and are anticipated to continue for a further 12 months. It is not possible to estimate the potential impact however, Westpac believes that it has good prospects of success.

The New Zealand Commerce Commission has laid 105 charges against Westpac, along with several other New Zealand credit card providers, under the Fair Trading Act in relation to disclosure of international currency conversion fees charged on credit and debit card transactions.  Penalties under the Fair Trading Act could include a fine of up to NZ$200,000 per charge and refunds to customers of fees collected.  Westpac is considering its position in relation to the charges and at this stage does not consider it necessary to raise a provision in relation to this matter.

New Zealand Inland Revenue Department review

Please refer to section 3.2 for further details regarding New Zealand Inland Revenue Department review.

Hastings Funds Management acquisition

On 16 October 2002, Westpac acquired a 51% shareholding in Hastings Funds Management Limited (Hastings) for $36 million. Further payments to acquire the remaining 49% will be made during 2005, the amount of which is contingent on the financial and operating performance of Hastings for the three years ending 30 June 2005.

Other matters

In 2002 Westpac identified late filing by BT Funds Management (NZ) Ltd (BTFM) and BT Funds Management (No 2) Limited (BTFM (No 2)) of documents required to be lodged with the New Zealand Registrar of Companies. These technical non-compliances commenced prior to Westpac’s acquisition of BTFM in October 2002 and resulted in affected allotments being deemed void. In December 2004 the High Court of New Zealand made orders effectively validating almost all affected allotments. BTFM and BTFM (No 2) have filed proceedings for relief from the consequences of the remaining technical non-compliances. Westpac does not expect that there will be any material financial cost to it arising from this matters.

Note 29.         Events Subsequent to Balance Date

Please refer to section 3.2 for details regarding NZ Class shares.

5.6                               STATEMENT IN RELATION TO THE FINANCIAL STATEMENTS

The preceding financial information contained in section 5 “2005 Interim Financial Information” is based on our 2005 Interim Financial Report:

•             Section 5.1 Consolidated Statement of Financial Performance;

•             Section 5.2 Consolidated Statement of Financial Position;

•             Section 5.3 Consolidated Statement of Cash Flows; and

•             The following notes are included in section 5.5 “Notes to 2005 Interim Financial Information”:

•             Note 1.                    Basis of Preparation of Interim Financial Information;

•             Note 4.                    Revenue;

•             Note 25.              Statement of Cash Flows; and

•             Note 27.              Reconciliation to US GAAP.

Dated at Sydney this 5 day of May 2005 for and on behalf of the Board.

Richard Willcock

Group Secretary and General Counsel

6. OTHER INFORMATION	Interim Profit Announcement 2005

6.1          CREDIT RATINGS(1) AND EXCHANGE RATES

Rating agency	Long term	Short term
Fitch Ratings	AA-	F1+
Moody’s Investor Services	Aa3	P-1
Standard & Poor’s	AA-	A-1+

Ratings are not a recommendation to purchase, hold or sell securities, and may be changed, superseded or withdrawn at any time.

Six months to/as at Currency	31 March 2005		30 Sept 2004		31 March 2004
	Average	Spot	Average	Spot	Average	Spot
USD	0.7670	0.7726	0.7123	0.7147	0.7399	0.7590
GBP	0.4084	0.4115	0.3926	0.3971	0.4180	0.4138
NZD	1.0831	1.0873	1.1111	1.0685	1.1403	1.1450

(1)                               As at March 2005. Unchanged during the reporting period. A security rating is not a recommendation to buy, sell or hold securities. Such ratings are subject to revision or withdrawal at any time by the assigning rating agency. Investors are cautioned to evaluate each rating independently of any other rating.

6.2          DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Profit Announcement contains statements that constitute ‘forward-looking statements’ within the meaning of section 21E of the US Securities Exchange Act of 1934. The US Private Securities Litigation Reform Act of 1995 provides a ‘safe harbor’ for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as the information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information.

Forward-looking statements appear in a number of places in this Profit Announcement and include statements regarding our intent, belief or current expectations with respect to our results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. We use words such as ‘may’, ‘expect’, ‘intend’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’, or other similar words to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of the risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this Profit Announcement as anticipated, believed, estimated, expected or intended.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that the predictions, forecasts, projections and other forward-looking statements will not be achieved. We caution readers that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements made by us or on our behalf. These factors include:

•             Inflation, interest rate, exchange rate, market and monetary fluctuations;

•             The effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy;

•             Changes in consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which we conduct our operations;

•             The effects of competition in the geographic and business areas in which we conduct operations;

•             The ability to increase market share and control expenses;

•             The timely development of and acceptance of new products and services and the perceived overall value of these products and services by users;

•             Technological changes;

•             Demographic changes and changes in political, social and economic conditions in any of the major markets in which we operate; and

•             Various other factors beyond our control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by us in this report refer to the section on ‘Risk factors’ in our 2004 Annual Financial Report. Our forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ from those in the forward-looking statements as a result of various factors. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider the foregoing factors and other uncertainties and events.

We are under no obligation, and do not intend, to update any forward-looking statements contained in this Profit Announcement, whether as a result of new information, future events or otherwise after the date of this Profit Announcement.

6.3          SHAREHOLDER CALENDAR

Westpac shares are listed on the Stock Exchanges in Australia, New Zealand, New York (ADRs) and Tokyo.

Important dates for shareholders to note over the following months are:

Ex-dividend date	1 June 2005
Record date for final dividend (Sydney)	7 June 2005	5.00pm (Sydney time)
Record date for final dividend (New York)(1)	6 June 2005	5.00pm (New York time)
Record date for final dividend (New Zealand)(2),(3)	10 June 2005	5.00pm (New Zealand time)
Dividend payment date	1 July 2005

Share Registries

Australia and New Zealand - Westpac Ordinary Shares

ASX Perpetual Registrars Limited

Level 8, 580 George Street

Sydney NSW 2000

New York - American Depositary Receipts

JPMorgan Chase Bank, NA

4 New York Plaza

13th Floor

New York NY 10004 USA

New Zealand - NZ Class shares

Computershare Investor Services Ltd

Level 2, 159 Hurstmere Road

Takapuna North Shore City Auckland

Tokyo

The Mitsubishi Trust & Banking Corporation

1-7-7, Nishi-Ikebukuro

Toshima-ku

Tokyo 171-8508 Japan

For further information contact:

Media:

David Lording, Head of Media Relations, +61 (0)2 9226 3510

Analysts and Investors:

Andrew Bowden, Head of Investor Relations, +61 (0)2 9226 4008

Richard Willcock

Group Secretary and General Counsel

5 May 2005

(1)                               Dividends will be converted to local currency at the rate ruling on the date of payment of dividend.

(2)                               Dividends that are paid to New Zealand resident holders of ordinary shares in New Zealand dollars will be converted to New Zealand dollars at the ruling buying rate for telegraphic transfers at 11:00am on 7 June 2005.

(3)                               New Zealand date applies to holders of NZ Class shares only. New Zealand residents holding Westpac ordinary shares should note Australian dates.

7. SEGMENT RESULT

7.1          HALF YEAR SEGMENT RESULT

6 months to 31 March 2005

$m	Business and Consumer Banking	New Zealand(1)	BT Financial Group (Australia)	Westpac Institutional Bank	Pacific Banking	Group Business Unit(2)	Group
Net interest income	1,831	405	35	264	33	(23)	2,545
Non-interest income	661	205	319	433	36	5	1,659
Net operating income	2,492	610	354	697	69	(18)	4,204
Operating expenses	(1,260)	(291)	(192)	(293)	(27)	29	(2,034)
Goodwill amortisation	(29)	(21)	(31)	(1)	—	(1)	(83)
Bad and doubtful debts	(150)	(17)	—	(31)	(1)	(4)	(203)
Profit from ordinary activities before income tax expense	1,053	281	131	372	41	6	1,884
Income tax expense	(325)	(97)	(38)	(88)	(11)	18	(541)
Net profit	728	184	93	284	30	24	1,343
Net profit attributable to outside equity interests	—	(2)	—	(1)	(2)	(13)	(18)
Net profit attributable to equity holders of Westpac Banking Corporation	728	182	93	283	28	11	1,325
Goodwill amortisation	29	21	31	1	—	1	83
Distributions on other equity instruments	—	—	—	—	—	(68)	(68)
TPS 2004 revaluation	—	—	—	—	—	40	40
Cash earnings	757	203	124	284	28	(16)	1,380
Basic earnings (cents) per ordinary share							68.2
Cash earnings (cents) per ordinary share							74.9

(1)                               New Zealand earnings are presented in Australian dollars (A$), converted at the average A$/NZ$ hedge exchange rate for the year (1.1424). This rate is not the same as the average rate which prevailed for the period (1.0831 for the six months to 31 March 2005).

(2)                               “Group Business Unit” includes the following amounts associated with the requirements of AASB 1038 Life Insurance business (AASB 1038) and the consolidation of certain Managed Investment Schemes (MIS) by Westpac Life Insurance Services Limited and BT Life Limited:

i)                                       Non-interest income $45 million credit ($16 million MIS and $29 million AASB 1038)

ii)                                   Operating expenses $2 million (MIS)

iii)                               Tax expense $29 million debit (AASB 1038)

iv)                                 Net profit attributable to outside equity interests $14 million debit (MIS)

6 months to 30 September 2004

$m	Business and Consumer Banking	New Zealand(1)	BT Financial Group (Australia)	Westpac Institutional Bank	Pacific Banking	Group Business Unit(2)	Group
Net interest income	1,749	413	29	230	36	(41)	2,416
Non-interest income	660	215	282	460	34	65	1,716
Net operating income	2,409	628	311	690	70	24	4,132
Operating expenses	(1,264)	(299)	(192)	(320)	(27)	87	(2,015)
Goodwill amortisation	(29)	(22)	(28)	(1)	—	—	(80)
Bad and doubtful debts	(169)	(17)	—	3	1	(25)	(207)
Profit from ordinary activities before income tax expense	947	290	91	372	44	86	1,830
Income tax expense	(286)	(97)	(25)	(109)	(13)	48	(482)
Net profit	661	193	66	263	31	134	1,348
Net profit attributable to outside equity interests	—	(1)	—	(2)	(2)	(29)	(34)
Net profit attributable to equity holders of Westpac Banking Corporation	661	192	66	261	29	105	1,314
Goodwill amortisation	29	22	28	1	—	—	80
Distributions on other equity instruments	—	—	—	—	—	(78)	(78)
TPS 2004 revaluation	—	—	—	—	—	10	10
Cash earnings	690	214	94	262	29	37	1,326
Basic earnings (cents) per ordinary share							67.1
Cash earnings (cents) per ordinary share							71.9

(1)                               New Zealand earnings are presented in Australian dollars (A$), converted at the average A$/NZ$ hedge exchange rate for the year (1.1115). This rate is not the same as the average rate which prevailed for the period (1.1111 for the six months to 30 September 2004).

(2)                               “Group Business Unit” includes the following amounts associated with the requirements of AASB 1038 Life Insurance business (AASB 1038) and the consolidation of certain Managed Investment Schemes (MIS) by Westpac Life Insurance Services Limited and BT Life Limited:

i)                                       Non-interest income $49 million credit ($31 million MIS and $18 million AASB 1038)

ii)                                   Operating expenses $2 million debit (MIS)

iii)                               Tax expense $18 million debit (AASB 1038)

iv)                                 Net profit attributable to outside equity interests $29 million debit (MIS)

6 months to 31 March 2004

$m	Business and Consumer Banking	New Zealand(1)	BT Financial Group (Australia)	Westpac Institutional Bank	Pacific Banking	Group Business Unit(2)	Group
Net interest income	1,666	391	29	231	36	(14)	2,339
Non-interest income	630	200	274	343	33	59	1,539
Net operating income	2,296	591	303	574	69	45	3,878
Operating expenses	(1,201)	(289)	(185)	(242)	(24)	16	(1,925)
Goodwill amortisation	(29)	(21)	(33)	(1)	—	—	(84)
Bad and doubtful debts	(171)	(20)	—	2	(3)	(15)	(207)
Profit from ordinary activities before income tax expense	895	261	85	333	42	46	1,662
Tax expense	(277)	(88)	(25)	(102)	(13)	74	(431)
Net profit	618	173	60	231	29	120	1,231
Net profit attributable to outside equity interests	—	(2)	—	(1)	(2)	(1)	(6)
Net profit attributable to equity holders of Westpac Banking Corporation	618	171	60	230	27	119	1,225
Goodwill amortisation	29	21	33	1	—	—	84
Distributions on other equity instruments	—	—	—	—	—	(76)	(76)
TPS 2004 revaluation	—	—	—	—	—	—	—
Cash earnings	647	192	93	231	27	43	1,233
Basic earnings (cents) per ordinary share							62.1
Cash earnings (cents) per ordinary share							66.7

(1)                               New Zealand earnings are presented in Australian dollars (A$), converted at the average A$/NZ$ hedge exchange rate for the year (1.1115). This rate is not the same as the average rate which prevailed for the period (1.1403 for the six months to 31 March 2004).

(2)                               “Group Business Unit” includes the following amounts associated with the requirements of AASB 1038 Life Insurance business (AASB 1038) and the consolidation of certain Managed Investment Schemes (MIS) by Westpac Life Insurance Services Limited and BT Life Limited:

i)             Non-interest income $17 million credit ($2 million MIS and $15 million AASB 1038)

ii)            Operating expenses $1 million debit (MIS)

iii)          Tax expense $15 million debit (AASB 1038)

iv)           Net profit attributable to outside equity interests $1 million debit (MIS)

7.2                               NEW ZEALAND BUSINESS UNIT PERFORMANCE (A$ EQUIVALENTS TO 4.3)

New Zealand operations provide banking and wealth management products and services to New Zealand consumer and business customers. The New Zealand wealth business includes: New Zealand Life Company and BTFG New Zealand. The results do not include the earnings of our New Zealand Institutional Bank. All figures are in Australian dollars (A$), converted at the average A$/NZ$ hedge exchange rate for the year (1.1424 for 2005 and 1.1115 for 2004).  This rate is not the same as the average rate which is provided for the period (1.0831 for the six months to March 2005, 1.1111 for the six months to September 2004, 1.1403 for the six months to March 2004).

A$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04-Mar 05	% Mov’t Mar 04-Mar 05
Net interest income	405	413	391	(2)	4
Non-interest income	205	215	200	(5)	3
Operating income	610	628	591	(3)	3
Operating expenses	(291)	(299)	(289)	3	(1)
Core earnings	319	329	302	(3)	6
Bad and doubtful debts	(17)	(17)	(20)	—	15
Operating profit before tax	302	312	282	(3)	7
Tax and outside equity interests	(99)	(98)	(90)	(1)	(10)
Cash earnings	203	214	192	(5)	6
Goodwill amortisation	(21)	(22)	(21)	5	—
Profit on operations	182	192	171	(5)	6
Economic profit(1)	97	115	95	(16)	2
Operating expense to net operating income ratio(2)	47.6%	47.6%	48.9%	—	130bps

	$bn	$bn	$bn
Deposits	17.7	17.4	15.8	2	12
Net loans	27.7	26.4	23.4	5	18
Total assets	28.8	27.9	24.4	3	18
Funds under management	2.1	2.3	3.0	(9)	(30)

(1)                               Business Unit economic profit is defined as cash earnings less a capital charge calculated at 12% of allocated capital plus 70% of the value of Australian tax paid.

(2)                               Operating expenses excluding goodwill amortisation and bad and doubtful debts divided by net operating income.

Reconciliation of Cash Earnings and Economic Profit A$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04-Mar 05	% Mov’t Mar 04-Mar 05
Net profit after tax	182	192	171	(5)	6
Goodwill amortisation	21	22	21	(5)	—
Cash earnings	203	214	192	(5)	6
Franking benefit	9	8	8	13	13
Adjusted cash earnings	212	222	200	(5)	6
Allocated capital	1,925	1,772	1,750	9	10
Allocated capital charge (12%)	(115)	(107)	(105)	(7)	(10)
Economic profit(1)	97	115	95	(16)	2

(1)                               Business Unit economic profit is defined as cash earnings less a capital charge calculated at 12% of allocated capital plus 70% of the value of Australian tax paid.

8. GLOSSARY

EARNINGS

Cash earnings

Net profit attributable to equity holders plus amortisation of goodwill minus distributions paid on hybrid capital instruments. In addition, the after tax impact of the hedge related to 2004 TPS is added back in the calculation of cash earnings. For further details, refer to the Introduction commencing on page 1.

SHAREHOLDER VALUE

Earnings per ordinary share	Net profit attributable to equity holders less distributions paid on hybrid capital instruments divided by the weighted average number of fully paid ordinary shares.

Cash earnings per ordinary share	Cash earnings divided by the weighted average ordinary shares. For further details, refer to the Introduction commencing on page 1.

Weighted average ordinary shares	Weighted average number of fully paid ordinary shares listed on the ASX as at 31 March 2005 plus weighted average number of New Zealand Class shares on issue.

Fully franked dividends per ordinary share (cents)	Dividend paid out of income which carries a credit for Australian company income tax paid by Westpac.

Dividend payout ratio - net profit	Total fully franked ordinary dividend plus the equivalent dividend paid on the New Zealand Class shares divided by net profit attributable to the equity holders of WBC.

Dividend payout ratio - cash earnings	Total fully franked ordinary dividend plus the equivalent dividend paid on the New Zealand Class shares divided by cash earnings.

Return on equity (ROE)	Net profit attributable to equity holders less distributions paid on hybrids divided by the average adjusted ordinary equity.

Cash ROE	Cash earnings divided by the average adjusted ordinary equity. For further details, refer to the Introduction commencing on page 1.

Group economic profit

Cash earning less a capital charge calculated at 11.6% of average adjusted ordinary equity plus the estimated value of franking credits paid to shareholders. For further details, refer to the Introduction commencing on page 1.

Business Unit economic profit

Business Unit economic profit is defined as cash earnings less a capital charge calculated at 12% of allocated capital plus 70% of the value of Australian tax paid. For further details, refer to the Introduction commencing on page 1.

Average ordinary shareholders’ equity	Monthly average of total equity less outside equity interests and less other equity instruments.

Average adjusted ordinary equity

Monthly average of ordinary shareholders equity, plus accumulated goodwill amortisation, less the estimated interim dividend net of the estimated dividend reinvestment. For further details, refer to the Introduction commencing on page 1.

PRODUCTIVITY AND EFFICIENCY

Operating expenses	Operating expenses do not include goodwill amortisation and bad and doubtful debt charges.

Expense to income ratio	Operating expenses divided by net operating income.

Total banking group expense to income ratio

Total banking operating expenses divided by total banking operating revenue. Total banking business includes Business and Consumer Banking, Institutional Bank, New Zealand banking operations and Other.

Full-time equivalent staff (FTE)	A calculation based on the number of hours worked by full and part-time employees as part of their normal duties. For example, the full-time equivalent of one FTE is 76 hours paid work per fortnight.

BUSINESS PERFORMANCE

Net interest spread	The difference between the average yield on all interest bearing assets and the average rate paid on interest bearing liabilities net of impaired loans.

Net interest margin	The net interest spread plus the benefit of net non-interest bearing liabilities & equity.

Average interest earning assets	The average balance of assets held by the Group that generate interest income. Where possible, daily balances are used to calculate the average balance for the period.

Average interest bearing liabilities	The average balance of liabilities owed by the Group that incur an interest expense. Where possible, daily balances are used to calculate the average balance for the period.

CAPITAL ADEQUACY

Net capital ratio	Tier 1 capital ratio plus Tier 2 capital ratio less deductions.

Tier 1 capital ratio	Total Tier 1 capital as defined by APRA divided by Risk Weighted Assets (RWA).

Adjusted Common Equity (ACE) ratio

ACE is equal to shareholders funds less hybrid capital instruments, intangible assets, investments in insurance, funds management and securitisation entities and any other Tier 1 deductions. This is divided by RWA. For further details, refer to the Introduction commencing on page 1.

ASSET QUALITY

Impaired Assets	Impaired assets, as defined by APRA can be classified into the following two categories:

Non-accrual assets: assets where income may no longer be accrued because reasonable doubt exists as to the collectability of principal and interest.

Restructured asset: assets where the original contractual terms have been formally modified to provide concessions of interest or principal for reasons related to the financial difficulties of the customer.

90 days past due well secured

A loan facility where payments of interest or principal are 90 or more days past due and the value of the security is sufficient to cover the repayment of all principal, interest amounts due and an additional six months interest.

Watchlist

A loan facility where the borrower’s financial difficulties are expected to be temporary. In addition, the facility does not warrant the “impaired” or “substandard” classification, and no loss in envisaged.

Substandard

A loan facility which is fully performing as to interest and principal obligations, but the customer demonstrates significant weakness in debt service or security coverage, such as to jeopardise repayment of the debt within its current contractual terms.

OTHER

Customer satisfaction	Refers to the proportion of people for whom Westpac is the main financial institution and who rate their overall relationship with Westpac as Very or Fairly Satisfied.

Employee morale	Refers to an index (between 0 and 10) relating to employee surveys. The closer the number is to ten, the greater the number of positive responses received.